Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162038

Prospectus

CHINANET ONLINE HOLDINGS, INC.

8,363,200 SHARES OF COMMON STOCK

This prospectus relates to the resale of 120,000 shares (the “Issued Shares”) of our common stock, par value $.001 per share (the “Common Stock”), 4,121,600 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of shares of our 10% Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and 4,121,600 shares of Common Stock (the “Warrant Shares”) issuable upon exercise warrants to purchase our Common Stock (the “Warrants”).  The Issued Shares, the Conversion Shares and the Warrant Shares (collectively, the “Shares”) are being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus. As of the date of this prospectus, the Shares being registered in the registration statement, of which this prospectus forms a part, represent approximately 52.8% of the shares of the Company’s currently issued and outstanding shares of Common Stock and represent approximately 117.6% of the issued and outstanding shares of Common Stock held by non-affiliates. We currently have 15,828,320 shares of Common Stock issued and outstanding, of which 7,113,200 shares are owned by non-affiliates.

We will not receive any of the proceeds from the sale of the Issued Shares or the Conversion Shares by the Selling Stockholders. However, we will receive the proceeds from any cash exercise of Warrants to purchase the Warrant Shares to be sold hereunder. See “Use of Proceeds.” The Selling Stockholders may sell their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “CHNT”. The closing price for our Common Stock on the OTCBB on December 18, 2009 was $5.50 per share. As of December 18, 2009, the total dollar value of the Conversion Shares was $22,668,800, and the total dollar value of the warrant shares was $22,668,800. You are urged to obtain current market quotations of our Common Stock before purchasing any of the Shares being offered for sale pursuant to this prospectus.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 31, 2009

i

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 7 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to ‘we,’’ ‘‘us,’’ ‘‘our’’ and “the Company” , “China Net Companies” or “China Net” refers collectively to ChinaNet Online Holdings, Inc. (the “Company”), China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“ChinaNet BVI”), CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People's Republic of China (“Rise King WFOE”), Business Opportunity Online (Beijing) Network Technology Co., Ltd. a PRC company (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd., a PRC company (“Beijing CNET Online”), and Shanghai Borongdingsi Computer Technology Co., Ltd. a PRC company (“Shanghai Borongdingsi”).

OUR COMPANY

The Company is a holding company that conducts its primary businesses through its subsidiaries and operating companies, Business Opportunity Online, Beijing CNET Online and Shanghai Borongdongsi.  We are one of China’s leading full-service media development and advertising platforms for the small and medium enterprise (the “SME”) market.  We are a service oriented business that leverages proprietary advertising technology to prepare and publish rich media enabled advertising campaigns for clients on the Internet and on television. Our goal is to strengthen our position as the leading diversified media advertising provider in China.  Our multi-platform advertising network consists of the website www.28.com (“28.com”), our Internet advertising portal, ChinaNet TV, our TV production and advertising unit, and our newly launched bank kiosk advertising unit, which is primarily used as an advertising platform for clients in the financial services industry.

Through the high traffic internet portal 28.com, operated through Beijing Opportunity Online, companies and entrepreneurs advertise their products, services and business opportunities.  Through our ChinaNet TV division, operated through Beijing CNET Online, we create and distribute television shows similar to infomercials.  Through our new bank kiosk division, operated through Shanghai Borongdongsi, we place kiosks in branches of banks in strategic cooperation with banking institutions, and sell advertising time on those kiosks to our clients.

We derive our revenue principally by:

•	charging our clients fixed monthly fees to advertise on 28.com;
•	charging production fees for television and web video spots;
•	selling advertising time slots on our television shows and bank kiosks;
•	reselling Internet space and television space at a discount to the direct cost of any individual space or time slot, but at a mark-up to our cost due to purchase of these items in bulk; and
•	collecting fees associated with lead generation.

The five largest industries in terms of revenue in which our advertising clients operate are (1) food and beverage, (2) women accessories, (3) footwear, apparel and garments, (4) home goods and construction materials, and (5) environmental protection equipment.  Advertisers from these industries together accounted for approximately 79% of our revenue in 2008.

ChinaNet Organizational Structure

Prior to July 14, 2009, our company name was Emazing Interactive, Inc.  On June 26, 2009, the Company, which formerly focused on web server access and company branding in hosting web-based e-games, entered into a share exchange agreement with the shareholders of ChinaNet BVI, which controlled Business Opportunity Online, Beijing CNET Online and Shanghai Borongdongsi.  Pursuant to that agreement, the ChinaNet BVI Shareholders transferred to the Company all of the ChinaNet BVI Shares in exchange for the issuance of shares of Common Stock (the “Share Exchange”).  As a result of the Share Exchange, ChinaNet BVI became a wholly owned subsidiary of the Company and the Company is now a holding company, which through certain contractual arrangements with operating companies in the PRC, is engaged in providing advertising, marketing and communication services to SMEs in China.

For the sole purpose of changing its name, on July 14, 2009, the Company merged into a newly-formed, wholly owned subsidiary incorporated under the laws of Nevada called ChinaNet Online Holdings, Inc.  As a result of the merger, our corporate name was changed to ChinaNet Online Holdings, Inc.

Executive Offices

Our principal executive offices are located at No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC, 100195.  Our telephone number at that address is 86-10-5160-0828.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

Common Stock being offered by Selling Stockholders	Up to 8,363,200 shares (1)

Common Stock outstanding	15,828,320 shares as of the date of this Prospectus

Common Stock outstanding after the Offering	24,071,520(2)

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders. We will receive proceeds from any cash exercise of warrants.

OTCBB Symbol	CHNT

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

(1)
This prospectus relates to the resale by the Selling Stockholders of up to 8,363,200 shares of our Common Stock, par value $.001 per share, including 120,000 shares of our Common Stock that are currently issued and outstanding, 4,121,600 shares of our Common Stock (the “Conversion Shares”) issuable upon the conversion of our Series A Preferred Stock, and 4,121,600 shares of our Common Stock (the “Warrant Shares”) issuable upon exercise of Warrants.  The Warrant Shares are comprised of 4,121,600 shares of Common Stock issuable upon exercise of Series A-1 Warrants and Series A-2 Warrants to purchase our Common Stock, in the aggregate.

(2)	Assumes issuance of all Conversion Shares and exercise of all Warrants.

RECENT DEVELOPMENT

On August 21, 2009 (the “Closing Date”), we entered into a securities purchase agreement with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which we sold 4,121,600 units, comprised of 10% Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and series A-1 and series A-2 of warrants, at any exercise price of $3.00 and $3.75, respectively, for a purchase price of $2.50 per unit and gross proceeds of approximately $10.3 million (the “Financing”).  The issuance of the units was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D or Regulation S promulgated thereunder.  Net proceeds from the Financing were approximately $9.5 million.

In connection with the Financing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors in which we agreed to (i) file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Common Stock underlying the Series A Preferred Stock, the Series A-1 Warrants and the Series A-2 Warrants, thirty (30) days after the closing of the Financing, (ii) use our best efforts to have the Registration Statement declared effective within a given time period, and (iii) keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule144.  Subject to certain exceptions, we are required pay liquidated damages if the Registration Statement is not filed or declared effective within given time periods, or ceases to be effective during the time period effectiveness is contractually required under the RRA.

In connection with the Financing, we  entered into a securities escrow agreement with the Investors (the “Escrow Agreement”), pursuant to which Rise King Investment Limited, a British Virgin Islands company (the “Principal Stockholder”), initially placed 2,558,160 shares of Common Stock (the “Escrow Shares”) into an escrow account.  The Escrow Shares are shares of Common Stock currently owned by the Principal Stockholder as a result of the Share Exchange.  Of the Escrow Shares, 1,279,080 shares (equivalent to 50% of the Escrow Shares) are being held as security for the achievement of audited net income equal to or greater than $7.7 million for the fiscal year 2009 (the “2009 Performance Threshold”) and the remaining 1,279,080 of the Esrow Shares are being held as security for the achievement of audited net income equal to or greater than $14 million for the fiscal year 2010 (the “2010 Performance Threshold”).

If we achieve at least 95% of the applicable Performance Threshold, all of the Escrow Shares for the corresponding fiscal year shall be returned to the Principal Stockholder. If we achieve less than 95% of the applicable Performance Threshold, the Investors shall receive in the aggregate, on a pro rata basis (based upon the number of shares of Series A Preferred Stock or Conversion Shares owned by each such Investor as of the date of distribution of the Escrow Shares), 63,954 shares of the Escrow Shares for each percentage by which the applicable Performance Threshold was not achieved up to the total number of Escrow Shares for the applicable fiscal year.  Any Escrow Shares not delivered to any Investor because such Investor no longer holds shares of Series A Preferred Stock or Conversion Shares shall be returned to the Principal Stockholder.

For the purposes of the Escrow Agreement, net income is defined in accordance with US GAAP and reported by us in our audited financial statements for each of the fiscal years ended 2009 and 2010; provided, however, that net income for each of fiscal years ended 2009 and 2010 shall be increased by any non-cash charges incurred (i) as a result of the Financing , including without limitation, as a result of the issuance and/or conversion of the Series A Preferred Stock, and the issuance and/or exercise of the Warrants, (ii) as a result of the release of the Escrow Shares to the Principal Stockholder and/or the Investors, as applicable, pursuant to the terms of the Escrow Agreement, (iii) as a result of the issuance of ordinary shares of the Principal Stockholder to Messrs. Handong Cheng and Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”), upon the exercise of options granted to the PRC Shareholders by the Principal Stockholder, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the Financing, (v) the exercise of any warrants to purchase Common Stock outstanding  and (vi) the issuance under any performance based equity incentive plan that we adopt.

In addition, we are a party to a Lock-Up Agreement with each of our executive officers and directors (the “Affiliates”), under which the Affiliates have agreed with not to offer, sell, contract to sell, assign, transfer, hypothecate gift, pledge or grant a securitiy interest in, or other wise dispose of  any shares of our common stock that such Affiliates presently own or may acquire after the Closing Date during the period commencing on the Closing Date and expiring on the date that is six months following the effective date of the Registration Statement  (the “Lock-up Period”).  Each Affiliate further agreed that during the 12-month period following the Lock-up Period, such Affiliate shall not transfer more than one-twelfth (1/12) of such Affiliate’s holding of Common Stock during any one calendar month.

CERTAIN DISCLOSURE REGARDING THE
CONVERSION PRICE OF THE PREFERRED STOCK AND THE EXERCISE PRICE OF THE WARRANTS

The following is a table disclosing the amount of possible profit as of August 21, 2009, the date of sale, which could be realized by the selling stockholders as a result of any conversion price or exercise price that represents a discount to the market price on the date of sale.

	Preferred Stock	Series A-1 Warrants	Series A-2 Warrants

Market Price Per Share of the Underlying Securities on Date of Sale	3.33	3.33	3.33
Conversion or Exercise Price per Share of Underlying Securities on Date of Sale	2.50	3.00	3.75
Combined Market Price of Underlying Securities on Date of Sale	13,724,928	6,862,464	6,862,464
Total Shares Selling Stockholders May Receive	4,121,600	2,060,800	2,060,800
Combined Conversion or Exercise Price of Underlying Stock	10,304,000	6,182,400	7,728,000
Possible Profit Due to Conversion or Exercise Discount	3,420,989	680,064	-0-

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Related to Our Business

The recent global economic and financial market crisis has had and may continue to have a negative effect on the market price of our business, and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The recent global economic and financial market crisis has caused, among other things, a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending, and lower consumer net worth, in the United States, China and other parts of the world. This global economic and financial market crisis has had, and may continue to have, a negative effect on the market price of our business, the volatility of which has increased as a result of the disruptions in the financial markets. It may also impair our ability to borrow funds or enter into other financial arrangements if and when additional founds become necessary for our operations. We believe many of our advertisers have also been affected by the current economic turmoil. Current or potential advertisers may no longer be in business, may be unable to fund advertising purchases or determine to reduce purchases, all of which would lead to reduced demand for our advertising services, reduced gross margins, and increased delays of payments of accounts receivable or defaults of payments. We are also limited in our ability to reduce costs to offset the results of a prolonged or severe economic downturn given our fixed costs associated with our operations. Therefore, the global economic and financial market crisis could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, the timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not continue to be materially and adversely affected.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

We began our Internet advertising service via 28.com in 2003, and entered into the TV production and advertising with China Net TV in May 2008. Both the Internet and TV advertising platforms are targeting SME customers. The SME market in China is still in its early stages. In addition, we started our bank kiosk advertising service through Shanghai Borongdingsi for financial sector customers in 2008. Accordingly, our limited operating history and the early stage of development of the markets in which we operate makes it difficult to evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our Internet, TV and bank kiosk advertising platforms.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair, accurate and in full compliance with applicable laws, rules and regulations. Although we comply with the requirements by reviewing the business licenses and the profiles of our clients, clients may post advertisements about business opportunities that are not legitimate over which we have no control. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for its advertising business operations.

In April 2009, CCTV reported a story that a franchised store advertised on 28.com turned out to be a scam, and the fraud victim asserted she joined the store because she trusted the website.  Pursuant to the PRC advertising law, Business Opportunity Online as the publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement.  For commercial franchise business in China, a franchiser needs to file an application with the MOC or its local branches through the website http://txjy.syggs.mofcom.gov.cn/.  When a franchiser issues an advertisement through Business Opportunity Online, Business Opportunity Online checks the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement.  The Internet information services regulations and the anti unfair competition regulations have similar requirements for Internet advertisement publishers.  Based on the laws and regulations above, it is our view that there is neither any mandatory requirement that Business Opportunity Online bear any responsibility for the franchiser’s business activities, nor any valid action or investigation that can be brought by the consumer or the government against Business Opportunity Online based on the franchiser’s business activities.  Nevertheless, the possibility remains that Business Opportunity Online may be required to assume civil and administrative responsibilities subject to further investigation or enforcement by competent authorities.

If advertisers or the viewing public do not accept, or lose interest in, our advertising platforms, our revenues may be negatively affected and our business may not expand or be successful.

The Internet and bank kiosk advertising platforms in China are relatively new and their potential is uncertain. We compete for advertising revenues with many forms of more established advertising media. Our success depends on the acceptance of our advertising platforms by advertisers and their continuing interest in these media as part of their advertising strategies. Our success also depends on the viewing public’s continued receptiveness towards our advertising models. Advertisers may elect not to use our services if they believe that viewers are not receptive to our platforms or that our platforms do not provide sufficient value as an effective advertising medium. If a substantial number of advertisers lose interest in advertising on our platforms, we will be unable to generate sufficient revenues and cash flows to operate our business, and our financial condition and results of operations would be materially and adversely affected.

We operate in the advertising industry, which is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions. For example, advertising expenditures typically decrease during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our advertising platforms for a number of reasons, including:

•	a general decline in economic conditions;

•	a decline in economic conditions in the particular cities where we conduct business;

•	a decision to shift advertising expenditures to other available less expensive advertising media; and

•	a decline in advertising spending in general.

A decrease in demand for advertising media in general, and for our advertising services in particular, would materially and adversely affect our ability to generate revenues, and have a material and adverse effect on our financial condition and results of operations.

If the Internet and, in particular, Internet marketing are not broadly adopted in China, our ability to generate revenue and sustain profitability from the website 28.com could be materially and adversely affected.

Our future revenues and profits from our online advertising agency business that we operate through 28.com are dependent in part upon advertisers in China increasingly accepting the use of the Internet as a marketing channel, which is at an early stage in China. Penetration rates for personal computers, the Internet and broadband in China are all relatively low compared to those in more developed countries. Furthermore, many Chinese Internet users are not accustomed to using the Internet for e-commerce or as a medium for other transactions. Many of our current and potential SME clients have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to the Internet marketing and promotion. As a result, they may not consider the Internet as effective in promoting their products and services as traditional print and broadcast media.

We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

Increased competition could reduce our profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources, and may successfully mimic and adopt our business models. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

We have been expanding our operations and plan to continue to expand rapidly in China. To meet the demand of advertisers for a broader coverage, we must continue to expand our platforms by showing our TV productions and advertisements on more television stations, and expanding the bank kiosk platforms in terms of numbers and locations. The continued growth of our business has resulted in, and will continue to result in, substantial demand on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	increased sales and sales support activities;

•	improved administrative and operational systems;

•	enhancements to our information technology system;

•	stringent cost controls and sufficient working capital;

•	strengthening of financial and management controls; and

•	hiring and training of new personnel.

As we continue this effort, we may incur substantial costs and expend substantial resources. We may not be able to manage our current or future operations effectively and efficiently or compete effectively in new markets we enter. If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Key employees are essential to growing our business.

Handong Cheng, our chief executive officer and president, Zhige Zhang, our chief financial officer and Xuanfu Liu, our chief operating officer are essential to our ability to continue to grow our business. They have established relationships within the industries in which we operate. If they were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. However, the Company currently has no employment agreements with key employees.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional capital and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our liquidity and financial position.

We may need additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of alternative advertising media companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flow;

•	PRC governmental regulation of foreign investment in advertising service companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

Our failure to protect our intellectual property rights could have a negative impact on our business.

We believe our brand, trade name, copyrights, domain name and other intellectual property are critical to our success. The success of our business depends in part upon our continued ability to use our brand, trade names and copyrights to further develop and increase brand awareness. The infringement of our trade names and copyrights could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our information and operational systems, which have not been patented or otherwise registered as our property, are a key component of our competitive advantage and our growth strategy.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, copyrights, domain name and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trade names, copyrights, domain name and other intellectual property rights, we may lose these rights and our business may suffer materially. Further, unauthorized use of our brand, domain name or trade names could cause brand confusion among advertisers and harm our reputation. If our brand recognition decreases, we may lose advertisers and fail in our expansion strategies, and our business, results of operations, financial condition and prospects could be materially and adversely affected.

We rely on computer software and hardware systems in managing our operations, the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our computer software and hardware systems in supporting our network and managing and monitoring programs on the network. In addition, we rely on our computer hardware for the storage, delivery and transmission of the data on our network. Any system failure which interrupts the input, retrieval and transmission of data or increases the service time could disrupt our normal operation. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with advertisers and consumers, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We have limited insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  However, recent changes to the rules of the Securities and Exchange Commission have delayed the requirement for inclusion of such auditor attestation report in our annual report for the year ended December 31, 2009 until we file our annual report for the 2010 fiscal year.The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.

All of our operations are conducted through the PRC Operating Entities (as defined below), and through our contractual agreements (as defined below) with each of our PRC Operating Subsidiaries (as defined below) in China. PRC regulations require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been allowed to own directly 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or less than 100% if the foreign investor has at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two or three years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time.  Our PRC Operating Subsidiaries hold the requisite licenses to provide advertising services in China. Our PRC Operating Subsidiaries directly operate our advertising network. We have been and are expected to continue to be dependent on these PRC Operating Subsidiaries to operate our advertising business for the foreseeable future. We have entered into Contractual Agreements with the PRC Operating Subsidiaries, pursuant to which we, through Rise King WFOE, provide technical support and consulting services to the PRC Operating Subsidiaries. In addition, we have entered into agreements with our PRC Operating Subsidiaries and each of their shareholders which provide us with the substantial ability to control these affiliates.

If we, our existing or future PRC Operating Subsidiaries or the PRC Operating Entities are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Rise King WFOE and/or the PRC Operating Subsidiaries;

•	discontinuing or restricting the operations of Rise King WFOE and/or the PRC Operating Subsidiaries;

•	imposing conditions or requirements with which we, Rise King WFOE and/or our PRC Operating Subsidiaries may not be able to comply;

•	requiring us or Rise King WFOE and/or PRC Operating Subsidiaries to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with the PRC Operating Subsidiaries and their shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.

We rely on contractual arrangements with our PRC Operating Subsidiaries and their shareholders to operate our advertising business. These contractual arrangements may not be as effective in providing us with control over the PRC Operating Subsidiaries as direct ownership. If we had direct ownership of the PRC Operating Subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of those companies, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if the PRC Operating Subsidiaries or any of their subsidiaries and shareholders fail to perform its or their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against the PRC Operating Subsidiaries if they do not perform their obligations under its contracts with us or if any of the PRC citizens who hold the equity interest in the PRC Operating Subsidiaries do not cooperate with any such actions.

Many of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among the PRC Operating Subsidiaries may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

If any of our PRC Operating Subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements with the PRC Operating Entities we currently have in place in a manner that would materially and adversely affect the PRC Operating Entities’ ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by the PRC Operating Entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of the PRC Operating Entities is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In addition, subject to certain cumulative limits, the statutory general reserve fund requires annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends. As a result of these PRC laws and regulations, the PRC Operating Entities are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. Any limitation on the ability of the PRC Operating Entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE.  However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, the Ministry of Commerce (the “MOC”), joined by the China Securities Regulatory Commission (the “CSRC”), State-owned Assets Supervision and Administration Commission of the State Council (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), and SAFE, jointly promulgated a rule entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006.  This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a Special Purpose Vehicle or the SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns controlling contractual interest in the PRC Operating Entities. We believe that the M&A Rules and the CSRC approval are not required in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a SPV formed or controlled by PRC companies or PRC individuals; and (iii) we are owned or substantively controlled by foreigners.  However, we cannot be certain that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the new M&A rules, the PRC Securities Law and other rules and notices.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for the transaction, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our operating companies’ ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control. In addition, such Chinese domestic residents may be unable to complete the necessary approval and registration procedures required by the SAFE regulations. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

New PRC enterprise income tax law could adversely affect our business and our net income.

On March 16, 2007, the National People’s Congress of the PRC passed the new Enterprise Income Tax Law (or EIT Law), which took effect on of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all companies established in China. Under the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  Per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, a Hong Kong company as the investor, which is considered a “non-resident enterprise” under the EIT Law, may enjoy the reduced withholding tax rate of 5% if it holds more than 25% equity interest in its PRC subsidiary.  As China Net HK is the sole shareholder of Rise King WFOE, substantially all of our income will derive from dividends we receive from Rise King WFOE through China Net HK.  When we declare dividends from the income in the PRC, we can not assure whether such dividends may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China as the PRC tax authorities may regard our China Net HK as a shell company formed only for tax purposes and still deem Rise King WFOE in the PRC as the subsidiary directly owned by us. Based on the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Investors should note that the new EIT Law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified.  Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Under the new EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and holders of our securities.

Under the new EIT Law, an enterprise established outside of China with its “de facto management body” in China is considered a “resident enterprise,” meaning that it can be treated the same as a Chinese enterprise for enterprise income tax purposes. The implementing rules of the new EIT Law defines “de facto management body” as an organization that exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of an enterprise. Currently no interpretation or application of the new EIT Law and its implementing rules is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that China Net is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to enterprise income tax at a rate of 25% on our worldwide income as well as PRC enterprise income tax reporting obligations. This would mean that income such as interest on offering proceeds and other non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the new EIT Law and its implementing rules dividends paid to us by our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, a 10% withholding tax will be imposed on dividends we pay to our non-PRC shareholders.

Our Chinese operating companies are obligated to withhold and pay PRC individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. If they fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, they may be subject to certain sanctions and other penalties, which could have a material adverse impact on our business.

Under PRC laws, Rise King WFOE and the PRC Operating Subsidiaries will be obligated to withhold and pay individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. Such companies may be subject to certain sanctions and other liabilities under PRC laws in case of failure to withhold and pay individual income taxes for its employees in accordance with the applicable laws.

In addition, the SAT has issued several circulars concerning employee stock options. Under these circulars, employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) are required to pay PRC individual income tax in respect of their income derived from exercising or otherwise disposing of their stock options. Our PRC entities will be obligated to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to the Offering and our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 83% of our outstanding Common Stock.  Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

The Company cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

Currently, the Company is eligible to be quoted on the OTC Bulletin Board.  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if the Company failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell its securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling the Common Stock, which may further affect its liquidity.  This would also make it more difficult for the Company to raise additional capital after the Offering.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.  As of December 18, 2009,  the closing trade price of our Common Stock was $5.50 per share.  As of December 18, 2009, we had approximately 472 shareholders  of record of our Common Stock, not including shares held in street name.  In addition, during the past two years our Common Stock has had a trading range with a low price of $1.00 per share and a high price of $5.90 per share.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because the Company became public by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since the Company became public through a “reverse merger.”  Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of its Common Stock.  No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

When the registration statement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the Financing Registration Statement, a large number of shares of our Common Stock would become available for sale in the public market, which could harm the market price of the stock.  Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.  In general, a person who has held restricted shares for a period of six month may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

The outstanding warrants may adversely affect us in the future and cause dilution to existing stockholders.

We currently have warrants outstanding to purchase up to 4,781,056 shares of our Common Stock. These warrants have a term ranging from three years to five years and exercise price ranges from $2.50 to $3.75 per share, subject to adjustment in certain circumstances. Exercise of the warrants may cause dilution in the interests of other stockholders as a result of the additional Common Stock that would be issued upon exercise. In addition, sales of the shares of our Common Stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our Common Stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our Common Stock is currently less than $5.00 per share and therefore may be a “penny stock.”  Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

You should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earning to finance growth.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered  by the Selling Stockholders, although we may receive additional proceeds of up to $13,910,400 if all of the Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise. The Selling Stockholders may exercise the Warrants by a cashless exercise commencing on August 21, 2011, only if the market value of one share of Common Stock is greater than the exercise price of the applicable Warrant and the registration statement, of which this prospectus forms a part, is not effective. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

Overview

Our company (formerly known as Emazing Interactive, Inc.) was incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. From the date of our company’s incorporation until June 26, 2009, when our company consummated the Share Exchange (as defined below), our company’s activities were primarily concentrated in web server access and company branding in hosting web based e-games.

On June 26, 2009, our company entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“China Net BVI”), (ii) China Net BVI’s shareholders, Allglad Limited, a British Virgin Islands company (“Allglad”), Growgain Limited, a British Virgin Islands company (“Growgain”), Rise King Investments Limited, a British Virgin Islands company (“Rise King BVI”), Star (China) Holdings Limited, a British Virgin Islands company (“Star”), Surplus Elegant Investment Limited, a British Virgin Islands company (“Surplus”), Clear Jolly Holdings Limited, a British Virgin Islands company (“Clear” and together with Allglad, Growgain, Rise King BVI, Star and Surplus, the “China Net BVI Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China Net BVI (the “China Net BVI Shares”) and (iii) G. Edward Hancock, our principal stockholder at such time. Pursuant to the terms of the Exchange Agreement, the China Net BVI Shareholders transferred to us  all of the China Net BVI Shares in exchange for the issuance of 13,790,800 shares (the “Exchange Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, China Net BVI became our wholly owned subsidiary and we are now a holding company which, through certain contractual arrangements with operating companies in the People’s Republic of China (the “PRC”), is engaged in providing advertising, marketing and communication services to small and medium companies in China.

Our wholly owned subsidiary, China Net BVI, was incorporated in the British Virgin Islands on August 13, 2007. In April 11, 2008, China Net BVI became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Rise King WFOE”). We refer to the transactions that resulted in China Net BVI becoming an indirect parent company of Rise King WFOE as the “Offshore Restructuring.” Through a series of contractual agreements, we operate our business in China primarily through Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”). Beijing CNET Online owns 51% of Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”). Business Opportunity Online, Beijing CNET Online and Shanghai Borongdingsi, were incorporated on December 8, 2004, January 27, 2003 and August 3, 2005, respectively. From time to time, we refer to them collectively as the “PRC Operating Entities.”

Through our PRC Operating Entities, we are now one of China’s leading full-service media development and advertising platform for the small and medium enterprise (the “SME”) market.  We are a service oriented business that leverages proprietary advertising technology to prepare and publish rich media enabled advertising campaigns for clients on the internet and on television. Our goal is to strengthen our position as the leading diversified media advertising provider in China.  Our multi-platform advertising network consists of www.28.com, our internet advertising portal; our TV production and advertising unit, and our newly launched bank kiosk advertising unit, which is primarily used as an advertising platform for clients in the financial services industry.  Using proprietary technology, we provide additional services as a lead generator.  We are also a re-seller of internet and television advertising space that we purchase in large volumes from other well-known internet portals. We launched a new service in August 2009, which is known as “Internet Information Management” service. This product is an intelligence software that is based on our proprietary search engine optimization technology which helps our clients gain an early warning in order to identify and respond to potential negative exposure on the internet.

Basis of presentation, critical accounting policies and management estimates

•	Change of reporting entity and basis of presentation

As a result of the Share Exchange on June 26, 2009, the former China Net BVI shareholders own a majority of our common stock.  The transaction was regarded as a reverse merger whereby China Net BVI was considered to be the accounting acquirer as its shareholders retained control of our company after the Share Exchange, although we are the legal parent company.  The share exchange was treated as a recapitalization of our company.  As such, China Net BVI (and its historical financial statements) is the continuing entity for financial reporting purposes. Pursuant to the terms of the Share Exchange, Emazing Interactive, Inc. was delivered with zero assets and zero liabilities at time of closing. Following the Share Exchange, we changed our name from Emazing Interactive, Inc. to ChinaNet Online Holdings, Inc. Our financial statements have been prepared as if China Net BVI had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

•	Critical accounting policies and management estimates

Our unaudited interim consolidated financial statements include the accounts of our company, and its subsidiaries and Variable Interest Entities (“VIEs”). All transactions and balances between us, our subsidiaries and VIEs have been eliminated upon consolidation.  We prepared our interim consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by US GAAP for annual financial statements. However, management believes that the disclosures are adequate to ensure the information presented is not misleading. We prepare our financial statements in conformity with US GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements.

FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Financial Accounting Standards Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Foreign currency translation

Our functional currency is United States dollars (“US$”), and the functional currency of our Hong Kong subsidiary is Hong Kong dollars (“HK$”).  The functional currency of our PRC operating entities is the Renminbi (“RMB’), and PRC is the primary economic environment in which our businesses operate.

For financial reporting purposes, the financial statements of our PRC operating entities, which are prepared using the RMB, are translated into our reporting currency, the $US. Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

Revenue recognition

Our revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (Accounting Standards Codification ™ (“ASC”) Topic 605). In accordance with ASC Topic 605, revenues are recognized when the four of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Sales

Advertising revenues include revenues from reselling of advertising time purchased from TV stations and internet advertising, reselling of internet advertising spaces and other advertisement related resources. No revenue from advertising-for-advertising barter transactions was recognized because the transactions did not meet the criteria for recognition in EITF abstract issue no 99-17 (“ASC Topic 605, subtopic 20”).  Advertising contracts establish the fixed price and advertising services to be provided.  Pursuant to advertising contracts, our company provides advertisement placements in different formats, including but not limited to banners, links, logos, buttons, rich media and content integration. Revenue is recognized ratably over the period the advertising is provided and, as such, our company considers the services to have been delivered. We treat all elements of advertising contracts as a single unit of accounting for revenue recognition purposes.  Based upon our credit assessments of customers prior to entering into contracts, we determine if collectability is reasonably assured.  In situations where collectability is not deemed to be reasonably assured, we recognize revenue upon receipt of cash from customers, only after services have been provided and all other criteria for revenue recognition have been met.

Taxation

1.	Income tax

We follow the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. We had no deferred tax assets and liabilities recognized for the nine months ended September 30, 2009 and 2008, and for the year ended December 31, 2008.

We adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“ ASC Topic 740 ”). ASC Topic 740  prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the nine month ended September 30, 2009 and 2008, and for the year ended December 31, 2008, we did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions.

We are incorporated in the State of Nevada.  Under the current law of Nevada we are not subject to state corporate income tax.  We became a holding company and do not conduct any substantial operations of our own after the Share Exchange. No provision for federal corporate income tax has been made in our financial statements as no assessable profits for the nine month ended September 30, 2009.

China Net BVI was incorporated in the British Virgin Islands (“BVI”).  Under the current law of the BVI, we are not subject to tax on income or capital gains.  Additionally, upon payments of dividends by China Net BVI to us, no BVI withholding tax will be imposed.

China Net HK was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax have been made in our financial statements as no assessable profits for the nine month ended September 30, 2009. Additionally, upon payments of dividends by China Net HK to its sole shareholder, China Net BVI, no Hong Kong withholding tax will be imposed.

Our PRC operating entities, being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

•
Rise King WFOE is a software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years, which subjects to an application filing by the Company. Rise King WFOE had a cumulative operating loss for the year ended December 31, 2008. Rise King will file the application for an income tax exemption, if it achieves an operating profit for the year ended December 31, 2009.

•
Business Opportunity Online was qualified as a High and New Technology Enterprise in Beijing High-Tech Zone in 2005.  In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which was effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “High and New Technology Enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%.  Business Opportunity Online has not obtained the approval of its reassessment of the qualification as a “High and New Technology Enterprise” under the New EIT as of September 30, 2009.  Accordingly, Business Opportunity Online accounted for its current income tax using a tax rate of 25% for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008.  If Business Opportunity Online is able to re-qualify as a “High and New Technology Enterprise”, it will be entitled to the preferential tax rate of 15%.  Business Opportunity Online will file the application for tax refund to the tax authorities for the fiscal year 2009 after it obtains the approval for its High and New Technology Enterprise qualification.

•	The applicable income tax rate for CNET Online Beijing was 25% for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008.

•
The New EIT also imposed a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China, which were exempted under the previous enterprise income tax law and rules.  A lower withholding tax rate will be applied if there is a tax treaty arrangement between mainland China and the jurisdiction of the foreign holding company. Holding companies in Hong Kong, for example, will be subject to a 5% rate.  Rise King WFOE is owned by an intermediate holding company in Hong Kong and will be entitled to the 5% preferential withholding tax rate upon distribution of the dividends to this intermediate holding company.

2.	Business tax and relevant surcharges

Revenue generated from our advertisement services are subject to 5.5% business tax and 3% cultural industry development surcharge of the gross service income.  Revenue generated from our TV advertisement segment is subject to 5.5% business tax and 3% cultural industry development surcharge of the net service income after deducting amount paid to ending media promulgators. Revenue generated from our internet technical support services is subjected to 5.5% business tax.  Business tax charged was included in cost of sales.

3.	Value added tax

As a small-scale value added tax payer, revenue from sales of self-development software of Rise King WFOE is subject to 3% value added tax.

Warrant liabilities

On August 21, 2009 (the “Closing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”), with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which we sold units, comprised of 10% Series A Convertible Preferred Stock, par value US$0.001 per share (the “Series A preferred stock”), and two series of warrants, for a purchase price of US$2.50 per unit (the “August 2009 Financing”).  We sold 4,121,600 units in the aggregate, which included (i) 4,121,600 shares of Series A preferred stock, (ii) Series A-1 Warrants to purchase 2,060,800 shares of common stock at an exercise price of US$3.00 per share with a three-year term, and (iii) Series A-2 Warrants to purchase 2,060,800 shares of common stock at an exercise price of US$3.75 with a five-year term.  Net proceeds were approximately US$9,162,000, net of issuance costs of approximately US$1,142,000.  TriPoint Global Equities, LLC acted as placement agent and received (i) a placement fee in the amount equal to 8% of the gross proceeds and (ii) warrants to purchase up to 329,728 shares of common stock at an exercise price of US$2.50, 164,864 shares at an exercise price of US$3.00 and 164,864 shares at an exercise price of US$3.75 respectively, with a five-year term (“Placement Agent Warrants” and together with the Series A-1 Warrants and Series A-2 Warrants, the “Warrants”).

The Warrants have an initial exercise price which is subject to adjustments in certain circumstances for stock splits, combinations, dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents.  The Warrants may not be exercised if it would result in the holder beneficially owning more than 9.99% of our outstanding common shares. That limitation may be waived by the holders of the Warrants by sending a written notice to us not less than 61 days prior to the date that they would like to waive the limitation.

Fair value of the warrants

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. We estimated the fair value of the Warrants and Series A preferred stock using various pricing models and available information that we deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

Placement Agent Warrants

In accordance with Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering” (“ASC Topic 340 subtopic 10 section S99-1”),  “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering.”  In accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued.”  Accordingly, we concluded that the warrants issued to the placement agents are directly attributable to the August 2009 financing.  If we had not issued the warrants to the placement agent, we would have had to pay the same amount of cash as the fair value.  Therefore, we deducted the total fair value of the Placement Agent Warrants as of the Commitment Date as a deduction of the fair value assigned to the Series A preferred stock.

Since they contain the same terms as the Series A-1 and Series A-2 Warrants, the Placement Agent Warrants are also entitled the “Down-round protection” provision, which means that the Placement Agent Warrants will also need to be accounted as a derivative under SFAS 133 (“ASC Topic 815”) with changes in fair value recorded in earnings at each reporting period.

Series A preferred stock

Key terms of the Series A preferred stock sold by us in the August 2009 financing are summarized as follows:

Dividends

Dividends on the Series A preferred stock shall accrue and be cumulative from and after the issuance date.  For each outstanding share of Series A preferred stock, dividends are payable at the per annum rate of 10% of the Liquidation Preference Amount of the Series A preferred stock.  Dividends are payable quarterly within thirty (30) days following the last Business Day of each August, November, February and May of each year (each, a “Dividend Payment Date”), and continuing until such stock is fully converted. We shall have the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each Dividend Payment Date, either (i) in cash, or (ii) by issuing to the holder of Series A preferred stock such number of additional Conversion Shares which, when multiplied by US$2.5 would equal the amount of such quarterly dividend not paid in cash.

Voting Rights

The Series A preferred stock holders are entitled to vote separately as a class on matters affecting the Series A preferred stock and with regard to certain corporate matters set forth in the Series A Certificate of Designation, so long as any shares of the Series A preferred stock remain outstanding. Holders of the Series A preferred stock are not, however, entitled to vote on general matters along with holders of common stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of us, whether voluntary or involuntary (each, a “Liquidation”), the holders of the Series A preferred stock then outstanding shall be entitled to receive, out of the assets of us available for distribution to its stockholders, an amount equal to US$2.5 per share of the Series A preferred stock, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, as of the date of Liquidation (collectively, the “Series A Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If upon the occurrence of Liquidation, the assets thus distributed among the holders of the Series A shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets of us legally available for distribution shall be distributed ratably among the holders of the Series A preferred stock.

Conversion Rights

Voluntary Conversion:

At any time on or after the date of the initial issuance of the Series A preferred stock, the holder of any such shares of Series A preferred stock may, at such holder’s option, subject to the limitations described below in “Conversion Restriction”, elect to convert all or portion of the shares of Series A preferred stock held by such person in a number of fully paid and non-assessable shares of common stock equal to the quotient of Liquidation preference amount of the Series A preferred stock divided by the initial conversion price of US$2.50. The initial conversion price may be adjusted for stock splits and combinations, dividend and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents with lower price or without considerations etc, as stimulated in the Certification of Designation.

Mandatory Conversion:

All outstanding shares of the Series A preferred stock shall automatically convert into shares of common stock, subject to the limitations described below in “Conversion Restriction”, at the earlier to occur of (i) twenty-four month anniversary of the Closing Date, and (ii) at such time that the Volume Weighted Average Price of our common stock is no less than US$5.00 for a period of ten (10) consecutive trading days with the daily volume of the common stock of at least 50,000 shares per day.

Conversion Restriction

Holders of the Series A preferred stock may not convert the preferred stock to shares of common stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding shares of common stock. That limitation may be waived by a holder of the Series A preferred stock by sending a written notice to us on not less than 61 days prior to the date that they would like to waive the limitation.

Registration Rights Agreement

In connection with the Financing, we entered into a registration rights agreement (the “RRA”) with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the SEC to register the shares of common stock underlying the Series A preferred stock (the “Conversion Shares”) and the Warrants (the “Warrant Shares”), thirty (30) days after the closing of the Financing.  We have agreed to use its best efforts to have the Registration Statement declared effective within 150 calendar days after filing, or 180 calendar days after filing in the event the Registration Statement is subject to a “full review” by the SEC.

We are required to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the Units sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid with respect to any securities being registered that we are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415.

We evaluated the contingent obligation related to the RRA liquidated damages in accordance to Financial Accounting Standards Board Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“ASC Topic 825 subtopic 20”), which required the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies” (“ASC Topic 450”).  We concluded that such obligation was not probable to incur based on the best information and facts available as of September 30, 2009.  Therefore, no contingent obligation related to the RRA liquidated damages was recognized as of September 30, 2009.

Security Escrow Agreement

We entered into a securities escrow agreement with the Investors (the “Escrow Agreement”), pursuant to which Rise King Investment Limited, a British Virgin Islands company (the “Principal Stockholder”), initially placed 2,558,160 shares of our common stock (the “Escrow Shares”) into an escrow account.  Of the Escrow Shares, 1,279,080 shares (equivalent to 50% of the Escrow Shares) are being held as security for the achievement of audited net income equal to or greater than $7.7 million for the fiscal year 2009 (the “2009 Performance Threshold”) and the remaining 1,279,080 of the Escrow Shares are being held as security for the achievement of audited net income equal to or greater than $14 million for the fiscal year 2010 (the “2010 Performance Threshold”).

If we achieve at least 95% of the applicable Performance Threshold, all of the Escrow Shares for the corresponding fiscal year shall be returned to the Principal Stockholder. If we achieve less than 95% of the applicable Performance Threshold, the Investors shall receive in the aggregate, on a pro rata basis (based upon the number of shares of Series A preferred stock or conversion shares owned by each such Investor as of the date of distribution of the Escrow Shares), 63,954 shares of the Escrow Shares for each percentage by which the applicable Performance Threshold was not achieved up to the total number of Escrow Shares for the applicable fiscal year.  Any Escrow Shares not delivered to any investor because such investor no longer holds shares of Series A preferred stock or conversion shares shall be returned to the Principal Stockholder.

For the purposes of the Escrow Agreement, net income is defined in accordance with US GAAP and reported by us in its audited financial statements for each of the fiscal years ended 2009 and 2010; provided, however, that net income for each of fiscal years ended 2009 and 2010 shall be increased by any non-cash charges incurred (i) as a result of the Financing , including without limitation, as a result of the issuance and/or conversion of the Series A preferred stock, and the issuance and/or exercise of the Warrants, (ii) as a result of the release of the Escrow Shares to the Principal Stockholder and/or the investors, as applicable, pursuant to the terms of the Escrow Agreement, (iii) as a result of the issuance of ordinary shares of the Principal Stockholder to Messrs. Handong Cheng and Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”), upon the exercise of options granted to the PRC Shareholders by the Principal Stockholder, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the Financing, (v) the exercise of any warrants to purchase common stock outstanding  and (vi) the issuance under any performance based equity incentive plan that we adopt.

Fair Value of the Series A preferred stock:

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. We estimated the fair value of the Warrants and Series A preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

 Accounting for the Series A preferred stock

The Series A preferred stock has been classified as permanent equity as there was no redemption provision at the option of the holders that not within the control of us on or after an agreed upon date. We evaluated the embedded conversion feature in its Series A preferred stock to determine if there was an embedded derivative requiring bifurcation.  We concluded that the embedded conversion feature of the Series A preferred stock does not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument.

 Allocation of the proceeds at commitment date and calculation of beneficial conversion feature

The following table summarized the allocation of proceeds to the Series A preferred stock and the Warrants:

	Gross proceeds Allocated	Number of instruments	Allocated value per instrument
	US$(‘000)		US$

Series A-1 Warrant	2,236	2,060,800	1.08
Series A-2 Warrant	2,170	2,060,800	1.05
Series A preferred stock	5,898	4,121,600	1.43
Total	10,304

In accordance to the schedule above, the unit price is: [1.08*50%+1.05*50%+1.43] = US$2.50 per unit.

We then evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series A preferred stock with the fair value of the common stock at the commitment date.  We concluded that the fair value of common stock was greater than the operable conversion price of Series A preferred stock at the commitment date and the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock.  In accordance to ASC Topic 470, subtopic 20, if the intrinsic value of beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series A preferred stock.  Accordingly, the total proceeds allocated to Series A preferred stock were allocated to the beneficial conversion feature with a credit to Additional paid-in capital upon the issuance of the Series A preferred stock.  Since the Series A preferred stock may convert to tour  common stock at any time on or after the initial issuing date, all discount was immediately recognized as a deemed dividend and a reduction to net income attributable to common shareholders.

According to Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering” (“ASC Topic 340 subtopic 10 section S99-1”),  “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering”.  And in accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued”.  Accordingly, we deducted the direct issuing cost paid in cash from the assigned fair value to the Series A preferred stock.

Share-based Compensation

We account for stock-based compensation arrangements using the fair value method in accordance with the provisions of the FASB issued Statement of Financial Accounting Standards No, 123 (revised 2004) (Share-Based Payment) (“ASC Topic 718”). ASC Topic 718 is a revision of SFAS 123 (Accounting for Stock-Based Compensation), and supersedes Accounting Principles Beard (“APB”) Opinion No. 25 (Accounting for Stock Issued to Employees). ASC Topic 718 requires that the fair value of share awards issued, modified, repurchased or cancelled after implementation, under share-based payment arrangements, be measured as of the date the award is issued, modified, repurchased or cancelled. The resulting cost is then recognized in the statement of operations and comprehensive income over the service period.

We periodically issue common stock for acquisitions and services rendered.  Common stock issued in these circumstances is valued at the estimated fair market value, as determined by the management and board of directors.  Our management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.

Reverse merger and common stock (reclassification of the stockholders’ equity)

SEC Manual Item 2.6.5.4, Reverse Acquisitions, requires that “in a reverse acquisition the historical shareholder’s equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.”

Pursuant to the terms of Share Exchange Agreement, the China Net BVI shareholders transferred to us all of the China Net BVI shares in exchange for the issuance of 13,790,800 shares of our common stock. Accordingly, we reclassified our common stock and additional paid-in-capital accounts for the year ended December 31, 2008.

A.	RESULTS OF OPERATIONS FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period. All amounts, except number of shares and per share data, in thousands of US dollars.
	For the nine months ended September 30,		For the three months ended September 30,
	2009	2008	2009	2008
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$27,305	$13,314	$8,126	$6,679
Cost of sales	15,918	8,663	4,029	3,700
Gross margin	11,387	4,651	4,097	2,979

Operating expenses
Selling expenses	3,253	1,103	624	525
General and administrative expenses	1,530	588	614	233
Research and development expenses	347	92	133	28
	5,130	1,783	1,371	786

Income from operations	6,257	2,868	2,726	2,193

Other income (expenses):
Changes in fair value of warrants (see note 15)	(1,289)	-	(1,289)	-
Interest income	9	5	4	3
Other income	8	-	2	-
Other expenses	(100)	(15)	(99)	-
	(1,372)	(10)	(1,382)	3
Income before income tax expense	4,885	2,858	1,344	2,196
Income tax expense	1,653	804	696	581
Net income	3,232	2,054	648	1,615

Other comprehensive income
Foreign currency translation gain	13	71	8	2
Comprehensive income	$3,245	$2,125	$656	$1,617

Net income	$3,232	$2,054	$648	$1,615

Beneficial conversion feature of Series A convertible preferred stock	(5,898)	-	(5,898)	-

Net income (loss) attributable to common shareholders	$(2,666)	$2,054	$(5,250)	$1,615

Earnings /(loss) per share
Earnings / (loss) per share
Basic and diluted	$(0.18)	$0.15	$(0.33)	$0.12

Weighted average number of common shares outstanding:
Basic and diluted	14,495,560	13,790,800	15,774,300	13,790,800

Non-GAAP Measures

To supplement the unaudited consolidated statement of income and comprehensive income presented in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), we also provided non-GAAP measures of income from operations, income before income tax expenses, net income for the nine and three month periods ended September 30, 2009, which are adjusted from results based on GAAP to exclude the non-cash charges recorded, which related to the issuing of Series A preferred stock and warrants in August 2009 financing.  The non-GAAP financial measures are provided to enhance the investors’ overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  We use both GAAP and non-GAAP information in evaluating and operating business internally and therefore deems it important to provide all of this information to investors.

The following table presented reconciliations of our non-GAAP financial measures to the unaudited consolidated statements of income and comprehensive income for the nine and three months ended September 30, 2009:

	For the nine months ended September 30,		For the three months ended September 30,
	2009	2009	2009	2009
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	GAAP	NON GAAP	GAAP	NON GAAP
	(All amounts in thousands of US dollars)

Income from operations	$6,257	$6,257	$2,726	$2,726
Other income (expenses):
Changes in fair value of warrants	(1,289)	-	(1,289)	-
Interest income	9	9	4	4
Other income	8	8	2	2
Other expenses	(100)	(100)	(99)	(99)
	(1,372)	(83)	(1,382)	(93)
Income before income tax expense	4,885	6,174	1,344	2,633
Income tax expense	1,653	1,653	696	696
Net income	3,232	4,521	648	1,937

Other comprehensive income
Foreign currency translation gain	13	13	8	8
Comprehensive income	$3,245	$4,534	$656	$1,945

Net income	$3,232	$4,521	$648	$1,937

Beneficial conversion feature of Series A convertible preferred stock	(5,898)	-	(5,898)	-
Net income (loss) attributable to common shareholders	$(2,666)	$4,521	$(5,520)	$1,937

Earnings (loss) per common share-Basic	$(0.18)	$0.31	$(0.33)	$0.12

Earnings (loss) per common share-Diluted	$(0.18)	$0.30	$(0.33)	$0.11

REVENUE

The following tables set forth a breakdown of our total revenue, divided into five segments for the periods indicated, with inter-segment transactions eliminated:
Revenue type	For the nine months ended September 30,
	2009		2008
	(Unaudited)		(Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	12,601	46.15%	7,317	54.96%
TV advertisement	13,600	49.81%	3,882	29.16%
Internet Ad. resources resell	1,045	3.83%	2,115	15.88%
Bank kiosks	21	0.07%	-	-
Internet information management	38	0.14%	-	-
Total	27,305	100%	13,314	100%

Revenue type	For the three months ended September 30,
	2009		2008
	(Unaudited)		(Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	4,730	58.21%	2,963	44.36%
TV advertisement	3,114	38.32%	2,223	33.28%
Internet Ad. resources resell	243	2.99%	1,493	22.36%
Bank kiosks	1	0.01%	-	-
Internet information management	38	0.47%	-	-
Total	8,126	100%	6,679	100%

Revenue type	For the nine months ended September 30,
	2009		2008
	(Unaudited)		(Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	12,601	100%	7,317	100%
--From unrelated parties	11,420	90.63%	6,999	95.65%
--From related parties	1,181	9.37%	318	4.35%
TV advertisement	13,600	100%	3,882	100%
--From unrelated parties	12,796	94.09%	3,341	86.06%
--From related parties	804	5.91%	541	13.94%
Internet Ad. resources resell	1,045	100%	2,115	100%
--From unrelated parties	1,045	100%	2,115	100%
--From related parties	-	-	-	-
Bank kiosks	21	100%	-	-
--From unrelated parties	21	100%	-	-
--From related parties	-	-	-	-
Internet information management	38	100%	-	-
--From unrelated parties	38	100%	-	-
--From related parties	-	-	-	-
Total	27,305	100%	13,314	100%
--From unrelated parties	25,320	92.73%	12,455	93.55%
--From related parties	1,985	7.27%	859	6.45%

Revenue type	For the three months ended September 30,
	2009 (Unaudited)		2008 (Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	4,730	100%	2,963	100%
--From unrelated parties	4,389	92.79%	2,866	96.73%
--From related parties	341	7.21%	97	3.27%
TV advertisement	3,114	100%	2,223	100%
--From unrelated parties	2,933	94.19%	1,846	83.04%
--From related parties	181	5.81%	377	16.96%
Internet Ad. resources resell	243	100%	1,493	100%
--From unrelated parties	243	100%	1,493	100%
--From related parties	-	-	-	-
Bank kiosks	1	100%	-	-
--From unrelated parties	1	100%	-	-
--From related parties	-	-	-	-
Internet information management	38	100%	-	-
--From unrelated parties	38	100%	-	-
--From related parties	-	-	-	-
Total	8,126	100%	6,679	100%
--From unrelated parties	7,604	93.58%	6,205	92.90%
--From related parties	522	6.42%	474	7.10%

Total Revenues: Our total revenues increased significantly to US$ 27.3 million for the nine months ended September 30, 2009 from  US$ 13.3 million for the same period of 2008. For the three months ended September 30, of 2009, our total revenues also increased to US$ 8.1 million from US$ 6.7 million for the same period of 2008.

We derive the majority of our advertising service revenues from the sale of advertising space and provision of the related technical support on our portal website www.28.com; and from the sale of advertising time purchased from different TV programs to unrelated third parties and to some of our related parties. We report our advertising revenue between related and unrelated parties because historically about 5%-10% of our advertising service revenues came from clients related to some of the shareholders of our PRC operating entities. Our advertising services to related parties were provided in the ordinary course of business on the same terms as those provided to our unrelated advertising clients on an arm’s-length basis. We expect that our internet advertising service revenue and TV advertising service revenue will continue to be the primary source and constitute the substantial majority of our revenues for the foreseeable future.

Our advertising service revenues are recorded net of any sales discounts. These discounts include volume discounts and other customary incentives offered to our advertising clients, including additional advertising time for their advertisements if we have unused places available in our website and represent the difference between our official list price and the amount we charge our advertising clients.

We typically sign advertising contracts with our advertising clients that require us to place the advertisements on our portal website for specified places and specified periods; or place the advertisements during our purchased advisement time in specific TV programs for specified periods. We recognize revenues as the advertisement airs over the contractual term based on the schedule agreed upon with our clients.

We achieved a significant increase (about 72%) in internet advertising revenues to US$ 12.6 million for the nine months ended September 30, 2009 from US$ 7.3 million for the same period of 2008.  This is primarily as a result of (1) the successful brand building effort for www.28.com we made in 2007 and 2008 both on TV and in other well-known portal websites in China; (2) more mature client service technologies; and (3) a more experienced sale team.

We also achieved a significant revenue increase (about 250%) in TV advertising, a business that we started in May 2008, to US$ 13.6 million for the nine months ended September 30, 2009 from US$ 3.9 million for the same period in 2008.  We generated this US$ 13.6 million of TV advertising revenue by selling about 17,400 minutes of advertising time we purchased from about ten provincial TV stations.

Our resale of internet advertising resources is also a segment that we launched in May 2008. This business is mainly comprised of our resale of a portion of the internet resources that we purchase from other portal websites to our existing internet advertising clients, in order to promote our existing clients’ businesses through sponsored search, search engine traffic generation techniques and portal resources of other well-known portal websites.  We achieved US$ 1 million of this revenue for the nine months ended September 30, 2009 and US$ 2.1 million for the same period of 2008. We do not consider this segment to be a core business and revenue source, because it does not promote the www.28.com brand and generates low to even negative margin due to the high purchase cost of internet resources from other well-known portal websites.

Because of these issues relating to this segment, we decreased the revenue of this segment in 2009 to optimize our revenue generation strategy and to better control our cost of revenue.

As of September 30, 2009, the bank kiosks advertising business is still in the test-run stage.  We will spend more resources to expand this business in the future through further client and central control system development.

Internet information management is a new product and business segment that we launched in August 2009. This product is an intelligence software that is based on our proprietary search engine optimization technology which helps our clients gain an early warning in order to identify and respond to potential negative exposure on the internet. We charge a monthly fee for this service.  For the three month ended September 30, 2009, we achieved US$ 0.038 million revenue from this service. We will spend more efforts to promote this service to our existing clients in the future.

Cost of revenues

Our cost of revenues consists of costs directly related to the offering of our advertising services.  The following table sets forth our cost of revenues, divided into five segments, by amount and gross profit ratio for the periods indicated, with inter-segment transactions eliminated:
	For the nine months ended September 30,
	2009			2008
	(Unaudited)			(Unaudited)
	(Amounts expressed in thousands of US dollars, except percentages)
	Revenue	Cost	GP ratio	Revenue	Cost	GP ratio

Internet advertisement	12,601	3,352	73%	7,317	2,853	61%
TV advertisement	13,600	11,520	15%	3,882	3,272	16%
Internet Ad. resources resell	1,045	1,008	4%	2,115	2,538	(20%)
Bank kiosk	21	2	90%	-	-	-
Internet information management	38	2	95%	-	-	-
Others	-	34	N/A	-	-	-
Total	27,305	15,918	42%	13,314	8,663	35%

	For the three months ended September 30,
	2009			2008
	(Unaudited)			(Unaudited)
	(Amounts expressed in thousands of US dollars, except percentages)
	Revenue	Cost	GP ratio	Revenue	Cost	GP Ratio

Internet advertisement	4,730	1,241	74%	2,963	658	78%
TV advertisement	3,114	2,534	19%	2,223	1,862	16%
Internet Ad. resources resell	243	232	5%	1,493	1,180	21%
Bank kiosk	1	2	(100%)	-	-	-
Internet information management	38	2	95%	-	-	-
Others	-	18	N/A	-	-	-
Total	8,126	4,029	50%	6,679	3,700	45%

Cost of revenues: Our total cost of revenues increased significantly to US$ 15.9 million for the nine months ended September 30, 2009 from US$ 8.7 million for the same period of 2008.  For the three months ended September 30, 2009, our total cost of revenues also increased to US$ 4 million from US$ 3.7 million for the same period of 2008.  These increases in costs were in line with the significant increase of our total revenues for the above periods.

Our cost of revenues related to the offering of our advertising services mainly consists of internet resources purchased from other portal websites, technical services related to lead generation, sponsored search resources purchased, TV advertisement time costs purchased from TV stations, and business taxes and surcharges.

•
Internet resources cost is the largest component of our cost of revenue for internet advertisement revenue. We purchased these resources from other well-known portal websites in China, such as: Baidu, Tengxun (QQ), Google, 163.com, Sina and, to help our internet advertisement clients to get better exposure and to generate more visits from their advertisements placed on our portal website.  We accomplish these objectives though sponsored search, advanced tracking, advanced traffic generation technologies, and search engine optimization technologies in connection with the well-known portal websites indicated above. Our internet resources cost for internet advertising revenue was US$ 3.4 million and US$ 2.9 million for the nine months ended 2009 and 2008, respectively, and US$ 1.2 million and US$ 0.7 million for the three months ended September 30, 2009 and 2008 respectively. Our average gross profit ratio for internet advertising services is about 70%-80%.  We had a relatively lower gross profit ratio, 61% for the nine months ended September 30, 2008, mainly as a result of the fact that we had not yet generated a stable client base at that time.  With relatively limited revenue generated, the cost spent in the first nine months of 2008 was not yet offset by an internet advertising business that had achieved the economy of scale that we had in the first nine months of 2009. However, this situation has been improved significantly since the third quarter of 2008, the gross profit ratio for the three months ended September 30, 2008 increased to 78%, which led an increase of gross profit ratio for the nine months ended September 30, 2008 to 61% from 50% for the six months ended June 30, 2008.

•
TV advertisement time cost is the largest component of our cost of revenue for TV advertisement revenue. We purchase TV advertisement time from about ten different provincial TV stations and resell it to our TV advertisement clients through infomercials produced by us. Our TV advertisement time cost was US$ 11.5 million and US$ 3.3 million for the nine months ended 2009 and 2008, respectively, and US$ 2.5 million and US$ 1.9 million for the three months ended September 30, 2009 and 2008, respectively, which were in line with the increase of our TV advertising revenue for the above mentioned periods. Our average gross profit ratio for TV advertising business is about 15%. We had a relatively high gross profit ratio of this segment for the three months ended September 30, 2009, which is because we enhanced our infomercials production service, which led to an increase of the production fee we charged to our clients in this period.

•
Our resale of internet advertising resources is a segment that we launched in May 2008.  We purchase advertising resources from other portal websites (such as Sina, Sohu, Baidu, 163, and Google, etc.) in large volumes, allowing us to enjoy a more favorable discount on rates. We normally purchase these internet resources for providing value-added services to our internet advertising clients on our own portal website www.28.com. However, besides placing advertisements on www.28.com, some of our advertising clients also want to use other direct channels for their promotions, so they purchase internet resources from us because, through us, they have access to lower rates as compared to the market price. The gross profit ratio for this business is relatively low (about 3%-5%) compared with our other segments.  In 2008, with less experience in running an internet advertising business on www.28.com, we over purchased internet resources and could not use the resources to generate sufficient revenue to cover our costs due to our lack of a stable client base at that time. That is the main reason for the negative gross margin we had in this business sector for the nine months ended September 30, 2008.  However, this situation improved significantly in the second half year of 2008, because we successfully increased our client base in the second half year of 2008, and brought more revenue into this business sector accordingly.

Gross Profit

As a result of the foregoing, our gross profit was US$ 11.4 million for the nine months ended September 30, 2009 compared to US$ 4.7 million for the same period of 2008, and US$ 4.1 million and US$ 3 million for the three months ended September 30, 2009 and 2008, respectively.  According to our past experience, the comprehensive gross margin of our business is about 35%-45%.  We had a relatively high comprehensive gross margin of our business for the three months ended September 30, 2009, because we enhanced our promotion of internet advertising for spare spaces of our portal website and enhanced the production service for our TV infomercials, which allowed us to generate more revenue without increasing additional cost.

Operating Expenses and Net Income

Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.  The following tables set forth our operating expenses, divided into their major categories by amount and as a percentage of our total revenues for the periods indicated.

	For the nine months ended September 30,
	2009		2008
	(Unaudited)		(Unaudited)
	(Amounts expressed in thousands of US dollars, except percentages)
	Amount	% of total revenue	Amount	% of total revenue

Total Revenue	27,305	100%	13,314	100%
Gross Profit	11,387	42%	4,651	35%
Selling expenses	3,253	12%	1,103	8%
General and administrative expenses	1,530	6%	588	4%
Research and development expenses	347	1%	92	1%
Total operating expenses	5,130	19%	1,783	13%

	For the three months ended September 30,
	2009 (Unaudited)		2008 (Unaudited)
	(Amounts expressed in thousands of US dollars, except percentages)
	Amount	% of total revenue	Amount	% of total revenue

Total Revenue	8,126	100%	6,679	100%
Gross Profit	4,097	50%	2,979	45%
Selling expenses	624	8%	525	8%
General and administrative expenses	614	8%	233	3%
Research and development expenses	133	1%	28	1%
Total operating expenses	1,371	17%	786	12%

Operating Expenses:  Our operating expenses increased significantly to US$ 5.1 million for the nine months ended September 30, 2009 from US$ 1.8 million for the same period of 2008, and increased to US$ 1.4 million for the three months ended September 30, 2009 from US$ 0.8 million for the same period of 2008.

•
Selling expenses: Selling expenses increased to US$ 3.3 million for the nine months ended September 30, 2009 from US$ 1.1 million for the same period of 2008, and increased to US$ 0.6 million for the three months ended September 30, 2009 from US$ 0.5 million for the same period of 2008. The increase of our selling expenses were mainly due to (1) increase of brand development expense for www.28.com; (2) increase of staff performance bonus due to increase of our revenue; (3) increase of travelling expenses and other marketing expense due to expansion of our revenue; and (4) increase of staff salary and benefit due to expansion of our sales force.

Our selling expenses primarily consist of brand development advertising expenses we pay to TV stations for the television promotion of www.28.com, other advertising and promotional expenses, staff salaries, benefit and performance bonuses, website server hosting and broadband leasing expenses, and travel and communication expenses.  Among the selling expenses, our website brand development expenses on television accounted for 60%-70% of the total selling expenses for each of three and nine month periods in 2009 and 2008.  As we continue to expand our client base, we will increase our sales force accordingly, which will result in an increase in selling expenses. In general, we expect selling expenses to remain relatively stable as a percentage of total revenues.

•
General and administrative expenses: general and administrative expenses increased to US$ 1.5 million for the nine months ended September 30, 2009 from US$ 0.6 million for the same period of 2008, and increased to US$ 0.6 million for the three months ended September 30, 2009 from US$ 0.2 million for the same period of 2008.  The increase in our general and administrative expenses was mainly due to (1) the increase in staff salaries and benefits due to expansion of the business; (2) the increase in office expenses, entertainment expenses, and travel expenses due to expansion of the business; (3) the increase in professional services charges related to reverse merger transaction and financing transaction, and (4) the increase in share-based compensation expenses recognized for of the issuance of our common stock in exchange for professional services.  We recognized an aggregate of US$ 190,000 of share-based compensation expenses for the nine months ended September 30, 2009 for our issuance of common stock to Tripoint Capital Advisors, LLC and Richever Limited and investor relations service providers for the professional services provided by them or their affiliates.

Our general and administrative expenses primarily consist of salaries and benefits for management, accounting and administrative personnel, office rentals, depreciation of office equipment, professional service fees, maintenance, utilities and other office expenses. We expect that our general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs in connection with the expansion of our business and incur increased professional services costs in connection with disclosure requirements under applicable securities laws, and our efforts to continuing to improve our internal control systems in-line with the expansion of our business.

•
Research and development expenses: Research and development expenses increased to US$ 0.3 million for the nine months ended September 30, 2009 from US$ 0.09 million for the same period of 2008. These changes are  mainly due to the increase of development cost to our client services based internet technology in 2009.

Our research and development expenses primarily consist of salaries and benefits for the research and development staff, equipment depreciation expenses, and office utilities and supplies allocated to our research and development department. We expect that our research and development expenses will increase in future period as we will expand and optimize our portal website and upgrade our advertising management software. In general, we expect research and development expenses to remain relatively stable as a percentage of total revenues.

Operating Profit: As a result of the foregoing, our operating profit increased significantly to US$ 6.3 million for the nine months ended September 30, 2009 from US$ 2.9 million for the same period of 2008, and increased to US$ 2.7 million for the three months ended September 30, 2009 from US$ 2.2 million for the same period of 2008.

Changes in Fair Value of Warrants: We accounted our warrants issued to investors and placement agent in August 2009 financing as derivative liabilities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“ASC Topic 815”). Pursuant to ASC Topic 815, a derivative should be measured at fair value at the commitment date, and re-measured at fair value with changes in fair value recorded in earnings at each reporting period. With the assistance of an independent appraisal firm, we gauged the total fair value of the warrants we issued in August 2009 financing to be approximately US$ 5.1 million as of August 21, 2009 (the Commitment Date) and re-measured to be approximately US$ 6.4 million as of September 30, 2009. Therefore, approximately US$ 1.3 million was recorded as changes in fair value of warrants as a deduction of the operating profit for the nine and three months ended September 30, 2009.

Interest Income: Our interest income increased to US$ 0.009 million for the nine months ended September 30, 2009 from US$ 0.005 million for the same period of 2008, primarily as a result of higher cash and cash equivalent balances generated from our operating and financing activities.

Other Income and Other Expenses: Other income and other expenses represent miscellaneous non-operating related income and expenses occurred. The increase of the other expenses in the three months ended September 30, 2009 was due to our donation of about US$ 66,000 to China Communist Youth League Qinghai Committee to support young people starting their own business with the help of infomercials provided by www.28.com.

Income Tax: We recognized an income tax expense of US$ 1.65 million for the nine months ended September 30, 2009 as compared to US$ 0.8 million for the same period of 2008. We computed our income tax using an applicable income tax rate of 25%, the increase of the income tax expense was in line with the increase of our profit before income tax.

Net Income: As a result of the foregoing, our net income amounted to US$ 3.2 million for the nine months ended September 30, 2009 as compared to US$ 2.1 million for the same period of 2008. And we achieved a net income of US$ 0.7 million for the three months ended September 30, 2009 as compared to US$ 1.6 million for the same period of 2008. Excluding the non-cash charges recorded as changes in fair value of warrants in the nine and three month ended September 30, 2009, we achieved net income amounted to US$ 4.5 million and US$ 1.9 million for the nine and three months ended September 30, 2009, respectively.

Beneficial conversion feature of Series A convertible preferred stock: We evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series A preferred stock with the fair value of the common stock at the commitment date.  We concluded that the fair value of common stock was greater than the operable conversion price of Series A preferred stock at the commitment date and the intrinsic value of the beneficial conversion feature which is approximately US$5,898,000, is greater than the proceeds allocated to the Series A preferred stock.  In accordance to ASC Topic 470 subtopic 20, if the intrinsic value of beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series A preferred stock.  Accordingly, the total proceeds allocated to Series A preferred stock were allocated to the beneficial conversion feature with a credit to Additional paid-in capital upon the issuance of the Series A preferred stock.  Since the Series A preferred stock may convert to our common stock at any time on or after the initial issuing date, all discount was immediately recognized as a deemed dividend and a reduction to net income attributable to common shareholders.

Non-GAAP Earnings per share: Non-GAAP basic earnings per common share for the nine and three months ended September 30, 2009 were $0.31 and $0.12, respectively; and Non-GAAP diluted earnings per common shares for the nine and three months ended September 30, 2009 were $0.30 and $0.11, respectively, reflecting the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis. The dilutive effect of outstanding common stock warrants is reflected in the diluted earnings per share by application of the treasury stock method.

B.	LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents represent cash on hand and deposits held at call with banks. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  As of September 30, 2009, we had cash and cash equivalents of US$ 13.9 million.

Our liquidity needs include (i) net cash used in operating activities that consists of (a) cash required to fund the initial build-out and continued expansion of our network and (b) our working capital needs, which include advanced payment for advertising time purchased from TV stations and for internet resources providers, payment of our operating expenses and financing of our accounts receivable; and (ii) net cash used in investing activities that consists of the investments in computers and other office equipment. To date, we have financed our liquidity need primarily through proceeds from our operating activities.

The following table provides detailed information about our net cash flow for the periods indicated

	Nine months ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
	Amounts in thousands of US dollars

Net cash provided by operating activities	4,734	1,341
Net cash used in investing activities	(348)	(142)
Net cash provided by financing actives	6,825	1,497
Effect of foreign currency exchange rate changes on cash	10	78
Net increase in cash and cash equivalents	11,221	2,774

Net cash provided by operating activates: Our net cash provided by operating activities increased to US$ 4.7 million for the nine months ended September 30, 2009 from US$ 1.3 million for the same period of 2008. This is mainly resulting from the increase in our net profit.

Net cash used in investing activities: Our net cash used in investing activities increased to US$ 0.3 million for the nine months ended September 30, 2009 from US$ 0.1 million for the same period of 2008. This is because, during 2009, our company purchased more vehicle, computers and office equipment as a result of the expansion of our business and increase in our staff.

Net cash provided by financing activities: Our net cash provided by financing activities increased to US$ 6.8 million for the nine months ended September 30, 2009 from US$ 1.5 million for the same period of 2008.  This is mainly because we completed our August 2009 financing and received net proceeds of US$ 9.2 million from this financing. We also used approximately US$ 2 million to pay off the third party loans during the nine months ended September 30, 2009 and US$ 0.3 million to cancel and retire 4,400,000 shares of our common stock immediately prior to the reverse merger transaction. Net cash provided by financing activities for the nine months ended September 30, 2008 was mainly sourced from short-term loans we borrowed from third parties and our directors in that period.

C.	Off-Balance Sheet Arrangements

Our Company did not have any significant off-balance sheet arrangement as of September 30, 2009.

D.	Tabular Disclosure of Contractual Obligations

The following table sets forth our company’s contractual obligations as of September 30, 2009:

	Rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(‘000)	US$(‘000)	US$(‘000)	US$(‘000)

Three months ended December 31,
-2009	-	33	4,483	4,516
Year ended December 31,
-2010	260	-	244	504
-2011	260	-	-	260
Total	520	33	4,727	5,280

Our Company did not have any significant capital commitments as of September 30, 2009.

DESCRIPTION OF THE BUSINESS

Business Overview

The Company is a holding company that conducts its primary businesses through its subsidiaries and operating companies, Business Opportunity Online, Beijing CNET Online, and Shanghai Borongdongsi. We are one of China’s leading full-service media development and advertising platforms for the small and medium enterprise (the “SME”) market.  We are a service oriented business that leverages proprietary advertising technology to prepare and publish rich media enabled advertising campaigns for clients on the Internet and on television. Our goal is to strengthen our position as the leading diversified media advertising provider in China.  Our multi-platform advertising network consists of the website www.28.com (“28.com”), our Internet advertising portal, ChinaNet TV, our TV production and advertising unit, and our newly launched bank kiosk advertising unit, which is primarily used as an advertising platform for clients in the financial services industry.  Using proprietary technology, we provide additional services as a lead generator.  We also have pursued a strategy as a re-seller of Internet and television advertising space that we purchase in bulk.

We have provided advertising and lead generation services to over 500 clients in a variety of consumer focused industries.  Our media campaign service combines both Internet and television advertising, thereby maximizing advertising exposure for our clients.  Through the high traffic internet portal 28.com, operated through Business Opportunity Online, companies and entrepreneurs advertise their products, services and business opportunities.  28.com offers campaign management tools for our clients including lead generation and capture, advanced tracking, search engine optimization, resource scheduling, and content management.  Through the 28.com site our customers can build sales channels and develop relationships directly with sales agents, distributors, resellers and/or franchisees.  It also functions as a one-stop destination for end-users seeking new business opportunities.  Through our ChinaNet TV division, operated through Beijing CNET Online, we have in-house television productions and distribution capabilities.  We create and distribute television shows that are typically 10 or 20 minutes in length and broadcast on local television stations.  Airtime is purchased in 40 minute blocks which air two to four segments each.  The television shows are comprised of advertisements, similar to infomercials, but include promotions for several clients during the allotted time.  We have also commenced production, on a lesser scale, of web video advertisements for clients to be placed on 28.com.

In May 2008, we launched our new bank kiosk division, operated through Shanghai Borongdongsi, which provides interactive LCD ad displays targeting banking customers.  In cooperation with the China Construction Bank, we placed 200 interactive kiosks in its branches throughout Henan Province.  Each kiosk has an LCD advertising display panel, which provides advertising aimed at bank customers. The kiosk also provides Internet access on a separate screen so that customers can perform basic non-cash banking functions such as transferring money, purchasing annuities and/or insurance, and paying bills.

 We derive our revenue principally by:

•	charging our clients fixed monthly fees to advertise on 28.com;
•	charging productions fees for television and web video spots;
•	selling advertising time slots on our television shows and bank kiosks;
•	reselling Internet space and television space at a discount to the direct cost of any individual space or time slot, but at a mark-up to our cost due to purchase of these items in bulk; and
•	collecting fees associated with lead generation.

The five largest industries in terms of revenue in which our advertising clients operate are (1) food and beverage, (2) women accessories, (3) footwear, apparel and garments, (4) home goods and construction materials, and (5) environmental protection equipment.  Advertisers from these industries together accounted for approximately 79% of our revenue in 2008.

Since we commenced our current business operations in 2003, we have experienced significant growth in our network and in our financial results.  We generated total revenues of $21.5 million in 2008 compared to $7.6 million in 2007 and net income of $3.2 million in 2008 compared to a net loss of $0.2 million in 2007. As of the three months ended June 30, 2009, our total revenues increased significantly to US$9.4 million from US$5.2 million for the three months ended June 30, 2008.

Our Corporate History and Background

We were incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. From the date of our incorporation until June 26, 2009, when we consummated the Share Exchange (as defined below), our business development activities were primarily concentrated in web server access and company branding in hosting web based e-games.

Our wholly owned subsidiary, China Net Online Media Limited was incorporated in the British Virgin Islands on August 13, 2007 (“China Net”).  In April 11, 2008, China Net became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People's Republic of China (“Rise King WFOE”).  We refer to the transactions that resulted in China Net becoming an indirect parent company of Rise King WFOE as the “Offshore Restructuring.” We operate our business in China primarily through Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), and Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”).  Business Opportunity Online, Beijing CNET Online and Shanghai Borongdingsi, were incorporated on December 8, 2004, January 27, 2003 and August 3, 2005, respectively.  From time to time, we refer to them collectively as the “PRC Operating Entities”.

Shanghai Borongdingsi is owned 51% by Beijing CNET Online.  Beijing CNET Online and Shanghai Borongdingsi entered into a cooperation agreement in June 2008, followed up with a supplementary agreement in December 2008, to conduct e-banking advertisement business. The business is based on an e-banking cooperation agreement between Shanghai Borongdingsi and Henan provincial branch of China Construction Bank which allows Shanghai Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets throughout Henan Province. The e-banking cooperation agreement has a term of eight years starting August 2008. However, Shanghai Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of an advertisement business license and supporting financial resources. Pursuant to the aforementioned cooperation agreements, Beijing CNET Online committed to purchase equipment, and to provide working capital, technical and other related support to Shanghai Borongdingsi.  Beijing CNET Online owns the equipment used in the kiosk business, is entitled to sign contracts in its name on behalf of the business, and holds the right to collect the advertisement revenue generated from the kiosk business exclusively until the recovery of the cost of purchase of the equipment. Thereafter, Beijing CNET Online has agreed to distribute 49% of the succeeding net profit generated from the e-banking advertising business, if any, to the minority shareholders of Shanghai Borongdingsi.

Restructuring

In October 2008, a restructuring plan was developed (the “Restructuring”).  The Restructuring was accomplished in two steps.  The first step was for Rise King WFOE to acquire control over Business Opportunity Online and Beijing CNET Online (collectively the “PRC Operating Subsidiaries”) by entering into a series of contracts (the “Contractual Agreements”), which enabled Rise King WFOE to operate the business and manage the affairs of the PRC Operating Subsidiaries. Both of the PRC Operating Subsidiaries at that time and currently are owned by Messrs. Handong Cheng, Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”). Messrs. Cheng and Liu, are now our Chief Executive Officer and Chief Operating Officer, respectively.  After the PRC Restructuring was consummated, the second step was for China Net to enter into and complete a transaction with a U.S. public reporting company, whereby that company would acquire China Net, China Net HK and Rise King WFOE, and control the PRC Operating Subsidiaries (the “China Net Companies”).

Legal Structure of the PRC Restructuring

 The PRC Restructuring was consummated in a manner so as not to violate PRC laws relating to restrictions on foreign ownership of businesses in certain industries in the PRC and the PRC M&A regulations.

The Foreign Investment Industrial Guidance Catalogue jointly issued by the Ministry of Commerce (“MOFCOM”) and the National Development and Reform Commission in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment, (ii) restricted to foreign investment, and (iii) prohibited from foreign investment.  For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment.  Except for those expressly provided restrictions, encouraged and permitted industries/business are usually open to foreign investment and ownership.  With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership.

The business of the PRC Operating Subsidiaries falls under the class of a business that provides Internet content or information services, a type of value added telecommunication services, for which restrictions upon foreign ownership apply, which means Rise King WFOE is not allowed to do the business the PRC Operating Subsidiaries companies are currently pursuing.  Advertising business is open to foreign investment but one of the requirements is that the foreign investors of a WFOE shall have been carrying out advertising business for over three years pursuant to the Foreign Investment Advertising Measures as amended by MOFCOM and the State Administration of Industry and Commerce (“SAIC”) on August 22, 2008.  Rise King WFOE is not allowed to engage in the advertising business because its shareholder, China Net HK, does not meet such requirements.  In order to control the business and operations of the PRC Operating Subsidiaries, and consolidate the financial results of the two companies in a manner that does not violate current PRC laws, Rise King WFOE executed the Contractual Agreements with the PRC Shareholders and each of the PRC Operating Subsidiaries. The Contractual Agreements allow us through Rise King WFOE to, among other things, secure significant rights to influence the two companies’ business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by the PRC Operating Subsidiaries.  In return, Rise King WFOE provides consulting services to the PRC Operating Subsidiaries.  In addition, to ensure that the PRC Operating Subsidiaries and the PRC Shareholders perform their obligations under the Contractual Arrangements, the PRC Shareholders have pledged to Rise King WFOE all of their equity interests in the PRC Operating Subsidiaries.  They have also entered into an option agreement with Rise King WFOE which provides that at such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the Internet content or information services in China are lifted, Rise King WFOE may exercise its option to purchase the equity interests in the PRC Operating Subsidiaries directly.

Each of the PRC Shareholders entered into a share transfer agreement (the “Share Transfer Agreement”) with Mr. Yang Li, the sole shareholder of Rise King BVI, which is a 55% shareholder of China Net. The PRC Shareholders have been granted the incentive options for the contributions that they have made and will continue to make to Rise King BVI. Under the Share Transfer Agreements Mr. Li granted to each of the PRC Shareholders an option to acquire, in the aggregate 10,000 shares of Rise King BVI, representing 100% of the issued and outstanding shares of Rise King BVI, provided that certain financial performance thresholds were met by the China Net.  The Share Transfer Agreement was formalized and entered into on April 28, 2009.  Subject to registering with the State Administration of Foreign Exchange (“SAFE”) prior to the exercise and issuance of the Option Shares under the Share Transfer Agreements, which is an administrative task,  there is no prohibition under PRC laws for the PRC Shareholders to earn an interest in Rise King BVI after the PRC Restructuring is consummated in compliance with PRC law.

Pursuant to the Share Transfer Agreement, the Option Shares vest and become exercisable in one-third increments upon the China Net Companies attaining consolidated gross revenue performance targets for fiscal 2009, the six month period ended June 30, 2010 and the six month period ended December 31, 2010 of RMB 100 million, RMB 60 million and RMB 60 million. If the China Net Companies achieve the performance targets the exercise price will be $1.00 per share.  If the targets are not met, the exercise price shall increase to $2.00 per shares. Therefore, as of February 14, 2011, 100% of the Option Shares will be exercisable.

Accounting Treatment of the Restructuring

The Restructuring is accounted for as a transaction between entities under common control in a manner similar to pooling of interests, with no adjustment to the historical basis of the assets and liabilities of the PRC Operating Subsidiaries.  The operations of the Entities are consolidated as if the current corporate structure had been in existence throughout the period presented in the audited financial statements. The Restructuring is accounted for in this manner because pursuant to an Entrustment Agreement dated June 5, 2009 (the “Entrustment Agreement”) between Rise King BVI and the PRC Shareholders, Rise King BVI granted to the PRC Shareholders, on a collective basis, managerial control over each of the China Net Companies by delegating to the PRC Shareholders its shareholder rights, including the right to vote, and its rights to designate management of the China Net Company.  The Entrustment Agreement, together with the Contractual Arrangements demonstrate the ability of the PRC Shareholders to continue to control Business Opportunity Online and Beijing CNET Online, which are under our common control.

Below is a summary of the material terms of the Contractual Agreements.

Exclusive Business Cooperation Agreements

Pursuant to Exclusive Business Cooperation Agreements entered into by and between Rise King WFOE and each of the PRC Operating Subsidiaries in October 2008, Rise King WFOE has the exclusive right to provide to the PRC Operating Subsidiaries complete technical support, business support and related consulting services, which include, among other things, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Each PRC Operating Subsidiary has agreed to pay an annual service fee to Rise King WFOE equal to 100% of its audited total amount of operational income each year.  Each PRC Operating Subsidiary has also agreed to pay a monthly service fee to Rise King WFOE equal to 100% of the net income generated on a monthly basis. The payment and terms of payment are fixed to ensure that Rise King WFOE obtains 100% of the net income for that month, although adjustments may be made upon approval by Rise King WFOE to provide for operational needs. If at year end, after an audit of the financial statements of any PRC Operating Subsidiary, there is determined to be any shortfall in the payment of 100% of the annual net income, such PRC Operating Subsidiary must pay such shortfall to Rise King WFOE. Each agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Rise King WFOE, each of the PRC Shareholders, dated as of October 8, 2008, each of the PRC Shareholders irrevocably granted to Rise King WFOE or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interest in any PRC Operating Subsidiary for a purchase price of RMB 10 or a purchase price to be adjusted to be in compliance with applicable PRC laws and regulations. Rise King WFOE or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at the election of Rise King WFOE.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Rise King WFOE, the PRC Operating Subsidiaries and each of the PRC Shareholders, dated as of October 8, 2008, the PRC Shareholders pledge, all of their equity interests in  PRC Operating Subsidiaries to guarantee Beijing CNET Online’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Beijing CNET Online or any of the PRC Shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Rise King WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The PRC Shareholders of the PRC Operating Subsidiaries agree not to dispose of the pledged equity interests or take any actions that would prejudice Rise King WFOE's interest, and to notify Rise King WFOE of any events or upon receipt of any notices which may affect Rise King WFOE's interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Irrevocable Powers of Attorney

The PRC Shareholders have each executed an irrevocable power of attorney, dated as of October 8, 2008, to appoint Rise King WFOE as their exclusive attorneys-in-fact to vote on their behalf on all PRC Operating Subsidiary matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of the respective PRC Operating Subsidiary.

Share Exchange

On June 26, 2009, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) ChinaNet BVI, (ii) ChinaNet BVI’s shareholders, Allglad Limited, a British Virgin Islands company (“Allglad”), Growgain Limited, a British Virgin Islands company ("Growgain"), Rise King Investments Limited, a British Virgin Islands company (“Rise King BVI”), Star (China) Holdings Limited, a British Virgin Islands company (“Star”), Surplus Elegant Investment Limited, a British Virgin Islands company (“Surplus”), Clear Jolly Holdings Limited, a British Virgin Islands company (“Clear” and together with Allglad, Growgain, Rise King BVI, Star and Surplus, the “ChinaNet BVI Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of ChinaNet BVI (the “ChinaNet BVI Shares”), and (iii) G. Edward Hancock, the former principal stockholder of the Company. Pursuant to the terms of the Exchange Agreement, the ChinaNet BVI Shareholders transferred to the Company all of the ChinaNet BVI Shares in exchange for the issuance of 13,790,800 (the “Exchange Shares”) shares of Common Stock (the “Share Exchange”).  As a result of the Share Exchange, ChinaNet BVI became a wholly owned subsidiary of the Company and the Company is now a holding company, which through certain contractual arrangements with operating companies in the PRC, is engaged in providing advertising, marketing and communication services to small and medium companies in China.

Immediately prior to the Share Exchange, we cancelled and retired 4,400,000 shares of our issued and outstanding Common Stock (the “Cancelled Shares”) (reducing our issued and outstanding shares to 1,383,500), and issued 600,000 shares of our Common Stock in the aggregate to certain third parties in consideration for services rendered (resulting in 1,983,500 shares of issued and outstanding Common Stock immediately prior to the Share Exchange).  A cash amount of $300,000, previously deposited by us into an escrow account was paid to G. Edward Hancock, our former majority shareholder and owner of the Cancelled Shares, as consideration for cancelling the Cancelled Shares in connection with the Share Exchange.  As a result of the cancellation of the Cancelled Shares, the share issuance described above, and the Share Exchange, we had 15,774,300 shares issued and outstanding immediately following the Share Exchange.

In connection with the Share Exchange, we entered into a Registration Rights Agreement dated June 26, 2009 with certain of our stockholders signatory thereto.  Pursuant to the Registration Rights Agreement, we agreed to provide those stockholders signatory thereto, for a 90-day period from the date of signing, piggyback registration rights under the Securities Act on a portion of their shares.  In the event that we do not file such registration statement within the 90-day period, the stockholders holding a majority of the securities registrable under the Registration Rights Agreement will have a demand registration right. There are no other penalties or liquidated damages (in securities of the Company, cash or otherwise) as a result of the Company not successfully filing a registration statement within the 90-day period or pursuant to the terms of the demand.

Name Change

Prior to July 14, 2009, our company name was Emazing Interactive, Inc.  On July 14, 2009, the Company caused to be formed a corporation under the laws of the State of Nevada called ChinaNet Online Holdings, Inc. (the "Merger Sub") and acquired one hundred shares of its common stock for cash. As such, Merger Sub was merged with and into the Company.  As a result of the merger, the separate existence of the Merger Sub ceased.  As a further result of the merger, our corporate name was changed to “ChinaNet Online Holdings, Inc.”  We are the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

2009 Financing

On August 21, 2009 (the “Closing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”), with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which we sold units, comprised of 10% Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and two series of warrants, for a purchase price of $2.50 per unit and gross proceeds of approximately $10.3 million (the “Financing”).  Net proceeds from the Financing were approximately $9.5 million.  We sold 4,121,600 units in the aggregate, which included (i) 4,121,600 shares of our Series A Preferred Stock, (ii) Series A-1 Warrants to purchase 2,060,800 shares of Common Stock at an exercise price of $3.00 per share with a three-year term, and (ii) Series A-2 Warrants to purchase 2,060,800 shares of Common Stock at an exercise price of $3.75 with a five-year term.  In connection with the Financing, we issued to TriPoint Global Equities, LLC warrants to purchase 329,728 shares of our Common Stock at an exercise price of $2.50 per share,  164,864 at an exercise price of $3.00 and 164,864 at an exercise price of $3.75. The warrants expire on August 20, 2014 .

In connection with the Financing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Common Stock underlying the Series A Preferred Stock, the Series A-1 Warrants and the Series A-2 Warrants, thirty (30) days after the closing of the Financing.  We have agreed to use our best efforts to have the Registration Statement declared effective within 150 calendar days after filing, or 180 calendar days after filing in the event the Registration Statement is subject to a “full review” by the SEC.

We are required to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the units sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid with respect to any securities being registered that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415.

In connection with the Financing, we  entered into a securities escrow agreement with the Investors (the “Escrow Agreement”), pursuant to which Rise King Investment Limited, a British Virgin Islands company (the “Principal Stockholder”), initially placed 2,558,160 shares of Common Stock (the “Escrow Shares”) into an escrow account.  Of the Escrow Shares, 1,279,080 shares (equivalent to 50% of the Escrow Shares) are being held as security for the achievement of audited net income equal to or greater than $7.7 million for the fiscal year 2009 (the “2009 Performance Threshold”) and the remaining 1,279,080 of the Esrow Shares are being held as security for the achievement of audited net income equal to or greater than $14 million for the fiscal year 2010 (the “2010 Performance Threshold”).

If we achieve at least 95% of the applicable Performance Threshold, all of the Escrow Shares for the corresponding fiscal year shall be returned to the Principal Stockholder. If we achieve less than 95% of the applicable Performance Threshold, the Investors shall receive in the aggregate, on a pro rata basis (based upon the number of shares of Series A Preferred Stock or Conversion Shares owned by each such Investor as of the date of distribution of the Escrow Shares), 63,954 shares of the Escrow Shares for each percentage by which the applicable Performance Threshold was not achieved up to the total number of Escrow Shares for the applicable fiscal year.  Any Escrow Shares not delivered to any Investor because such Investor no longer holds shares of Series A Preferred Stock or Conversion Shares shall be returned to the Principal Stockholder.

For the purposes of the Escrow Agreement, net income is defined in accordance with US GAAP and reported by us in our audited financial statements for each of the fiscal years ended 2009 and 2010; provided, however, that net income for each of fiscal years ended 2009 and 2010 shall be increased by any non-cash charges incurred (i) as a result of the Financing , including without limitation, as a result of the issuance and/or conversion of the Series A Preferred Stock, and the issuance and/or exercise of the Warrants, (ii) as a result of the release of the Escrow Shares to the Principal Stockholder and/or the Investors, as applicable, pursuant to the terms of the Escrow Agreement, (iii) as a result of the issuance of ordinary shares of the Principal Stockholder to Messrs. Handong Cheng and Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”), upon the exercise of options granted to the PRC Shareholders by the Principal Stockholder, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the Financing, (v) the exercise of any warrants to purchase Common Stock outstanding  and (vi) the issuance under any performance based equity incentive plan that we adopt.

In addition, we are a party to a Lock-Up Agreement with each of our executive officers and directors (the “Affiliates”), under which the Affiliates have agreed with not to offer, sell, contract to sell, assign, transfer, hypothecate gift, pledge or grant a securitiy interest in, or other wise dispose of  any shares of our common stock that such Affiliates presently own or may acquire after the Closing Date during the period commencing on the Closing Date and expiring on the date that is six months following the effective date of the Registration Statement  (the “Lock-up Period”).  Each Affiliate further agreed that during the 12-month period following the Lock-up Period, such Affiliate shall not transfer more than one-twelfth (1/12) of such Affiliate’s holding of Common Stock during any one calendar month.

Industry and Market Overview

Overview of the Advertising Market in China

China has the largest advertising market in Asia, excluding Japan.  According to ZenithOptimedia in 2007, China’s advertising market was the fifth largest in the world by media expenditure, which was approximately $15.4 billion, accounting for 15.6% of the total advertising spending in the Asia-Pacific region.  ZenithOptimedia also projected that the advertising market in China will be one of the fastest growing advertising markets in the world, at a CAGR of 12.8% from 2007 to 2011. By 2011, China is projected to account for 19.6% of the total advertising spending in the Asia-Pacific region.

The growth of China’s advertising market is driven by a number of factors, including the rapid and sustained economic growth and increases in disposable income and consumption in China. According to ZenithOptimedia, China was the third largest economy in the world in 2007 in terms of GDP, which amounted to US$3.1 trillion. According to the National Bureau of Statistics of China, the annual disposable income per capita in urban households increased from RMB 13,786 in 2007 to RMB 15,781 in 2008, representing an increase of 14.5%.

We believe the advertising market in China has significant potential for future growth due to relatively low levels of advertising spending per capita and as a percentage of GDP compared to more developed countries or regions. The following table sets forth the advertising spending per capita and as a percentage of GDP in 2007 in China compared to more developed countries or regions:

Advertising Spending in 2007
	Per Capita (US$)	As a % of GDP

China	$11.62	0.5%
Hong Kong	438.63	1.5%
South Korea	206.71	1.0%
Japan	320.76	0.9%
Asia Pacific (weighted average)	29.98	0.8%
United States	586.11	1.3%
United Kingdom	419.79	0.9%
 Source: ZenithOptimedia (December, 2008)

Overview of the Internet Advertising Industry

According to ZenithOptimedia, the Internet is the only advertising medium that is expected to experience an increase in expenditures in 2009.  This growth is expected to stem primarily from the use of search engine, rich media, video and game embedded advertisements. The growth of Internet advertising is expected to be 11.3% in 2010 and 15.3% in 2011, and according to the iResearch China Merchant Website Research Report, is expected to reach $5.8 billion in 2012.

The diagram below depicts annual size & growth of Chinese Internet advertising market from 2001 to 2012:

High Demand for the Internet Advertising in China

We believe that the Internet advertising market in China also has significant potential for future growth due to high demand from the rapid development of franchise and chain store business and the SMEs. According to the 2008 China Franchise Development Report by China Chain Store & Franchise Development Report, there were approximately 3,000 franchise enterprises and 260,000 chain stores in China by the end of 2007, and the number of franchise enterprises and chain stores is expected to increase to 4,000 and 320,000, respectively by 2010.

The development of the SME market is still in its early stages and since their sales channels and distribution networks are still underdeveloped, they are driven to search for new participants by utilizing Internet advertising.  The SMEs tend to be smaller, less-developed brands primarily focused on restaurants, garments, building materials, home appliances, and entertainment with low start-up costs within a range of $1,000-$15,000. The Chinese government has promulgated a series of laws and regulations to protect and promote the development of SMEs which appeals to entrepreneurs looking to benefit from the central government’s support of increased domestic demand.  SMEs are now responsible for about 60% of China's industrial output and employment of about 75% of urban Chinese workforce. SMEs are creating the most new urban jobs, and they are the main destination for workers laid-off from state-owned enterprises (SOEs) that re-enter the workforce.

Our Principal Products and Services

Our products and services include:

•	Bundled advertising campaign services, comprised of 28.com, our Internet advertising portal, and our television and web advertisement services;
•	Agency services, whereby we re-sell to our customers web advertising space on third-party Internet sites and television advertising space; and
•	Resale of Internet Advertising resources; and
•	In-bank advertising services conducted through our network of kiosks located in bank branches.

Internet Advertising

We founded 28.com in 2003. 28.com is a leading Internet site for information about small business opportunities in China.  It was one of the earliest entrants in this sector, allowing it to currently hold a 30% market share in China. Our revenue from 28.com is twice as big as our closest competitor, u88.cn. We have provided more than 500 long-term clients advertising business opportunities on the site.  The platform provides advertisers with the tools to build sales channels and develop relationships directly with sales agents, distributors, resellers and/or franchisees. 28.com has the following features which enable it to be an attractive platform for the advertisers:

•	Allows entrepreneurs interested in inexpensive franchise and business opportunities to find in-depth details about these opportunities in various industries;
•	Provides one-stop shopping for SMEs and entrepreneurs by providing customized services such as design, website setup, and advertisement placement through promoting;
•	Bundles with 28.com video production, advanced traffic generation techniques and search-engine optimization.

28.com charges its clients fixed monthly fees for ad placements on its homepage at an average monthly price of $3,000. The site has more than 500 long term clients and the total revenue per month reaches approximately $1.5 million in 2008.  This segment accounted for 52% of our revenue in 2008 and 100% of our revenue in 2007.

Television Advertising

As part of our media campaign services, for each client we produce and distribute television shows that are comprised of advertisements similar to infomercials, but include promotions for several clients during the allotted time.  Our clients pay us for editorial coverage and advertising spots. We are one of the larger producers of television shows of this nature in China, with an estimated total show time that is expected to reach 30,000 minutes in 2009 and 100,000 minutes in 2010. The shows produced by our TV unit are distributed during airtime purchased on the biggest national satellite television stations including CCTV, Hunan TV, Jiangxi TV, Shandong TV, Guangdong TV, Fujian TV, Guangxi TV, Mongolia TV, Yunnan TV, Tianjin TV and Heilongjiang TV. The brand of shows produced by us are entitled “Gold List,” “Online Business Opportunities,”“The Charm of Wealth,”“Venture Express,”“Start” and “Run’s Road to Wealth.”  This segment accounted for 32.6% of our revenue in 2008.

Resale of Internet Advertising Resources

We resell to our new clients sponsored search resources and advertising portal resources purchased from other portal websites.  These websites include Baidu, Tengxun (QQ), Google, Sina, Sohu and other advertising clients.  This segment accounted for 14.3% of our revenue in 2008.

Bank Kiosks

We operate our bank kiosk advertising network, launched in 2008, through Shanghai Borongdingsi. We place our kiosk machines, which include a large, LCD advertising display, in bank branches to target banking patrons. We market our LCD display network to advertisers in the financial services and insurance industries. As of June 1, 2009, we had approximately 200 flat-panel displays placed in branches of China Construction Bank in Henan Province and 2,000 kiosks are expected to be placed in 17 cities by the end of 2009.  The kiosks are useful to the banks because, in addition to the LCD advertising display, they provide bank customers with free Internet access to on-line banking services, thereby potentially shortening wait times in branches for teller services.  We believe bank kiosks are a cost effective solution for advertisers because the interactive client interface captures information for follow up and also due to the ability to update content remotely.

Our client base for bank kiosk advertising includes, China Telecom, China Mobile, China Construction Bank. Ping An of China, China Unicom, China International Fund Management Co., Ltd., Toyota, PICC, Guangzhou Honda and Audi.

Our Competitive Strengths

Over our six year history, we believe that we have built a strong track record of significant competitive strengths such as:

Innovative Operations

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Client-based innovation. Our services, which bundle for a set fee Internet ads, television shows and other services, including lead generation, simplifies the targeting process for our clients by allowing them to use one vendor for their Internet and television ad buys.

•
Target market innovation and expansion of audience base.  We believe that by offering multiple advertising media platforms, we enable advertisers to reach a wide range of consumers with complementary and mutually reinforcing advertising campaigns. We are better able to attract advertisers who want to reach targeted consumer groups through a number of different advertising media in different venues and at different times of the day.

Strong Technological Advantages

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Award winning R&D team. We have a R&D team with extensive experience in China’s advertising and marketing industry. Bin Zhang, Vice President of China Net TV, has been actively engaged in technology research and development in this area since 1998.

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Advanced campaign tracking & monitoring tools. We have deployed advanced tracking, search engine optimization, resource scheduling, content management and ad campaign management tools so as to achieve effective and efficient advertising effects.

•
Valuable intellectual property. We have three copyright certificates and property rights for three software products in connection with the Internet advertising business which were developed by our research and development team.

•
Experienced management team. We have an experienced management team. In particular, Handong Cheng, our founder, chairman and chief executive officer has over ten years’ experience in management. He demonstrated his entrepreneurship and business leadership by starting up our business and he has successfully grown our business to become a pioneer in online media marketing and advertising services. He also secured our status as the sole strategic alliance partner of China Construction Bank with respect to bank kiosk advertising. Zhige Zhang, our chief financial officer has over six years’ experience in software development and Internet ad technology.

First Mover Advantages

•
Early Market Entrant as a vertically integrated ad portal and Internet agency.  We have over 4 years of operations as a vertically integrated ad portal and ad agency. We have 6 years of experience as an Internet advertising agency.  We commenced our Internet advertising services business in 2003 and was among the first companies in China to create a site and a business focused on Internet advertising. We rapidly established a sizeable nationwide network, secured a significant market share and enhanced awareness of our brand. Our early entry into the market has also enabled us to accumulate a significant amount of knowledge and experience in this nascent segment of the advertising industry.

•
Early mover advantage in bank kiosk.  We are one of earlier advertising agents to have established an in-bank advertising network. We believe that the establishment of our in-bank kiosk gives us a competitive edge over competing networks as well as over many other forms of traditional advertising.

•
Exclusive Strategic Partnership with Top Chinese banks.  In 2008, we entered into an eight-year strategic partnership with China Construction Bank to be its strategic partner in the establishment of a nationwide network of bank kiosks displaying our clients’ advertising on large LCD screens and providing bank customers with free internet access to on-line banking services. We pay for the kiosks and then provide them to China Construction Bank for free in exchange for the exclusive right to display advertising on the kiosks. We have already placed 200 kiosks at branches in Henan Province. We are also negotiating similar deals with Bank of Communications and Agricultural Bank of China. We believe exclusivity with the top Chinese banks will create higher barriers to entry for potential competitors.

Growth Strategy

Our objectives are to strengthen our position as the leading Internet advertising and marketing services and diversified media advertising network in China and continue to achieve rapid growth. We intend to achieve these objectives by implementing the following strategies:

Nationally Expand Our Bank Kiosk Platform

We intend to aggressively expand our bank kiosk platform in order to appeal to our financial industry advertisers and increase our revenues in this business line. To achieve this goal, we intend to increase the number of bank kiosks. We intend to aggressively enter into new strategic partnerships with other banks to achieve this result.

Continue to Expand Internet Advertising through Adding New Modules into Our 28.com Network

We intend to add new modules into the 28.com site, such as customer relationship management (CRM), supply chain management and enterprise resources planning (ERP) systems in order to enhance the functionality of our Internet advertising network.

Leverage our integrated platform to increase operational and cross-selling synergies

We plan to maximize opportunities for our business to increase both revenue and cost synergies. We intend to increase cross-selling by developing additional flexible, bundled advertising packages that allow advertisers to reach consumers by complementary and reinforcing media. At the same time, we intend to further leverage the existing elements of our integrated media platform to enhance the platform’s attractiveness to advertisers. Advertisers can launch a coordinated campaign across multiple media while enjoying cost savings from our bundling and volume discounts.

Promote Our Brand Name and Augment Our Service Offerings to Attract a Wider Client Base and Increase Revenues

Enhancing our brand name in the industry will allow us to solidify and broaden our client base by growing market awareness of our services and our ability to target discrete consumer groups more effectively than mass media. We believe the low cost of reaching consumers with higher-than-average disposable incomes through our network and our development of additional advertising media platforms and channels within our network can enable our customers to reach that goal. As we increase our advertising client base and increase sales, demand for and sale of time slots and frame space on our network will grow.

Our Advertising Clients; Sales and Marketing

Our Advertising Clients

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The quality and coverage of our network has attracted a broad base of advertising clients. As of June 1, 2009, more than 500 long term customers purchased advertising time slots on our 28.com portal, China Net TV and our bank kiosks. We derive all of our revenues from charging our clients fixed monthly fees to advertise on 28.com;

•	charging productions fees for television and web video spots;
•	selling advertising time slots on our television shows and bank kiosks;
•	reselling Internet space and television space at a discount to the direct cost of any individual space or time slot, but at a mark-up to our cost due to purchase of these items in bulk; and
•	collecting fees associated with lead generation.

For the year ended December 31, 2008, we derived 52.5% of our revenues from our Internet advertising and 32.6% from our TV advertising.

The following table sets forth a breakdown of our revenue from Internet advertising by industry for the year ended December 31, 2008:

Industry	Percentage of total revenue
Food and beverage	25.0%
Women Accessories	9.0%
Footwear, apparel and garments	19.0%
Home Goods and Construction Materials	13.0%
Environmental Protection Equipment	13.0%
Cosmetic and Health Care	8.0%
Education Network	6.0%
Others	7.0%
Total	100.0%

Sales and Marketing

Sales and Marketing.  We employ an experienced advertising sales force. We provide in-house education and training to our sales force to ensure they provide our current and prospective clients with comprehensive information about our services, the advantages of using our advertising networks as marketing channels, and relevant information regarding the advertising industry.  We also market our advertising services from time to time by placing advertisements on television, and acting as sponsor to third-party programming as well as to our shows.

Market Research.  We believe our advertising clients derive substantial value from our ability to provide advertising services targeted at specific segments of consumer markets. Market research is an important part of evaluating the effectiveness and value of our business to advertisers. We conduct market research, consumer surveys, demographic analysis and other advertising industry research for internal use to evaluate new and existing advertising channels. We also purchase or commission studies containing relevant market study data from reputable third-party market research firms, iResearch Consulting Co., Ltd. We typically consult such studies to assist us in evaluating the effectiveness of our network to our advertisers. A number of these studies contain research on the numbers and socio-economic and demographic profiles of the people who visit our network.

Suppliers

The primary hardware required for the operation of our business consists of servers and other firmware with which we operate 28.com, video production and editing equipment for our television programming, and components for our bank kiosks, including the LCD displays.  We also develop and install software in our displays to assist us with the configuration, editing and operation of our advertising content cycles. Maintaining a steady supply of these kiosks and their proprietary LCD displays is important to our operations and the growth of our advertising network. We purchase our television displays from third party manufacturers who build these components according to our specifications. We select component suppliers based on price and quality. As there are several other qualified alternative suppliers for our equipment, our obligation to our current suppliers is not exclusive. We have never experienced any material delay or interruption in the supply of our digital television displays.

We deploy advanced traffic generation techniques, search-engine optimization and other technologies that assist advertisers, advertising agencies and web publishers in creating and delivering Internet ads, monitoring and analyzing website traffic, tracking the performance of advertising campaigns and implementing direct marketing.

Research and Development

We intend to continue to optimize our Standard Operating Environment (the “SOE”) technology in order to reduce cost and time to deploy, configure, maintain, support and manage computer servers and system. Whether or not we deploy newer technology will depend upon cost and network security. We also continue to develop proprietary software and systems in connection with the operation of and provision of services through 28.com to enhance ease of use. In addition, we focus on enhancing related software systems enabling us to track and monitor advertiser demands.

Intellectual Property

We have three software copyright certificates issued by the State Copyright Office of the PRC (“SCO”) as below:

Name of Softwares	Registration Number
基于互联网广告效果投放综合监测及管理平台软件V1.0 Software V1.0 of General Monitoring and Management Platform on Internet Advertising Effect	2008SRBJ4073
基于效果的搜索引擎服务平台软件V1.0 Software V1.0 of Effect-based Search Engine Service Platform	2008SRBJ4084
基于互联网广告留言综合分析及管理平台软件V1.0 Software V1.0 of General Analysis and Management Platform on Internet Based Advertising Message	2008SRBJ4084

With this intellectual property, we can facilitate our provision of services that are in demand by the appropriate customers and can track end users to help our customers assess and adjust their marketing strategies.

Competition

We compete with other advertising companies in China including companies that operate Internet advertising portals or television advertising media networks, such as u88.cn 3158.com 08.cn and 78.cn. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as wireless telecommunications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, magazines and radio.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Government Regulation

The PRC government imposes extensive controls and regulations over the media industry, including on television, radio, newspapers, magazines, advertising, media content production, and the market research industry. This section summarizes the principal PRC regulations that are relevant to our lines of business.

Regulations on the Advertising Industry in China

Foreign Investments in Advertising

Under the Administrative Provision on Foreign Investment in the Advertising Industry, jointly promulgated by the SAIC and MOFCOM on March 2, 2004, or the 2004 Provision, foreign investors can invest in PRC advertising companies either through wholly owned enterprises or joint ventures with Chinese parties. Since December 10, 2005, foreign investors have been allowed to own up to 100% equity interest in PRC advertising companies. However, the foreign investors must have at least three years of direct operations outside China in the advertising industry as their core business. This requirement is reduced to two years if foreign investment in the advertising company is in the form of a joint venture. Such requirement is also provided similarly in the newly promulgated regulation that replaced the 2004 Provision as of October 1, 2008, except that according to the new regulation, the establishment of wholly foreign-owned advertising companies must be approved by the SAIC or its authorized provincial counterparts and provincial MOFCOM instead of the SAIC and MOFCOM only. Foreign-invested advertising companies can engage in advertising design, production, publishing and agency, provided that certain conditions are met and necessary approvals are obtained.

We have not engaged in direct operations outside China in the advertising industry as our core business. Therefore, our subsidiary in China, Rise King WFOE, is ineligible to apply for the required licenses for providing advertising services in China. Our advertising business is operated by Business Opportunity Online and Beijing CNET Online in China.  We have been, and are expected to continue to be, dependent on these companies to operate our advertising business. We do not have any equity interest in our PRC Operating Entities, but Rise King WFOE, receives the economic benefits of the same through the Contractual Arrangements.

We have been advised by our PRC counsel, that each of the Contractual Agreements complies, and immediately after the completion of the transactions contemplated herein, will comply with all applicable PRC laws and regulations and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations. However, there exist substantial uncertainties regarding the application, interpretation and enforcement of current and future PRC laws and regulations and its potential effect on its corporate structure and contractual arrangements. The interpretation of these laws and regulations are subject to the discretion of competent PRC authorities. There can be no assurance that the PRC regulatory authorities will not take a view different from the opinions of our PRC counsel and determine that its corporate structure and contractual arrangements violate PRC laws, rules and regulations. In the event that the PRC regulatory authorities determine in their discretion that our corporate structure and contractual arrangements violate applicable PRC laws, rules and regulations, including restrictions on foreign investment in the advertising industry in the future, We may be subject to severe penalties, including an order to cease its business operations.

Business License for Advertising Companies

On October 27, 1994, the Tenth Session of the Standing Committee of the Eighth National People’s Congress adopted the Advertising Law which became effective on February 1, 1995. According to the currently effective Advertising Law and its various implementing rules, companies engaging in advertising activities must obtain from the SAIC or its local branches a business license which specifically includes within its scope the operation of an advertising business. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We have obtained such a business license from the local branches of the SAIC as required by existing PRC regulations. We do not expect to encounter any difficulties in maintaining the business license. However, if we seriously violate the relevant advertising laws and regulations, the SAIC or its local branches may revoke our business licenses.

Outdoors

The Advertising Law in China stipulates that the exhibition and display of outdoor advertisements must comply with certain requirements. It provides that the exhibition and display of outdoors advertisements must not:

• utilize traffic safety facilities and traffic signs;
• impede the use of public facilities, traffic safety facilities and traffic signs;
• obstruct commercial and public activities or create an unpleasant sight in urban areas;
• be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; or
• be placed in areas prohibited by the local governments from having outdoor advertisements.

In addition to the Advertising Law, the SAIC promulgated the Outdoor Advertising Registration Administrative Regulations on December 8, 1995, as amended on December 3, 1998 and May 22, 2006, which also governs the outdoor advertising industry in China. Under these regulations, outdoor advertisements in China must be registered with the local SAIC before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content, quantity, format, specifications, periods, distributors’ name, and locations of dissemination of the outdoor advertisement must be submitted for registration with the local SAIC. A change of registration with local SAICs must be effected in the event of a change in the distributor, the location of dissemination, the periods, the content, the format, or the specifications of the advertisements. It is unclear whether the SAIC, or any of its local branches in the municipalities and provinces covered by our network, will deem our business as outdoor advertising business, and thus require us to obtain the Outdoor Advertising Registration Certificate. If the PRC government determines that we were obligated to complete outdoor advertisement registration as an outdoor advertising network operator, we may be subject to administrative sanctions, including discontinuation of its business for failure to complete such registration.”

In addition, on December 6, 2007, the State Administration of Radio, Film and Television (“SARFT”) promulgated the December 2007 Notice pursuant to which the broadcasting of audio and visual programs, including news, drama series, sports, technology, entertainment and other programs, through radio and television networks, the Internet and other information systems affixed to vehicles and buildings and in airports, bus and railway stations, shopping malls, banks, hospitals and other outdoor public media would be subject to approval by the SARFT. The December 2007 Notice required the local branches of SARFT to investigate and record any organization or company engaging in the activities described in the December 2007 Notice without permission, to send written notices to such organizations or companies demanding their compliance with the December 2007 Notice, and to report the results of such investigations to SARFT by January 15, 2008. We have not yet received any notice from the SARFT or any of its local branches demanding compliance with the December 2007 Notice.  We may, however, be required to obtain an approval from SARFT under the December 2007 Notice, or may be required to remove entertainment programs from its advertising network.

Advertising Content

PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceutical products, medical procedures, alcohol, tobacco, and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws or regulations, must be submitted to relevant authorities for content approval prior to dissemination.

Advertisers, advertising operators, including advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements displayed on our media network. However, there can be no assurance that each advertisement displayed on our network complies with relevant PRC advertising laws and regulations. Failure to comply with PRC laws and regulations relating to advertisement content restrictions governing the advertising industry in China may result in severe penalties.

Regulation on Intellectual Property

Regulation on Trademark

The Trademark Law of the PRC was adopted at the 24th meeting of the Standing Committee of the Fifth National People’s Congress on August 23, 1982 and amended on February 22, 1993 and October 27, 2001. The Trademark Law sets out the guidelines on administration of trademarks and protection of the exclusive rights of trademark owners. In order to enjoy an exclusive right to use a trademark, one must register the trademark with the Trademark Bureau of the SAIC and obtain a registration certificate.

Regulation on Patents

The Patent Law of the PRC was adopted at the 4th Meeting of the Standing Committee of the Sixth National People’s Congress on March 12, 1984 and subsequently amended in 1992 and 2000. The Patent Law extends protection to three kinds of patents: invention patents, utility patents and design patents. According to the Implementing Regulations of the Patent Law, promulgated by the State Council of the PRC on December 28, 2002 and effective on February 1, 2003, an invention patent refers to a new technical solution relating to a product, a process or improvement. When compared to existing technology, an invention patent has prominent substantive features and represents notable progress. A utility patent refers to any new technical solution relating to the shape, the structure, or their combination, of a product. Utility patents are granted for products only, not processes. A design patent (or industrial design) refers to any new design of the shape, pattern or color of a product or their combinations, that create an aesthetic feeling and are suitable for industrial application. Inventors or designers must register with the State Intellectual Property Office to obtain patent protection. The term of protection is twenty years for invention patents and ten years for utility patents and design patents. Unauthorized use of patent constitutes an infringement and the patent holders are entitled to claims of damages, including royalties, to the extent reasonable, and lost profits.

Regulation on Copyright

The Copyright Law of the PRC was adopted at the 15th Meeting of the Standing Committee of the Seventh National People’s Congress on September 7, 1990 and amended on October 27, 2001. Unlike patent and trademark protection, copyrighted works do not require registration for protection in China. However, copyright owners may wish to voluntarily register with China’s National Copyright Administration to establish evidence of ownership in the event enforcement actions become necessary. Consent from the copyright owners and payment of royalties are required for the use of copyrighted works. Copyrights of movies or other audio or video works usually expire fifty years after their first publication. We believe that we are in compliance with the PRC regulations on copyright.

Regulations on Foreign Currency Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated on August 25, 2008 and various regulations issued by SAFE and other relevant PRC government authorities, the Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local branch for conversion of the Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Domestic companies or individuals can repatriate foreign currency payments received from abroad or deposit these payments abroad subject to applicable regulations that expressly require repatriation within certain period. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local branch. Foreign currencies received under current account items can be either retained or sold to financial institutions engaged in the foreign exchange settlement or sales business without prior approval from SAFE by complying with relevant regulations. Foreign exchange income under capital account can be retained or sold to financial institutions engaged in foreign exchange settlement and sales business, with prior approval from SAFE unless otherwise provided.

Our business operations, which are subject to the foreign currency exchange regulations, have all been in accordance with these regulations. We will take steps to ensure that our future operations are in compliance with these regulations.

Foreign Exchange Registration of Offshore Investment by PRC Residents

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005 and effective on November 1, 2005, (i) a PRC resident, including a PRC resident natural person or a PRC company, shall register with the local branch of SAFE before it establishes or controls an overseas SPV for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident shall register his or her interest in the SPV and the change thereof with the local SAFE branch; and (iii) when the SPV undergoes a material event outside China, such as a change in share capital, or merger or acquisition, the PRC resident shall, within 30 days of the occurrence of such event, register such change with the local branch of SAFE. PRC residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.  Such deadline has been further extended by the Circular 106.

Under Circular No. 75, failure to comply with the registration procedures set forth above may result in penalties, including restrictions on a PRC subsidiary’s foreign exchange activities in capital accounts and its ability to distribute dividends to the SPV. On May 29, 2007, SAFE issued Circular 106 as the implementing rules of Circular 75, which provides more detailed provisions and requirements for the registration procedures.

On December 25, 2006, the People’s Bank of China promulgated the “Measures for the Administration of Individual Foreign Exchange,” and on January 5, 2007, SAFE promulgated the implementation rules on those measures. These regulations became effective on February 1, 2007. Pursuant to these regulations, PRC citizens who are granted shares or share options by an overseas listed company according to its employee share option or share option plan are required, through a qualified PRC agent which may be the PRC subsidiary of such overseas listed company, to register with the SAFE and complete certain other procedures related to the share option or share option plan. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company must be remitted into a foreign currency account of such PRC citizen or be exchanged into Renminbi. In addition, Circular 106 requires a PRC resident to make the SPV filing together with the employee stock option filing. Moreover, the PRC resident is required to make an amendment to the previous filings when he or she exercises his or her employee stock options.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by PRC operating subsidiaries include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, PRC subsidiaries, including wholly owned foreign enterprises, or WFOEs, and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, its PRC significant subsidiaries, including WFOEs and domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Tax

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress of PRC passed the Enterprise Income Tax Law of the People’s Republic of China, or EIT Law, which became effective on January 1, 2008. On November 28, 2007, the State Council at the 197th Executive Meeting passed the Regulation on the Implementation of the Income Tax Law of the People’s Republic of China, which became effective on January 1, 2008.  The EIT Law adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the existing tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that received preferential tax treatments granted by relevant tax authorities prior to the effectiveness of the EIT Law. Enterprises that were subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transit to the new tax rate within five years after the effective date of the EIT Law.

Under the EIT Law, enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Pursuant to the EIT Law and the Implementation Rules, enterprises established under PRC laws, or enterprises established outside China whose “de facto management bodies” are located in China, are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate for their global income. According to the Implementation Rules, “de facto management body” refers to a managing body that in practice exercises overall management and control over the production and business, personnel, accounting and assets of an enterprise. Our management is currently based in China and is expected to remain in China in the future. In addition, although the EIT Law provides that “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” is exempted income, and the Implementation Rules refer to “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” as the investment proceeds obtained by a resident enterprise from its direct investment in another resident enterprise, however, it is unclear whether our circumstance is eligible for exemption.

Furthermore, the EIT Law and Implementation Rules provide that the “non-resident enterprises” are subject to the enterprise income tax rate of 10% on their income sourced from China, if such “non-resident enterprises” (i) do not have establishments or premises of business in China or (ii) have establishments or premises of business in China, but the relevant income does not have actual connection with their establishments or premises of business in China. Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between China and the jurisdictions in which its non-PRC shareholders reside. Under the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. If China Net HK is considered to be a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered to be a “non-resident enterprise” under the EIT Law, the dividends paid to us by Rise King WFOE may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

We are in the process of evaluating the impact of the EIT Law on our results of operations. Any significant income tax expenses may have a material adverse effect on our net income in 2008 and beyond. Reduction or elimination of the financial subsidies or preferential tax treatments we currently enjoy or imposition of additional taxes on us or our subsidiary in China may significantly increase our income tax expense and materially reduce our net income.

Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six PRC regulatory agencies, including CSRC, MOC, SAT, SASAC, SAIC and SAFE, jointly promulgated the M&A Rules, which became effective on September 8, 2006, to regulate foreign investment in PRC domestic enterprises. The M&A Rules provide that the MOC must be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise and any of the following situations exist: (i) the transaction involves an important industry in China; (ii) the transaction may affect national “economic security”; or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules also contain a provision requiring offshore SPVs formed for the purpose of the overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and procedures for obtaining any required approval from the CSRC.

To date, the application of the M&A Rules is unclear. Our PRC counsel, has advised us that:

•	the CSRC approval requirement applies to SPVs that acquire equity interests in PRC companies through share exchanges and cash, and seek overseas listings; and
•
based on their understanding of the current PRC laws, rules and regulations and the M&A Rules, unless there are new PRC laws and regulations or clear requirements from the CSRC in any form that require the prior approval of the CSRC for the listing and trading of any overseas SPV’s securities on an overseas stock exchange, the M&A Rules do not require that we obtain prior CSRC approval because:  (i) the Share Exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals; and (iii) we are owned or substantively controlled by foreigners.

However, the interpretation and application of the M&A Rules remain unclear, and the PRC government authorities have the sole discretion to determine whether the transaction is subject to the approval of the CSRC, especially when taking into consideration of the performance-based incentive option arrangement by way of the Share Transfer Agreements. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the transaction, we cannot predict how long it would take to obtain the approval. In addition, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

Further, new rules and regulations or relevant interpretations may be issued from time to time that may require us to obtain retroactive approval from the CSRC in connection with the business combination. If this were to occur, our failure to obtain or delay in obtaining the CSRC approval for the business combination would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the business combination, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. New rules and regulations or relevant interpretations may require that we retroactively obtain approval from the CSRC in connection with the business combination. If this were to occur, our failure to obtain or delay in obtaining the CSRC approval for the transaction would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

The M&A Rules also established additional procedures and requirements expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. These rules may also require the approval from the MOC where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including MOC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

Property

The following table summaries the location of real property we lease.  We do not own any real property.

Item	Address	Leased/Owned

1	No. 3 Min, Zhuang Road, Building 6, Yu Quan Hui Gu Tusparh, Haidan District, Beijing, PRC, 1st Floor	Leased

2	No. 3 Min, Zhuang Road, Building 6, Yu Quan Hui Gu Tusparh, Haidan District, Beijing, PRC, 2nd Floor	Leased

3	No. 3 Min, Zhuang Road, Building 6, Yu Quan Hui Gu Tusparh, Haidan District, Beijing, PRC, Basement	Leased

 Employees

As of December 18, 2009, we had 240 full-time employees, 96 of which are in sales and marketing, 48 in operations and support, 36 in management and 60 in technology and R & D.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally we enter into a standard employment contract with our officers and managers for a set period of years and a standard employment contract with other employees for a set period of years.  According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us.  Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of employment.

Corporation Information

Our principal executive offices are located at No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC.  Our telephone number at this address is (86 10) 51600828 and our fax number is (86 10) 51600328.  For more information, see www.chinanet-online.com.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following discussion sets forth information regarding the executive officers and directors of the Company as of the date of this prospectus.  The board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting.  Provided below is a brief description of our executive officers’ and directors’ business experience during the past five years.

Name	Age	Position
Handong Cheng	38	Chairman of the Board, Chief Executive Officer and President
Zhige Zhang	35	Chief Financial Officer, Treasurer and Director
Xuanfu Liu	43	Chief Operating Officer and Secretary
Hai Cui	39	Vice President, Head of Bank Kiosk Unit
Wen Hu	40	Vice President, Head of Television Operations
Li Wang	45	Vice President, Head of Human Resources
Bing Zhang	39	Vice President, Head of Business Development and Administration
Min Wu	36	Finance Director
Xinwei Liu	33	Vice General Manager, Head of 28.com
Hongli Xu	40	Chief Technology Officer
Zhiqing Chen	36	Director
Watanabe Mototake	67	Director
Douglas MacLellan	54	Director

Handong Cheng, Chief Executive Office, President and Director

Mr. Cheng has served as Chief Executive Officer of China Net since September 2007.  Prior to that role, from October 2003 to September 2007, Mr. Cheng acted as President of China Net Online Advertising Limited.  Mr. Cheng holds and EMBA from Guanghua School of Management in Beijing, and a degree in economic law from the College of Law of Wuhan University.

Zhige Zhang, Chief Financial Officer, Treasurer and Director

Mr. Zhang has served as Chief Financial Officer of China Net since January 2009.  Prior to that role, from January 2008 to January 2009, Mr. Zhang served as Executive Director of China Net.  From January 2007 to December 2007, Mr. Zhang was Director and Vice President of Fu Jian Rong Ji Software Limited.  From August 2002 to December 2006, Mr. Zhang acted as Chief Operating Officer of Beijing HSHZ Information System Engineering Company.  Mr. Zhang holds a degree in industry design from Guilin University of Electronic Technology.

Xuanfu Liu, Chief Operating Officer and Secretary

Mr. Liu joined Business Opportunity Online as a Vice President in January 2004, and has served as Chief Operating Officer of China Net since September 2007.  Prior to joining Business Opportunity Online, Mr. Liu acted as a human resources officer at Chang Jiang Wired Electricity Factory in Wuhan, China.  Mr. Liu is the brother of Xinwei Liu.

Hai Cui, Vice President

Mr. Cui, has served as a Vice President and Head of the Bank Kiosk Unit since 2008.  Prior to serving in that role, from 2005 to 2007, Mr. Cui served as a director and General Manager of Shanghai Borongdingsi. From 2001 to 2005, Mr. Cui was General Manager of Guang Zhou Hui Gang Technology Co., Limited.  Mr. Cui holds a M.S. in Computer Engineering from the College of Information Engineering, University of Zhengzhou.

Wen Hu, Vice President

Mr. Hu has served as a Vice President and Head of Television Operations since October 2007.  Prior to serving as a Vice President of China Net, from October 2005 to September 2007, Mr. Hu acted as Vice General Manager of China Net.  Prior to joining China Net, from March 1999 to February 2004, Mr. Hu was Vice General Manager of Beijing Te Li Jie Tidy Technology Limited.  Mr. Hu graduated in 1991 from Hu Bei Xiao Gan City Radio and Television University.

Li Wang, Vice President

Ms. Wang has served as a Vice President and Head of Human Resources since September 2007.  Prior to serving in that role, from August 2005 to August 2007, Ms. Wang acted as Senior Financial Director of China Net Online Advertising Limited.  From November 2001 to July 2005, Ms. Wang acted as Financial Director for Tidynet Cleaning Technology Limited, Beijing.  Ms. Wang holds a degree in accounting from Hu Bei Xiao Gan District Business School (now Xiao Gan Professional Technology College).

Bing Zhang, Vice President

Mr. Zhang, has served as a Vice President and Head of Business Development and Administration since 2008.  Prior to serving in that role, from 2004 to 2007, Mr. Zhang acted as a Senior Consultant to China Net Online Advertising Limited. From 2001 to 2003, Mr. Zhang acted as General Manager for Shanghai JOINNS Company.  Mr. Zhang holds a M.S. in Chemical Engineering Technology from School of Chemical Engineering, University of Zhengzhou.

Min Wu, Finance Director

Ms. Wu has served as Finance Director and principal accounting officer of China Net since February 2009.  Prior to serving in that role, from May 2005 to December 2007, Ms. Wu acted as Financial Manager of Neotel Telecom Engineering Co., Limited.  From February 2001 to May 2003, Ms. Wu was an accountant with Shenzhen Branch of Shanghai Pudong Development Bank.  Ms. Wu holds a degree in business management from South Central University of Finance and Law, and a MBA from University of Science and Technology, Beijing.

Hongli Xu, Chief Technology Officer

Mr. Xu served as Project Manager at ThinkingPower Technology Co., Ltd., from 2004 to 2006, an e-government software company focused on the broadcasting and television industry, where Mr. Xu oversaw the development and management of a full suite of software products designed to improve government interactions with citizens and businesses. From 2001 to 2004, Mr. Xu was Product Manager at Acer Digital Services (China) Company, the world's third largest PC manufacturer, where he was in charge of internet product development for several of the Company's subsidiaries. From 1998 to 2000, Mr. Xu served as Project Manager at Colored Ribbons Information System Co., Ltd, a software development company focused on the electron industry, where he was directly responsible for analyzing, designing, and testing business application solutions and software products. Mr. Xu created the first B2B website in China, "CCEC.com." Mr. Xu holds a Bachelor Degree in Software from Dalian University of Technology.

Xinwei Liu, Vice General Manager

Mr. Liu has served as Vice General Manager and Head of 28.com since 2005. Prior to becoming Vice General Manager of China Net, from 2003 to 2005, Mr. Liu acted as Managing Director of the China Net Advertising Department. Mr. Liu is the brother of Mr. Xuanfu Liu.

Zhiqing Chen, Director

Mr. Chen is a partner of Jin Mao P.R.C. Lawyers in Shanghai, specializing in corporate law, including foreign investments and mergers and acquisitions. Mr. Chen’s clients include local PRC enterprises as well as international corporations. Prior to joining the Company, Mr. Chen served as a non-management director for Shanghai Fumai Investment Management Co., Ltd., Shanghai Zhijinwu Investment Management Co., Ltd, and Shanghai Merciful Groups Co., Ltd.  Mr. Chen received a law degree in international economics from East China University, a master’s degree in economic philosophy from Fudan University, and an EMBA degree from Beijing University.

Watanabe Mototake, Director

Mr. Watanabe serves as a corporate advisor to SJI, Inc. (Jasdaq Market), a provider of computer and computer peripheral equipment and software merchant wholesaler, and has served in several capacities there since 2005, including operating officer, manager of the president’s office and corporate auditor. From 2000 to 2005, Mr. Watanabe served as the executive director for TCC Inc., a power conversion company specializing in high quality connectors and adapters for the RF connector industry. Mr. Watanabe graduated in 1966 from Chuo University Faculty of Commerce in Japan.

Douglas MacLellan, Director

Mr. MacLellan currently serves as chairman and chief executive officer at Radient Pharmaceuticals, Inc. (AMEX: RPC), a vertically integrated specialty pharmaceutical company, and also serves as chairman and chief executive officer for the MacLellan Group, an international financial advisory firm established in 1992, where he advises clients on strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions. From 2005 to 2009, Mr. MacLellan was co-founder and vice chairman at Ocean Smart, Inc. (OTCBB: OCSM), a Canadian based aquaculture company. From 2002 to 2006, Mr. MacLellan served as chairman and co-founder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from 1997 to 2002. Mr. MacLellan has a MA and BA from the University of Southern California in economic and international relations.

Family Relationships

There are no family relationships between any of our directors or executive officers except that Mr. Xinwei Liu is the brother of Mr. Xuanfu Liu.

Code of Ethics

We adopted a Code of Ethics on December 21, 2009. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others.  A printed copy of the Code of Ethics may be obtained free of charge by writing to us at our headquarters located at No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195.

Board Composition

The Board of Directors is currently composed of five members. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. A quorum is a majority of the Board of Directors.

Board Committees

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee, each of which was formed on November 30, 2009. Zhiqing Chen, Watanabe Mototake and Douglas MacLellan, all of the Independent Directors, serve on each committee.  Douglas MacLellan is the Chairman of the Audit Committee and Compensation Committee and Chiqing Chen is the Chairman of the Nominating and Corporate Governance Committee.

Audit Committee

Our board of directors has determined that each of our Audit Committee members is “independent” as defined by Section 803A of the NYSE Amex Company Guide.

Our board of directors has determined that we have at least one “audit committee financial expert,” as defined by the rules and regulations of the SEC, serving on our audit committee, and that Douglas MacLellan is the “audit committee financial expert.”

Policy Regarding Board Attendance

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Shareholder Communications

The Company has a process for shareholders who wish to communicate with the board of directors. Shareholders who wish to communicate with the Board may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Background and Compensation Philosophy

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers.

Elements of Compensation

Some of our executive officers receive a base salary to compensate them for services rendered during the year. Our policy of compensating our certain executives with a cash salary has served the Company well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives equity incentives, or other benefits for the Company to continue to be successful.

Base Salary and Bonus . The value of base salary and bonus for each our executive reflects his skill set and the market value of that skill set in the sole discretion of the Board of Director.

Equity Incentives . The Company and its subsidiaries have not established an equity based incentive program and have not granted stock based awards as a component of compensation. In the future, we may make awards under an equity incentive plan pursuant to which awards may be granted if our Compensation Committee determines that it is in the best interest of the Company and its stockholders to do so.

Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites . We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation . We do not provide our executives the opportunity to defer receipt of annual compensation.

Summary Compensation Table

The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, for each of the last two fiscal years of our company to each named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)	Total ($)
(Amounts expressed in thousands of U.S. dollars)
G. Edward Hancock Former President	2008 2007	6,300 3,232		6,300 3,232

Handong Cheng, Chairman of the Board, President, Chief Executive Officer	2008 2007	12,009 8,824		12,009 8,824

Zhige Zhang, Chief Financial Officer, Treasurer and Secretary	2008 2007	- -		- -

Xuanfu Liu Chief Operating Officer and Secretary	2008 2007	- -		- -

Hai Cui Vice President, Head of Bank Kiosk Unit	2008 2007	- -		- -

Wen Hu Vice President, Head of Television Operations	2008 2007	7,531 -		7,531 -

Li Wang Vice President, Head of Human Resources	2008 2007	8,999 6,096		8,999 6,096

Bing Zhang Vice President, Head of Business Development and Administration	2008 2007	- -		- -

Min Wu Finance Director	2008 2007	- -		- -

Xinwei Liu Vice General Manager, 28.com	2008 2007	9,729 7,721		9,729 7,721

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $12,009.  In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Agreements

We do not currently have any employment agreements with any of our employees, officers or directors.  We are currently negotiating definitive employment agreements with our executive officers.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings, but they do not receive any other compensation for serving on the board of directors

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan.  All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its directors or executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of December 18, 2009 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers and director nominees as a group. As of December 18, 2009, we had 15,828,320 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of  December 18 , 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock

Rise King Investments Limited (1) (6)	7,434,940	46.97%

Star (China) Holdings Limited (2)	1,279,080	8.08%

Surplus Elegant Investment Limited (3)	1,879,080	11.87%

Allglad Limited (4)	1,279,080	8.08%

Clear Jolly Holdings Limited (5)	1,279,080	8.08%

Li Sun (6)	7,434,940	46.97%

Handong Cheng (6)	7,434,940	46.97%

Xuanfu Liu (6)	7,434,940	46.97%

Sansar Capital Management (7)	2,000,000	11.22%

Taylor International Fund, Ltd. (8)	1,100,000	5.94%

Zhige Zhang	-	*

Hai Cui	150	*

Wen Hu	150	*

Li Wang	150	*

Bing Zhang	150	*

Min Wu	150	*

Xinwei Liu	150	*

Hongli Xu	-	*

All Directors and Executive Officers, as a group (6)	7,435,840	46.98%

* Less than one percent

(1)	The business address of Rise King Investments Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(2)	The business address of Star (China) Holdings Limited is P.O. Box 957, Offshore Incorporations, Center, Road Town, Tortola, British Virgin Islands.

(3)	The business address of Surplus Elegant Investments Limited is Portcullis Trustnet Chambers, Road Town, Tortola, British Virgin Islands.

(4)	The Business address of Allglad Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(5)	The business address of Clear Jolly Holdings Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(6)
In accordance with an Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited (“Rise King”) and Handong Cheng, Xuanfu Liu and Li Sun (collectively, the “Grantees”), Rise King collectively delegated to the Grantees its direct or indirect rights as a stockholder of China Net Online Media Group Limited, CNET Online Technology Limited, Rise King Century Technology Development (Beijing) Co., Ltd., or any subsidiaries of such companies (collectively, the “Covered Companies”), including the direct or indirect right to vote any equity interest in the Covered Companies, or to designate the management of such companies. As a result of the delegation of authority under the Entrustment Agreement, Mr. Cheng, Mr. Liu and Ms. Sun may be deemed to be beneficial owners of the shares of our common stock held by Rise King. Each of Mr. Cheng, Mr. Liu and Ms. Sun disclaim such beneficial ownership, and this prospectus shall not be deemed to be an admission that Mr. Cheng, Mr. Liu or Ms. Sun is the beneficial owner of any such shares for any purpose.

(7)
Consists of 1,000,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 1,000,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 to the Selling Stockholder table below.  Mr. Sanjay Motwani, portfolio manager has voting and dispositive power over the shares held by Sansar Capital Management.  Mr. Motwani may be deemed to beneficially own the shares of Common Stock held by Sansar Capital Management. Mr. Motwani disclaims beneficial ownership of such shares. The address  for  Sansar Capital Management is 135 E 57th Street 23rd Floor, New York, NY 10022, U. S. A.

(8)
Consists of 100,000 shares of Common Stock, 500,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 500,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 to the Selling Stockholder table below.  Stephen S. Taylor, portfolio manager  has voting and dispositive power over the shares held by Taylor International Fund Ltd.  Mr. Taylor may be deemed to beneficially own the shares of Common Stock held by Taylor International Fund, Ltd. Mr. Taylor disclaims beneficial ownership of such shares. The address  for  Taylor International Fund, Ltd. is 714 South Dearborn Street,2nd floor, Chicago, IL 60605.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRC law currently limits foreign equity ownership of companies that provide value-added telecommunication services and advertisement services (in case the parent company is not qualified).  To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with the PRC Operating Subsidiaries and its shareholders.  Some of the shareholders of the PRC Operating Subsidiaries are also our directors and executive officers. These agreements are summarized as follows:

Exclusive Business Cooperation Agreements

Pursuant to Exclusive Business Cooperation Agreements entered into by and between Rise King WFOE and each of the PRC Operating Subsidiaries in October 2008, Rise King WFOE has the exclusive right to provide to the PRC Operating Subsidiaries complete technical support, business support and related consulting services, which include, among other things, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Each PRC Operating Subsidiary has agreed to pay an annual service fee to Rise King WFOE equal to 100% of its audited total amount of operational income each year.  Each PRC Operating Subsidiary has also agreed to pay a monthly service fee to Rise King WFOE equal to 100% of the net income generated on a monthly basis. The payment and terms of payment are fixed to ensure that Rise King WFOE obtains 100% of the net income for that month, although adjustments may be made upon approval by Rise King WFOE to provide for operational needs. If at year end, after an audit of the financial statements of any PRC Operating Subsidiary, there is determined to be any shortfall in the payment of 100% of the annual net income, such PRC Operating Subsidiary must pay such shortfall to Rise King WFOE. Each agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Rise King WFOE, each of the PRC Shareholders, dated as of October 8, 2008, each of the PRC Shareholders irrevocably granted to Rise King WFOE or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interest in any PRC Operating Subsidiary for a purchase price of RMB 10 or a purchase price to be adjusted to be in compliance with applicable PRC laws and regulations. Rise King WFOE or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at the election of Rise King WFOE.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Rise King WFOE, the PRC Operating Subsidiaries and each of the PRC Shareholders, dated as of October 8, 2008, the PRC Shareholders pledge, all of their equity interests in  PRC Operating Subsidiaries to guarantee Beijing CNET Online’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Beijing CNET Online or any of the PRC Shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Rise King WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The PRC Shareholders of the PRC Operating Subsidiaries agree not to dispose of the pledged equity interests or take any actions that would prejudice Rise King WFOE's interest, and to notify Rise King WFOE of any events or upon receipt of any notices which may affect Rise King WFOE's interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Irrevocable Powers of Attorney

The PRC Shareholders have each executed an irrevocable powers of attorney, dated as of October 8, 2008, to appoint Rise King WFOE as their exclusive attorneys-in-fact to vote on their behalf on all PRC Operating Subsidiary matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of the respective PRC Operating Subsidiary.

Entrustment Agreement

In accordance with an Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited (“Rise King”) and Handong Cheng, Xuanfu Liu, and Li Sun (collectively, the “Grantees”), Rise King collectively delegated to the Grantees its direct or indirect rights as a stockholder of China Net Online Media Group Limited, CNET Online Technology Limited, Rise King Century Technology Development (Beijing) Co., Ltd., or any subsidiaries of such companies (collectively, the “Covered Companies”), including the direct or indirect right to vote any equity interest in the Covered Companies, or to designate the management of such companies. As a result of the delegation of authority under the Entrustment Agreement, Mr. Cheng, Mr. Liu and Ms. Sun may be deemed to be beneficial owners of the shares of our common stock held by Rise King. Each of Mr. Cheng, Mr. Liu and Ms. Sun disclaim such beneficial ownership, and this Current Report shall not be deemed to be an admission that Mr. Cheng, Mr. Liu, or Ms. Sun is the beneficial owner of any such shares for any purpose.

Share Transfer Agreement

Each of the PRC Shareholders entered into a share transfer agreement (the “Share Transfer Agreements”) with Mr. Yang Li, the sole shareholder of Rise King BVI, which is a 55% shareholder of China Net for purpose of granting incentive options to the PRC Shareholders for the contributions that they have made and will continue to make to Rise King BVI. Under the Share Transfer Agreements, Mr. Li granted to each of the PRC Shareholders an option to acquire, in the aggregate 10,000 shares of Rise King BVI (4,600 by Mr. Handong Cheng, 3,600 by Mr. Xuanfu Liu and 1,800 by Ms. Li Sun), representing 100% of the issued and outstanding shares of Rise King BVI, at a purchase price of $1 per share (the par value of Rise King BVI’s common stock), provided that certain financial performance thresholds are met by the China Net Companies.

Under the terms of each Share Transfer Agreement, the PRC Shareholders will have the right to purchase the aggregate 10,000 shares of Rise King BVI as follows: (1) one-third of the shares at $1 per share if the China Net Companies generate at least RMB 100,000,000 of gross revenue for the twelve-month period from January 1, 2009 to December 31, 2009; (2) one-third of the shares at $1 per share when the China Net Companies generate at least RMB 60,000,000 of gross revenue for the six-month period from January 1, 2010 to June 30, 2010; and (3) one-third of the shares at $1 per share when the China Net Companies generate at least RMB 60,000,000 of gross revenue for the six-month period from July 1, 2010 to December 31, 2010.  In the event that the China Net Companies do not achieve any of the performance targets specified above, the PRC Shareholders may exercise the applicable option at the alternative exercise price of $2 per share. If the PRC Shareholders purchase all shares eligible for purchase under the Share Transfer Agreement, the PRC Shareholders will become China Net’s controlling shareholders through their beneficial ownership of Rise King BVI.

The Share Transfer Agreements were entered into on April 28, 2009. Subject to registering with the State Administration of Foreign Exchange (SAFE) prior to the exercise and issuance of the option shares under the Share Transfer Agreements, which is an administrative task, there is no prohibition under PRC laws for the PRC Shareholders to earn an interest in Rise King BVI after the PRC Restructuring is consummated in compliance with PRC law.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

It is the Company’s policy that the Company will not enter into transactions required to be disclosed under item 404 of the SEC’s Regulation S-K unless the Board of Directors first reviews and approves the transactions.

Promoters and Certain Control Persons

The Company has not had a promoter at any time during the past five years. Other than shares of the Company received as part of the Share Exchange or compensation or reimbursement of expenses in connection with job responsibilities at the Company, as the case may be, none of the persons or entities that may be deemed to have acquired control of the Company as a result of the Share Exchange have received anything of value from the Company during the past five years.  Other than the shares of China Net BVI received in the Share Exchange, the Company has not received any assets from such persons during the past five years.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying our Preferred Stock and Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 15,828,320 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Material Relationships with the Company

J and M Group, LLC and Chesapeake Group are engaged as our investor and public relations firms.

Securities Issued in the Financing Transaction

The Selling Stockholders listed under the heading “Holders of Common Stock Underlying 10% Series A Convertible Preferred Stock and Series A-1 and Series A-2 Warrants,” are registering the shares of Common Stock underlying the Preferred Stock and Warrants issued in the Financing consummated on August 21, 2009, which is more fully described in the section “Recent Development” on page 6. Immediately prior to the issuance of the shares in the Placement, there were 15,774,300 shares of common stock issued and outstanding, of which 7,060,280 shares were held by persons other than selling shareholders, affiliates of ours, or affiliates of the selling shareholders.  On August 20, 2009, the trading day immediately prior to the consummation of the Placement, the closing price per share of our common stock was $3.60, and as of November 5, 2009, the closing price per share of our common stock was $3.80.

The following table provides information with respect to the transactions in which certain of the Selling Stockholders who are listed under the heading “Holders of Common Stock” received their shares, prior to the Share Exchange Transaction.

	Date of Transaction	# shares issued	# shares outstanding prior to issuance	# of shares outstanding prior to issuance held by persons other than selling shareholders, affiliates of the Company or affiliates of the selling shareholders		Percentage of total issued and outstanding securities that were issued or issuable in the transaction	Market Price per Share of Common Stock immediately prior to the transaction	Current Market Price per Share of Common Stock as of November 5, 2009

J and M Group LLC	6/26/2009	120,000	1,383,500	1.353,500	*	0.089%	$1.00	$3.80
__________
* Reflects the number of shares of Common Stock issued and outstanding after the cancellation of 4,400,000 shares on June 25, 2009.

Immediately prior to the consummation of the Placement, there were 15,774,300 shares of common stock issued and outstanding, of which 7,060,280 shares were held by persons other than selling shareholders, affiliates of ours, or affiliates of the selling shareholders.  On August 20, 2009, the trading day immediately prior to the consummation of the Placement, the closing price per share of our common stock was $3.60, and as of December 18, 2009, the closing price per share of our common stock was $5.50.

Paul Hickey and Greg Freihofner, who are identified as Selling Stockholders, are affiliates of a broker-dealer. They each have advised us that the securities were acquired in the ordinary course of business and, at the time, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares. None of the other Selling Stockholders has any agreement or understanding to distribute any of the shares being registered.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

	Shares of
	Common Stock	Percentage	Maximum	Number of	Percentage
	Beneficially	Ownership	Number of Shares of	Shares of Common Stock	Ownership
	Owned Prior to	Prior to	Common Stock to be	Owned After	After
Name of Selling Stockholder	Offering (1)	Offering	Sold (2)	Offering	Offering (3)
Holders of Common Stock Underlying 10% Series A Convertible Preferred Stock and Series A-1 and Series A-2 Warrants

Jayhawk Private Equity Fund II, L.P. (4)	800,000	4.81%	800,000	-0-	-0-
Blue Earth Fund, LP. (5)	800,000	4.81%	800,000	-0-	-0-
Taylor International Fund, Ltd. (6)	1,100,000	5.94%	1,000,000	-0-	-0-
Silver Rock II, Ltd.(7)	200,000	1.25%	200,000	-0-	-0-
Ancora Greater China Fund, LP (8)	200,000	1.25%	200,000	-0-	-0-
Eric E. Shear (9)	40,000	*	40,000	-0-	-0-
Bruice A. Shear (10)	40,000	*	40,000	-0-	-0-
Tangiers Investors, LP (11)	20,000	*	20,000	-0-	-0-
Charles M. Ognar (12)	160,000	1.00%	160,000	-0-	-0-
Dynacap Global Capital Fund II LP (13)	32,000	*	32,000	-0-	-0-
Michael Cohen (14)	200,000	1.25%	200,000	-0-	-0-
Trillion Growth China LP (15)	168,000	1.05%	168,000	-0-	-0-
BBS Capital Fund, LP (16)	400,000	2.46%	400,000	-0-	-0-
Sansar Capital Management (17)	2,000,000	11.22%	2,000,000	-0-	-0-
Richard D. Squires (18)	160,000	1.00%	160,000	-0-	-0-
Paul Hickey (19)	160,000	1.00%	160,000	-0-	-0-
Kevin M. Goldstein (20)	8,000	*	8,000	-0-	-0-
Daybreak Special Situations Master Fund, Ltd. (21)	120,000	*	120,000	-0-	-0-
Kinder Investments L.P. (22)	280,000	1.74%	280,000	-0-	-0-
SPI Hawaii Investments, LP (23)	240,000	1.49%	240,000	-0-	-0-
Alpha Capital (24)	120,000	*	120,000	-0-	-0-
Greg Freihofner (25)	40,000	*	40,000	-0-	-0-
The USX China Fund (26)	80,000	*	80,000	-0-	-0-
Ferghan O'Regan (27)	120,000	*	120,000	-0-	-0-
Herbert Verse (28)	20,000	*	20,000	-0-	-0-
Jesper Kronborg (29)	20,000	*	20,000	-0-	-0-
Peter Nordin Aps (30)	20,000	*	20,000	-0-	-0-
Henrick Gumaelius (31)	40,000	*	40,000	-0-	-0-
PK Solutions AB (32)	28,000	*	28,000	-0-	-0-
Enebybergs Revisionsbyra AB (33)	40,000	*	40,000	-0-	-0-
PJ Levay Lawrence (34)	60,000	*	60,000	-0-	-0-
Peter Gustafsson (35)	28,000	*	28,000	-0-	-0-
Robin Whaite (36)	119,200	*	119,200	-0-	-0-
Garolf AB (37)	80,000	*	80,000	-0-	-0-
Olive or Twist Limited (38)	40,000	*	40,000	-0-	-0-
Allan C. Lichtenberg (39)	40,000	*	40,000	-0-	-0-
SPI Dallas Investments, LP (40)	80,000	*	80,000	-0-	-0-
Hua-Mei 21st Century Partners (41)	160,000	1.00%	160,000	-0-	-0-
Guerrilla Partners (42)	80,000	*	80,000	-0-	-0-

Holders of Common Stock
J and M Group, LLC (43)	55,000	*	55,000	-0-	-0-
Chesapeake Group (44)	65,000	*	65,000	-0-	-0-

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 15,828,320   shares of Common Stock outstanding as of December 18 , 2009.

(2)	Includes the total number of shares of Common Stock that each Selling Stockholder intends to sell, regardless of the 9.99% beneficial ownership limitation, more fully explained in footnote 3.

(3)
Pursuant to the terms of the Warrants and the Certificate of Designation for the 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), at no time may a purchaser of Series A Preferred Stock convert such purchaser’s shares into shares of our Common Stock if the conversion would result in such purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of our then issued and outstanding shares of Common Stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the Series A Preferred Stock referenced in the waiver notice. Similarly under the terms of the Warrants, at no time may a holder exercise such holder’s Warrant if the exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of our then issued and outstanding shares of Common Stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the shares referenced in the waiver notice. The 9.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 9.99% of our Common Stock without ever at any one time holding more than this limit.

(4)
Consists of 400,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 400,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Kent C. McCarthy, President of Jayhawk Private Equity, LLC which is the general partner and has voting and dispositive power over the shares held by Jayhawk Private Equity Fund II, L.P.  Mr. McCarthy may be deemed to beneficially own the shares of Common Stock held by Jayhawk Private Equity Fund II, L.P.. Mr. McCarthy disclaims beneficial ownership of such shares. The address  for  Jayhawk Private Equity Fund II, L.P. is .5410 West 61st place suite 100, Mission,KS 66205.

(5)
Consists of  400,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 400,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Brett Conrad, Managing Member, General Partner has voting and dispositive power over the shares held by Blue Earth Fund, LP.  Mr. Conrad may be deemed to beneficially own the shares of Common Stock held by Blue Earth Fund, LP. Mr. Conrad disclaims beneficial ownership of such shares. The address  for  Blue Earth Fund LP is 1312 Cedar ST, Santa Monica, CA 90405.

(6)
Consists of 500,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 500,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Includes 100,000 shares of Common Stock owned by Stephen S. Taylor, a portfolio manager for Taylor International Fund. Stephen S. Taylor has voting and dispositive power over the shares held by Taylor International Fund Ltd.  Mr. Taylor may be deemed to beneficially own the shares of Common Stock held by Taylor International Fund, Ltd. Mr. Taylor disclaims beneficial ownership of such shares. The address  for  Taylor International Fund, Ltd. is 714 South Dearborn Street 2nd floor, Chicago, IL 60605.

(7)
Consists of 100,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 100,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Ezzat Jallad, Director has voting and dispositive power over the shares held by Silver Rock II, Ltd.  Mr. Jallad may be deemed to beneficially own the shares of Common Stock held by Silver Rock II, Ltd. Mr. Jallad disclaims beneficial ownership of such shares. The address  for  Silver Rock II, Ltd. is Villa D103 Palm Jumeriah Island, Dubai UAE.

(8)
Consists of  100,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 100,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  John P. Micklitsch, the managing partner has voting and dispositive power over the shares held by Ancora Greater China Fund, LP.  Mr. Micklitsch may be deemed to beneficially own the shares of Common Stock held by Ancora Greater China Fund, LP . Mr. Micklitsch disclaims beneficial ownership of such shares. The address  for  Ancora Greater China Fund, LP is 2000 Auburn Dr. Suite 300, Cleveland,OH 44122.

(9)
Consists of  20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(10)
Consists of  20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(11)
Consists of  10,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 10,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga andRobert A. Paplri share voting and dispositive power over the shares held by Tangiers Investors, LP.  Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga andRobert A. Paplri may be deemed to beneficially own the shares of Common Stock held by Tangiers Investors, LP. Messrs. Michael Sobeck, Justin Ederle, Eduard M. Liceaga andRobert A. Paplri disclaim beneficial ownership of such shares. Mr. Justin Ederle is Managing Member of Tangiers Capital and General Partner of Tangiers Investors.  The address  for  Tangiers Investors, LP is 402 W. Broadway Ste 400, San Diego, CA 42101.

(12)
Consists of  80,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 80,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(13)
Consists of  16,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 16,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Charles Smith, Director has voting and dispositive power over the shares held by Dynacap Global Capital Fund II LP .  Mr. Smith may be deemed to beneficially own the shares of Common Stock held by Dynacap Global Capital Fund II LP. Mr. Smith disclaims beneficial ownership of such shares. The address  for  Dynacap Global Capital Fund II LP is 1541 E Interstate 30 #140, Rockwall Texas 75087.

(14)
Consists of  100,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 100,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(15)
Consists of 84,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 84,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Corey Mitchell, the managing partner has voting and dispositive power over the shares held by Trillion Growth China LP.  Mr. Mitchell may be deemed to beneficially own the shares of Common Stock held by Trillion Growth China LP. Mr. Mitchell disclaims beneficial ownership of such shares. The address  for  Trillion Growth China LP is 155 Wellington St. W-2nd floor, Toronto, ON, MSV3l3,Canada.

(16)
Consists of 200,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 200,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Berke Bakay, the principle of BBS Capital Fund, LP has voting and dispositive power over the shares held by BBS Capital Fund, LP .  Mr. Bakay may be deemed to beneficially own the shares of Common Stock held by BBS Capital Fund, LP. Mr. Bakay disclaims beneficial ownership of such shares. The address  for  BBS Capital Fund, LP is 4975 Preston Park Blvd. Suite # 775W, Plano, TX 75093.

(17)
Consists of 1,000,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 1,000,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Sanjay Motwani, portfolio manager has voting and dispositive power over the shares held by Sansar Capital Management.  Mr. Motwani may be deemed to beneficially own the shares of Common Stock held by Sansar Capital Management. Mr. Motwani disclaims beneficial ownership of such shares. The address  for  Sansar Capital Management is 135 E 57th Street 23rd Floor, New York, NY 10022, U. S. A.

(18)
Consists of  80,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 80,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(19)
Consists of  80,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 80,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(20)
Consists of  4,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 4,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(21)
Consists of 60,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 60,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Lawrence J. Butz, has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd.  Mr. Butz may be deemed to beneficially own the shares of Common Stock held by Daybreak Special Situations Master Fund, Ltd. Mr. Butz disclaims beneficial ownership of such shares. The address  for Daybreak Special Situations Master Fund, Ltd. is 100 East Cook Avenue, Suite 100, Libertyville IL 60048.

(22)
Consists of 140,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 140,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Don Perl, the managing member has voting and dispositive power over the shares held by Kinder Investments L.P..  Mr. Perl may be deemed to beneficially own the shares of Common Stock held by Kinder Investments, LP. Mr. Perl disclaims beneficial ownership of such shares. The address  for Kinder Investments, L.P. is P.O. Box 339 Lawrence NY 11559.

(23)
Consists of 120,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 120,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Dennis J. Wong, General Partner has voting and dispositive power over the shares held by SPI Hawaii Investments, LP.  Mr. Wong may be deemed to beneficially own the shares of Common Stock held by SPI Hawaii Investments, LP. Mr. Wong disclaims beneficial ownership of such shares. The address for SPI Hawaii Investments, LP is 650 California St. Suite 1288, San Francisco CA 94108.

(24)
Consists of 60,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 60,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Konrad Ackerman, Director has voting and dispositive power over the shares held by Alpha Capital.  Mr. Ackerman may be deemed to beneficially own the shares of Common Stock held by Alpha Capital. Mr. Ackerman disclaims beneficial ownership of such shares. The address for Alpha Capital is Pradafont 7 Furstentoms 9490 Vaduz, Liechtenstein.

(25)
Consists of  20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(26)
Consists of 40,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 40,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Stephen L. Parr, President has voting and dispositive power over the shares held by The USX China Fund.  Mr. Parr may be deemed to beneficially own the shares of Common Stock held by The USX China Fund. Mr. Parr disclaims beneficial ownership of such shares. The address for The USX China Fund is 5100 Poplar Ave. Ste 3117, Memphis, TN 38137.

(27)
Consists of  60,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 60,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(28)
Consists of  10,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 10,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(29)
Consists of  10,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 10,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(30)
Consists of  10,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 10,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(31)
Consists of  20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(32)
Consists of 14,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 14,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Peter Gustafsson, Director has voting and dispositive power over the shares held by PK Solutions AB.  Mr. Gustafsson may be deemed to beneficially own the shares of Common Stock held by PK Solutions AB. Mr. Gustafsson disclaims beneficial ownership of such shares. The address for PK Solutions AB is Rehnsgatan 11 Stockholm, Sweden 11379.

(33)
Consists of 20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Lars Svantemark, Director has voting and dispositive power over the shares held by Enebybergs Revisionsbyra AB.  Mr. Svantemark may be deemed to beneficially own the shares of Common Stock held by Enebybergs Revisionsbyra AB. Mr. Svantemark disclaims beneficial ownership of such shares. The address for Enebybergs Revisionsbyra AB is Senapsgrand 19 Enebyberg, Sweden 18245.

(34)
Consists of  30,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 30,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(35)
Consists of  14,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 14,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(36)
Consists of  59,600 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 59,600 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(37)
Consists of 40,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 40,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Tommy Maartensson, Director has voting and dispositive power over the shares held by Garolf AB.  Mr. Maartensson may be deemed to beneficially own the shares of Common Stock held by Garolf AB. Mr. Maartensson disclaims beneficial ownership of such shares. The address for Garolf AB is Floragatan 12 Stockholm, Sweden 11431.

(38)
Consists of 20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Joel Wahlstrom, President has voting and dispositive power over the shares held by Olive or Twist Limited.  Mr. Wahlstrom may be deemed to beneficially own the shares of Common Stock held by Olive or Twist Limited. Mr. Wahlstrom disclaims beneficial ownership of such shares. The address for Olive or Twist Limited is 68 Hing Man Street Room 717/f Marina House Shaukerwan, Hong Kong.

(39)
Consists of  20,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 20,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(40)
Consists of 40,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 40,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Mr. Richard Squires, General Partner has voting and dispositive power over the shares held by SPI Dallas Investments LP.  Mr. Squires may be deemed to beneficially own the shares of Common Stock held by SPI Dallas Investments LP. Mr. Squires disclaims beneficial ownership of such shares. The address for SPI Dallas Investments LP is 100 Crescent Court Suite 450, Dallas, TX 75201.

(41)
Consists of 80,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 80,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Messrs. Peter Siris and Leigh S. Curry, Managing Director share voting and dispositive power over the shares held by Hua-Mei 21st Century Partners.  Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by Hua-Mei 21st Century Partners.  Messrs. Siris and Curry disclaim beneficial ownership of such shares. Peter Siris is the managing director of Hua-Mei 21st Century Partners.  The address for Hua-Mei 21st Century Partners is 237 Park Avenue 9th Floor New York, NY 10017.

(42)
Consists of 40,000 shares underlying  Series A Preferred Stock and Series A-1 and Series A-2 Warrants to purchase up to 40,000 shares of our Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.  Messrs. Peter Siris and Leigh S. Curry, Managing Director share voting and dispositive power over the shares held by Guerrilla Partners.  Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by Guerrilla Partners.  Messrs. Siris and Curry disclaim beneficial ownership of such shares. The address for Guerrilla Partners is 237 Park Avenue 9th Floor New York, NY 10017.

(43)
Reflects 55,000 shares of our Common Stock beneficially owned by the stockholder.  Joe Pettinelli has voting and dispositive power over the shares held by J and M Group, LLC. Mr. Pettinelli may be deemed to beneficially own the shares of common stock held by J and M Group, LLC. The address for J and M Group LLC is 518 Virginia Ave., Suite 301, Towson, MD 21286.

(44)
Reflects 65,000 shares of Common Stock beneficially owned by the stockholder. Kevin Holmes has voting and dispositive power over the shares held by Chesapeake Group. Mr. Holmes may be deemed to beneficially own the shares of Common Stock held by Chesapeake Group. The address for Chesapeake Group is 17 W. Pennsylvania Avenue, Towson, MD 21024.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

TriPoint Global Equities, LLC is a registered broker dealer and FINRA member firm. TriPoint Global Equities, LLC served as placement agent for our Financing, which was completed on August 21, 2009.  TriPoint Global Equities, LLC received a (i) a cash fee in the amount of $721,280, equal to 7% of the gross proceeds of the Financing; (ii) a management fee in the amount of $51,520, equal to 0.5% of the gross proceeds of the Financing; and (iii) warrants to purchase up to 659,456 shares of Common Stock at an exercise price of $2.50, $3.00 or $3.75 per share, equal to 8% of the aggregate number of units sold in the Financing. The warrants granted to TriPoint Global Equities, LLC expire on August 20, 2014. The 659,456 shares of Common Stock issuable upon conversion of placement agent warrants received by TriPoint Global Equities, LLC are transferable within TriPoint or to its assigns or designees, at the discretion of TriPoint Global Equities, LLC.

In connection with the Share Exchange, Tripoint Capital Advisors, an affiliate of TriPoint Global Equities, LLC received 300,000 shares of our Common Stock in June 2009.

TriPoint Global Equities, LLC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through TriPoint Global Equities, LLC. Further, other than any existing brokerage relationship as customers with TriPoint Global Equities, LLC, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with TriPoint Global Equities, LLC to sell their securities through TriPoint Global Equities, LLC.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of Selling Stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised each Selling Stockholder that it may not use Shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 70,000,000 shares, consisting of 50,000,000 shares of common stock par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share of which 8,000,000 shares have been designated as 10% Series A Preferred Stock.

Common Stock

We have 50,000,000 authorized shares of common stock, $.001 par value per share, of which 15,828,320 shares of common stock are issued and outstanding as of December 18, 2009 . Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

Preferred Stock

We have 20,000,000 authorized shares of preferred stock par value $.001 per share, of which 8,000,000 shares are designated as 10% Series A Preferred Stock, of which 4,121,200 shares are issued and outstanding as of the date of this prospectus.

Voting Rights

The holders of Series A Preferred Stock have class voting rights with respect to actions that may materially and adversely affect the rights of the holders, including (i) authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of preferred stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, (ii) amending, altering or repealing the provisions of the Series A Preferred Stock, (iii) issuing any shares of Series A Preferred Stock, (iv) repurchasing, redeeming or paying dividends on, shares of Common Stock or shares of equity securities that do not rank pari passu or senior to the Series A Preferred Stock, or “Junior Stock”, (v) amending the articles of incorporation or by-laws, (vi) effecting a distribution with respect to the Junior Stock, (vii) reclassifying outstanding securities, (viii) voluntarily filing for bankruptcy, liquidating assets or making an assignment for the benefit of creditors, or (ix) materially changing the nature of our business.  Without the affirmative vote or consent of the holder of a majority of the shares of the Series A Preferred Stock outstanding  at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the series A  preferred stock vote separately as a class, such actions are prohibited. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, each of the holders of the Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible, up to such number of shares of Common Stock beneficially owned by such holder and its affiliates at such time, when aggregated with all other shares of Common Stock beneficially owned by such holder and its affiliates at such time, result in such holder beneficially owning no more than of 9.99% of the then issued and outstanding shares of Common Stock as of the record date for determining stockholders entitled to vote on such matter.  Except as provided in this Certificate of Designation or as otherwise required by Nevada law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. The shares of common stock into which the Series A Preferred Stock are convertible will, upon issuance, have all of the same voting rights as other issued and outstanding shares of common stock and none of the rights of the Series A Preferred Stock.

Dividends Rights

The holders of the Series A Preferred Stock are entitled to dividends payable quarterly at the rate of 10% per annum within 30 days following the last business day of each August, November, February and May of each year.

Conversion of Series A Preferred Stock

At any time on or after the issuance date, the holder of any such shares of Series A Preferred Stock may, at the holder’s option, elect to convert all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the series A liquidation preference amount ($2.50) of the shares of Series A Preferred Stock being converted divided by (ii) the conversion price, which initially is $2.50 per share, subject to certain adjustments, such as in the event of (i) combination, stock split, or reclassification of the common stock; (ii)  distribution of dividends; (iii) reclassification, exchange or substitution, (iv) reorganization, merger, consolidation or sales of assets or (iv) the issuance or sale of additional shares of common stock or common stock equivalents. Pursuant to the terms of the Certificate of Designation when in effect, at no time may a holder of shares of Series A Preferred Stock convert into shares of common stock if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder and its affiliates at such time, when aggregated with all other shares of common stock owned by such holder and its affiliates at such time, result in such holder and its affiliates beneficially owning in excess of 9.99% of the then issued and outstanding shares of common stock at such time. However, a holder of Series A Preferred Stock is entitled to waive this cap upon a 61-day notice to us.

Failure to Timely Convert

If within three business days, with respect to our Common Stock being issued upon conversion, and within five business days in the event a new preferred stock certificate is being issued, of our receipt of an executed copy of a conversion notice the transfer agent fails to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder’s conversion of the Series A Preferred Stock or within five trading days fails to issue a new preferred stock certificate representing the number of Series A Preferred Stock to which such holder is entitled, we will pay additional damages to such holder on each trading day after such third or fifth trading day, as the case may be, that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our Common Stock on the last possible date which we could have issued such Common Stock and such preferred stock certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within five trading days of the date incurred, then such payment will bear interest at the rate of 2.0% per month (prorated for partial months) until such payments are made.

For the purposes of this provision with respect to our common stock, the term “closing bid price” shall mean, for any security as of any date, the last closing bid price of such security on the NASDAQ or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock, as applicable.

Liquidation Preference of Series A Preferred Stock

In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding are entitled to receive, out of our assets available for distribution to stockholders, a liquidation preference amount of $2.50 per share for the Series A Preferred Stock, before any payment is made or any assets are distributed to the holders of the common stock or any other junior stock.  If our assets are not sufficient to pay in full the liquidation preference amount payable to the holders of outstanding shares of the Series A Preferred Stock preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. All payments pursuant thereto are to be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by us and reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash is to be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock have been paid in cash the full liquidation preference amount to which such holder is entitled as provided herein.

Series A-1 and A-2 Warrants

Pursuant to the financing we completed on August 21, 2009, we issued a Series A-1 Warrant to purchase 2,060,800 shares of our common stock at an exercise price of $3.00 and a Series A-2 Warrant to purchase 2,060,800 shares of our common stock at an exercise price of $3.75 (collectively, the “Series A Warrants”). The Series A-1 Warrants and the Series A-2 Warrants have three-year and five-year terms, respectively, from issuance date. As of the date of this prospectus, none of the Series A Warrants have been exercised.

Commencing 24 months following the closing of the financing, if the market value of one share of Common Stock is greater than the applicable Series A Warrant Price and the registration statement of which this prospectus forms a part is not in effect as required under the Registration Rights Agreement, in lieu of exercising a warrant by payment of cash, a holder of a Series A Warrant may exercise the warrant by a cashless exercise, in which event we will issue to the holder a number of shares of our Common Stock computed using the following formula:

X = Y – (A)(Y)
B

Where	X =	the number of shares of Common Stock to be issued to the warrant holder.

Y =	the number of shares of Common Stock purchasable upon exercise of all of the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised.

A =	the warrant price.

B =	the per share market value of one share of Common Stock.

In addition, if at any time after the effective date of the Registration Statement, the Registration Statement  ceases to be effective, then, subject to certain exceptions, a holder of a Series A Warrant may exercise the warrant by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

No fractional shares will be issued upon exercise of the Series A Warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share. Pursuant to the terms of the Series A Warrants, we will not effect the exercise of any warrants, and no person who is a holder of any warrant has the right to exercise his/her warrant, if after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our Common Stock. However, a holder of Series A Warrants is entitled to waive this cap upon a 61-day notice to us.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws and articles of incorporation.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws and articles of incorporation provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the NRS and shall indemnify such individuals to the extent permitted by the NRS.  We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “CHNT”. Until August 14, 2009, our common stock was traded under the symbol “EMZG”. The last reported price for our Common Stock on the OTCBB on December 18 , 2009 was $ 5.50 per share.

The following table shows by each fiscal quarter and partial period, where applicable, the range of high and low bid quotations reported by the OTCBB in each fiscal quarter from January 1, 2008 to December 31, 2008, the first, second and third quarters of 2009, and the fourth quarter of 2009 through  December 18 , 2009. There were no reported bids for our common stock during 2007. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year	Period	High	Low

2008	First Quarter	$1.00	$1.00

	Second Quarter	$1.00	$1.00

	Third Quarter	$1.00	$1.00

	Fourth Quarter	$1.00	$1.00

2009	First Quarter	$1.00	$1.00

	Second Quarter	$2.00	$0.75

	Third Quarter	$4.40	$1.25

	Fourth Quarter (through December 18)	$5.25	$3.00

Holders

As of  December 18 , 2009, there were approximately  472 record holders of our common stock.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs. If we ever determine to pay a dividend, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency from China for the payment of such dividends from the profits of the PRC Operating Subsidiaries. We have not paid any cash dividends on shares of our common stock and do not plan to do so in the near future. We currently plan to retain future earnings to fund the development and growth of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

Our 2009 Omnibus Securities and Incentive Plan (the “Plan”) provides for the granting of distribution equivalent rights, incentive stock options, non-qualified stock options, performance share awards, performance unit awards, restricted stock awards, restricted stock unit awards, stock appreciation rights, tandem stock appreciation rights, unrestricted stock awards or any combination of the foregoing, as may be best suited to the circumstances of the particular employee, director or consultant as provided herein (the “Awards”). Certain Awards are intended to qualify as “incentive stock options” within the meaning of our Internal Revenue Code (the “Code”). The Plan was approved by our Board on October 30, 2009, but has not yet been approved by our stockholders.

The total number of shares of our common stock that may be issued under the Plan may not exceed 5,000,000. In connection with the Financing, we agreed that during a period ending on August 20, 2012, such issuances shall not exceed ten percent (10%) of the issued and outstanding shares of Common Stock of the Company in the aggregate.

Equity Repurchases

In connection with the Share Exchange, we repurchased and cancelled 4,400,000 shares of our Common Stock from our then stockholder G. Edward Hancock in June 2009.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification. Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. Our bylaws and articles of incorporation provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the Nevada Revised Statutes and shall indemnify such individuals to the extent permitted by the Nevada Revised Statutes.  We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the Nevada Revised Statutes. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

 Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2008 and December 31, 2007 have been included in this prospectus in reliance upon the report of Bernstein & Pinchuk LLP, an independent registered public accounting firm and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov ..

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2009	December 31, 2008
	(US $)	(US $)
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,900	$2,679
Accounts receivable	2,426	978
Other receivables	896	-
Prepayment and deposit to suppliers	4,073	4,072
Due from related parties	263	109
Due from directors	3	-
Due from Control Group (see note 8)	13	243
Inventories	3	1
Other current assets	11	46
Total current assets	21,588	8,128

Property and equipment, net	838	678
Other long-term assets	45	7
	$22,471	$8,813

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$154	$37
Advances from customers	972	608
Other payables	41	1,333
Accrued payroll and other accruals	200	66
Due to related parties	20	346
Due to Control Group	954	1,149
Due to director	-	10
Taxes payable	3,026	1,746
Total current liabilities	5,367	5,295

Long-term liabilities:
Long-term borrowing from director	128	128
Warrant liabilities (see note 15)	6,428	-

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands, except for number of shares and per share data)

	September 30,	December 31,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Audited)

Stockholders’ equity:
Series A convertible preferred stock, US$0.001 par value; authorized-8,000,000 shares; issued and outstanding-4,121,600 and nil shares at September 30, 2009 and December 31, 2008 respectively (Liquidation preference: $10,304)	4	-
Common stock (US$0.001 par value; authorized-50,000,000 shares; issued and outstanding-15,774,300 shares and 13,790,800 shares at September 30, 2009 and December 31, 2008 respectively)	16	14
Additional paid-in capital	10,404	599
Appropriated retained earnings	304	304
(Accumulated deficit)/unappropriated retained earnings	(296)	2,370
Accumulated other comprehensive income	116	103
Total stockholders’ equity	10,548	3,390

	$22,471	$8,813

See notes to the consolidated financial statements

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands)

	For the nine months ended September 30,		For the three months ended September 30,
	2009	2008	2009	2008
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$27,305	$13,314	$8,126	$6,679
Cost of sales	15,918	8,663	4,029	3,700
Gross margin	11,387	4,651	4,097	2,979

Operating expenses
Selling expenses	3,253	1,103	624	525
General and administrative expenses	1,530	588	614	233
Research and development expenses	347	92	133	28
	5,130	1,783	1,371	786

Income from operations	6,257	2,868	2,726	2,193

Other income (expenses):
Changes in fair value of warrants (see note 15)	(1,289)	-	(1,289)	-
Interest income	9	5	4	3
Other income	8	-	2	-
Other expenses	(100)	(15)	(99)	-
	(1,372)	(10)	(1,382)	3
Income before income tax expense	4,885	2,858	1,344	2,196
Income tax expense	1,653	804	696	581
Net income	3,232	2,054	648	1,615

Other comprehensive income
Foreign currency translation gain	13	71	8	2
Comprehensive income	$3,245	$2,125	$656	$1,617

Net income	$3,232	$2,054	$648	$1,615

Beneficial conversion feature of Series A convertible preferred stock	(5,898)	-	(5,898)	-

Net income (loss) attributable to common shareholders	$(2,666)	$2,054	$(5,250)	$1,615

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (CONTINUED)
(In thousands, except for number of shares and per share data)

	For the nine months ended September 30,		For the three months ended September 30,
	2009	2008	2009	2008
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Earnings /(loss) per share
Earnings (loss) per common share
Basic and diluted	$(0.18)	$0.15	$(0.33)	$0.12

Weighted average number of common shares outstanding:
Basic and diluted	14,495,560	13,790,800	15,774,300	13,790,800

See notes to the consolidated financial statements

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the nine months ended September 30,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$3,232	$2,054
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	134	36
Disposal of fixed assets	19	-
Share-based compensation expenses (see note 25)	190	-
Changes in fair value of warrants (see note 15)	1,289	-
Changes in operating assets and liabilities
Accounts receivable	(1,445)	(550)
Other receivables	(166)	(88)
Prepayment and deposit to suppliers	9	(1,718)
Due from related parties	(154)	(88)
Due from/to Control Group	33	737
Other current assets	33	(47)
Accounts payable	117	(182)
Advances from customers	361	273
Accrued payroll and other accruals	134	8
Due to related parties	(327)	200
Taxes payable	1,275	706
Net cash provided by operating activities	4,734	1,341

Cash flows from investing activities
Purchases of vehicles and office equipment	(310)	(136)
Purchases of Intangible and other long-term assets	(38)	(6)
Net cash used in investing activities	(348)	(142)

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	For the nine months ended September 30,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Cash flows from financing activities
Increase of long-term borrowing from director	-	125
Decrease of short-term loan to third parties	(730)	-
Increase/(decrease) in due to director	(13)	536
Increase/(decrease) in other payables	(1,294)	836
Cancellation and retirement of common stock (see note 17)	(300)	-
Proceeds from issuance of Series A convertible preferred stock and warrants (net of issuance cost of US$ 1,142)	9,162	-
Net cash provided by financing activities	6,825	1,497

Effect of exchange rate fluctuation on cash and cash equivalents	10	78

Net increase in cash and cash equivalents	11,221	2,774

Cash and cash equivalents at beginning of year	2,679	317
Cash and cash equivalents at end of year	$13,900	$3,091

Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$900	$161

See notes to the consolidated financial statements

1.	Organization and principal activities

ChinaNet Online Holdings, Inc. (formerly known as Emazing Interactive, Inc.) (the “Company”), was incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. From the date of the Company’s incorporation until June 26, 2009, when the Company consummated the Share Exchange (as defined below), the Company’s activities were primarily concentrated in web server access and company branding in hosting web based e-games.

On June 26, 2009, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“China Net BVI”), (ii) China Net BVI’s shareholders, Allglad Limited, a British Virgin Islands company (“Allglad”), Growgain Limited, a British Virgin Islands company (“Growgain”), Rise King Investments Limited, a British Virgin Islands company (“Rise King BVI”), Star (China) Holdings Limited, a British Virgin Islands company (“Star”), Surplus Elegant Investment Limited, a British Virgin Islands company (“Surplus”), Clear Jolly Holdings Limited, a British Virgin Islands company (“Clear” and together with Allglad, Growgain, Rise King BVI, Star and Surplus, the “China Net BVI Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China Net BVI (the “China Net BVI Shares”) and (iii) G. Edward Hancock, the principal stockholder of the Company at that time. Pursuant to the terms of the Exchange Agreement, the China Net BVI Shareholders transferred to the Company all of the China Net BVI Shares in exchange for the issuance of 13,790,800  shares (the “Exchange Shares”) of the Company’s common stock (the “Share Exchange”). As a result of the Share Exchange, China Net BVI became a wholly owned subsidiary of the Company and the Company is now a holding company, which through certain contractual arrangements with operating companies in the People’s Republic of China (the “PRC”), is engaged in providing advertising, marketing and communication services to small and medium companies in China through www.28.com (the portal website of the Company’s PRC Variable Interest Entity), TV media and bank kiosks.

The Company’s wholly owned subsidiary, China Net BVI was incorporated in the British Virgin Islands on August 13, 2007. In April 11, 2008, China Net BVI became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Rise King WFOE”). The Company refers to the transactions that resulted in China Net BVI becoming an indirect parent company of Rise King WFOE as the “Offshore Restructuring.” Through a series of contractual agreements, the Company operates its business in China primarily through Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”). Beijing CNET Online owns 51% of Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”). Business Opportunity Online, Beijing CNET Online and Shanghai Borongdingsi, were incorporated on December 8, 2004, January 27, 2003 and August 3, 2005, respectively. From time to time, we refer to them collectively as the “PRC Operating Entities.”

Shanghai Borongdingsi is owned 51% by Beijing CNET Online. Beijing CNET Online and Shanghai Borongdingsi entered into a cooperation agreement in June 2008, followed up with a supplementary agreement in December 2008, to conduct e-banking advertisement business. The business is based on an e-banking cooperation agreement between Shanghai Borongdingsi and Henan provincial branch of China Construction Bank which allows Shanghai Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets throughout Henan Province. The e-banking cooperation agreement has a term of eight years starting August 2008. However, Shanghai Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of an advertisement business license and supporting financial resources. Pursuant to the aforementioned cooperation agreements, Beijing CNET Online committed to purchase equipment, and to provide working capital, technical and other related support to Shanghai Borongdingsi. Beijing CNET Online owns the equipment used in the kiosk business, is entitled to sign contracts in its name on behalf of the business, and holds the right to collect the advertisement revenue generated from the kiosk business exclusively until the recovery of the cost of purchase of the equipment. Thereafter, Beijing CNET Online has agreed to distribute 49% of the succeeding net profit generated from the e-banking advertising business, if any, to the minority shareholders of Shanghai Borongdingsi.

2.	Summary of significant accounting policies

a)	Change of reporting entity and basis of presentation

As a result of the Share Exchange on June 26, 2009, the former China Net BVI shareholders owned a majority of the common stock of the Company.  The transaction was regarded as a reverse merger whereby China Net BVI was considered to be the accounting acquirer as its shareholders retained control of the Company after the Share Exchange, although the Company is the legal parent company.  The share exchange was treated as a recapitalization of the Company.  As such, China Net BVI (and its historical financial statements) is the continuing entity for financial reporting purposes. Pursuant to the terms of the Share Exchange, Emazing Interactive, Inc. was delivered with zero assets and zero liabilities at time of closing. Following the Share Exchange, the company changed its name from Emazing Interactive, Inc.  to ChinaNet Online Holdings, Inc. The financial statements have been prepared as if China Net BVI had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

The accompanying unaudited interim consolidated financial statements include the accounts of the Company, and its subsidiaries and Variable Interest Entities (“VIEs”), China Net BVI, China Net HK, Rise King WFOE, Beijing CNET Online and Business Opportunity Online.  According to the agreements between Beijing CNET Online and Shanghai Borongdingsi, although Beijing CNET Online legally owns 51% of Shanghai Borongdingsi’s interests, Beijing CNET Online only controls the assets and liabilities related to the bank kiosks business, which has been all included in the financial statements of Beijing CNET Online, but not controls other assets of Shanghai Borongdingsi, thus, Shanghai Borongdingsi’s financial statements were not consolidated by the Company.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by US GAAP for annual financial statements. However, management believes that the disclosures are adequate to ensure the information presented is not misleading.

In the opinion of the management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results for the interim periods presented. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in China Net BVI’s audited financial statements on Form 8-K for the fiscal year ended December 31, 2008.   The results of operations for the interim periods presented are not indicative of the operating results to be expected for the Company’s fiscal year ending December 31, 2009.

b)	FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Financial Accounting Standards Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for the Company’s third-quarter 2009 financial statements and the principal impact on the Company’s financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  In order to ease the transition to the Codification, the Company are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

c)	Principles of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.

d)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingencies and results of operations. While management has based their assumptions and estimates on the facts and circumstances existing as of September 30, 2009, final amounts may differ from these estimates.

e)	Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of China Net HK is Hong Kong dollars (“HK$”).  The functional currency of the Company’s PRC operating entities is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC operating entities, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar (“US$”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

f)	Cash and cash equivalents

The Company received net proceeds of approximately US$9,162,000 in its August 2009 financing for continuing business expansion and development in PRC. The Company’s operations in PRC use RMB as its functional currency. The company is subject to the effects of exchange rate fluctuation with respect to any of these currencies.  Among approximately US$22,471,000 total assets of the Company, cash and cash equivalents increased to approximately US$ 13,900,000 as of September 30, 2009.

g)	Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition ” ( Accounting Standards Codification ™ (“ASC” ) Topic 605). In accordance with ASC Topic 605, revenues are recognized when the four of the following criteria are met:  (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Sales

Sales include revenues from reselling of advertising time purchased from TV stations and internet advertising, reselling of internet advertising spaces and other advertisement related resources. No revenue from advertising-for-advertising barter transactions was recognized because the transactions did not meet the criteria for recognition in EITF abstract issue No. 99-17 (“ASC Topic 605, subtopic 20”).  Advertising contracts establish the fixed price and advertising services to be provided.  Pursuant to advertising contracts, the Company provides advertisement placements in different formats, including but not limited to banners, links, logos, buttons, rich media and content integration. Revenue is recognized ratably over the period the advertising is provided and, as such, the Company considers the services to have been delivered. The Company treats all elements of advertising contracts as a single unit of accounting for revenue recognition purposes.  Based upon the Company’s credit assessments of its customers prior to entering into contracts, the Company determines if collectability is reasonably assured.  In situations where collectability is not deemed to be reasonably assured, the Company recognizes revenue upon receipt of cash from customers, only after services have been provided and all other criteria for revenue recognition have been met.

h)	Cost of sales

Cost of sales primarily includes the cost of media advertising time, internet advertisement related resources and other technical services purchased from third parties, labor cost and benefits and PRC business tax.

i)	Advertising costs

Advertising costs are expensed when incurred and are included in “selling expenses” in the statement of income and comprehensive income. For the nine months ended September 30, 2009 and 2008, advertising expenses were approximately US$2,330,000 and US$697,000, respectively.

j)	Income taxes

The Company follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Company had no deferred tax assets and liabilities recognized for the nine months ended September 30, 2009 and 2008, and for the year ended December 31, 2008.

k)	Uncertain tax positions

The Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“ASC Topic 740”). ASC Topic 740 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the nine month ended September 30, 2009 and 2008, and for the year ended December 31, 2008, the Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions.

l)	Share-based Compensation

The Company accounts for stock-based compensation arrangements using the fair value method in accordance with the provisions of the FASB issued Statement of Financial Accounting Standards No, 123 (revised 2004) (Share-Based Payment) (“ASC Topic 718”). ASC Topic 718 is a revision of SFAS 123 (Accounting for Stock-Based Compensation), and supersedes Accounting Principles Beard (“APB”) Opinion No. 25 (Accounting for Stock Issued to Employees). ASC Topic 718 requires that the fair value of share awards issued, modified, repurchased or cancelled after implementation, under share-based payment arrangements, be measured as of the date the award is issued, modified, repurchased or cancelled. The resulting cost is then recognized in the statement of income and comprehensive income over the service period.

The Company periodically issue common stock for acquisitions and services rendered.  Common stock issued in these circumstances is valued at the estimated fair market value.

m)	Earnings / (loss) per share

Earnings / (loss) per share are calculated in accordance with SFAS No. 128, “Earnings Per Share” (“ASC Topic 260”). Basic earnings per share is computed by dividing income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis when the impact is dilutive. The dilutive effect of outstanding common stock warrants is reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive.

3.	Cash and cash equivalents

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Cash	703	131
Deposits with short-term maturities	13,197	2,548
	13,900	2,679

4.	Accounts receivable

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Accounts receivable	2,426	978

All of the accounts receivable are non-interest bearing.  Based on the Company’s assessment of collectability, there has been no allowance for doubtful accounts required in the nine months ended September 30, 2009 and the year ended December 31, 2008.

5.	Other receivables

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Short-term loan to third parties	730	-
Staff advances	166	-
	896	-

The short-term loan to third parties is non-interest bearing and will be collected by the end 2009.

6.	Prepayment and deposit to suppliers

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Contract execution guarantee to TV advertisement and internet resources providers	3,320	2,268
Prepayments to TV advertisement and internet resources providers	676	1,784
Other deposits and prepayments	77	20
	4,073	4,072

Contract execution guarantee to TV advertisement and internet resources providers are paid as a contractual deposit to the Company’s service providers.  These amounts will be used to offset the service fee needs to be paid to the service providers in the last month of each contract period.

According to the contracts signed between the Company and its suppliers, the Company is normally required to pay the contract amount in advance.  These prepayments will be transferred to cost of sales when the related services are provided.

Therefore, management believes that there will not be any collectability issue about these deposits and prepayments, and no allowance for doubtful accounts is required .

7.	Due from related parties

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Beijing Saimeiwei Food Equipment Technology Co., Ltd.	114	49
Beijing Zujianwu Technology Co., Ltd.	14	15
Beijing Xiyue Technology Co., Ltd.	-	7
Beijing Fengshangyinli Technology Co., Ltd	-	15
Beijing Telijie Century Environmental Technology Co., Ltd.	25	-
Soyilianmei Advertising Co., Ltd.	110	23
	263	109

These related parties are directly or indirectly owned by the Control Group (see note 8). The Company provided advertising services to these parties. Due from these parties were outstanding payments for advertising services provided.

8.	Due from Control Group

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Due from Control Group	13	243

Mr. Handong Cheng, Mr. Xuanfu, Liu and Ms. Li Sun, the owners of the Company’s PRC VIEs, Business Opportunities Online, and Beijing CNET Online before the Offshore Restructuring, are collectively referred to as the “Control Group”.

Due from Control Group were short-term, non-interest bearing loan borrowed by the Control Group individuals.

9.	Property and equipment

Property and equipment consist of the following:

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Vehicles	262	90
Office equipment	397	286
Electronic devices	438	437
Total property and equipment	1,097	813
Less: accumulated depreciation	259	135
Total property and equipment, net	838	678

10.	Other payables

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Due to third parties	-	1,255
Others	41	78
	41	1,333

Due to third parties as of December 31, 2008 represents non-interest bearing, working capital loans borrowed by the Company from third parties, which were repaid as of September 30, 2009.

11.	Due to related parties

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Beijing Rongde Information Technology Co., Ltd.	-	292
Beijing Saimeiwei Food Equipments Technology Co., Ltd	16	54
Beijing Telijie Century Environmental Technology Co., Ltd.	4	-
	20	346

The related parties listed above are directly or indirectly owned by the Control Group and the Company provided advertising services to them. The advance payments listed above were received from these parties for advertising services that will be provided in the future.

12.	Due to Control Group

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Due to Control Group	954	1,149

Due to Control Group were amounts paid by Control Group individuals on behalf of the Company which mainly included staff salary, performance bonus and cost of resources purchased.

13.	Taxation

1)	Income tax

i). The Company is incorporated in the state of Nevada.  Under the current law of Nevada, the company is not subject to state corporate income tax.  The Company become a holding company after the Share Exchange and does not conduct any substantial operations of its own. No provision for federal corporate income tax have been made in the financial statements as the Company has no assessable profits for the nine months ended September 30, 2009 or prior periods.

ii). China Net BVI was incorporated in the British Virgin Islands (“BVI”).  Under the current law of the BVI, the Company is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by China Net to its shareholders, no BVI withholding tax will be imposed.

iii). China Net HK was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax have been made in the financial statements as China Net HK has no assessable profits for the nine months ended September 30, 2009. Additionally, upon payments of dividends by China Net HK to its shareholders, no Hong Kong withholding tax will be imposed.

iv).  The Company’s PRC operating entities, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

•
Rise King WFOE is a software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years, which subjects to an application filling by the Company.  Rise King WFOE had a cumulative operating loss for the year ended December 31, 2008. Rise King will file the application for an income tax exemption if it achieves an operating profit for the year ended December 31, 2009.

•
Business Opportunity Online was qualified as a High and New Technology Enterprise in Beijing High-Tech Zone in 2005.  In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which was effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “High and New Technology Enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%.  Business Opportunity Online has not obtained the approval of its reassessment of the qualification as a “High and New Technology Enterprise” under the New EIT law as of September 30, 2009.  Accordingly, Business Opportunity Online accounted for its current income tax using a tax rate of 25% for the nine months ended September 30, 2009 and 2008, and year ended December 31, 2008.  If Business Opportunity Online is able to be re-qualified as a “High and New Technology Enterprise”, it will be entitled to the preferential tax rate of 15%.  Business Opportunity Online will file the application for tax refund to the tax authorities for the fiscal year 2009 after it obtains the approval for its High and New Technology Enterprise qualification.

•	The applicable income tax rate for Beijing CNET Online was 25% for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008.

•
The New EIT also imposed a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China, which were exempted under the previous enterprise income tax law and rules.  A lower withholding tax rate will be applied if there is a tax treaty arrangement between mainland China and the jurisdiction of the foreign holding company. Holding companies in Hong Kong, for example, will be subject to a 5% rate.  Rise King WFOE is invested by immediate holding company in Hong Kong and will be entitled to the 5% preferential withholding tax rate upon distribution of the dividends to its immediate holding company.

2)	Business tax and relevant surcharges

Revenue of advertisement services are subject to 5.5% business tax and 3% cultural industry development surcharge of the gross service income, revenue from reselling of TV advertisement time is subject to 5.5% business tax and 3% cultural industry development surcharge of the net service income after deducting amount paid to ending media promulgators. Revenue of internet technical support services is subjected to 5.5% business tax.  Business tax charged was included in cost of sales.

3)	Value added tax

As a small-scale value added tax payer, revenue from sales of self-developmented software of Rise King WFOE is subjected to 3% value added tax.

As of September 30, 3009 and December 31, 2008, taxes payable consist of:

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Business tax payable	790	556
Culture industry development surcharge payable	292	4
Value added tax payable	3	-
Enterprise income tax payable	1,889	1,132
Individual income tax payable	52	54
	3,026	1,746

14.	Long-term borrowing from director

	September 30,	December 31,
	2009	2008
	US$(‘000)	US$(‘000)

Long-term borrowing from director	128	128

Long-term borrowing from director was a non-interest bearing loan from a director of the Company relating to the long-term investment in the Company’s wholly-owned subsidiary Rise King WFOE.

15.	Warrant liabilities

On August 21, 2009 (the “Closing Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”), with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which the Company sold units, comprised of 10% Series A Convertible Preferred Stock, par value US$0.001 per share (the “Series A preferred stock”), and two series of warrants, for a purchase price of US$2.50 per unit (the “August 2009 Financing”).  The Company sold 4,121,600 units in the aggregate, which included (i) 4,121,600 shares of Series A preferred stock, (ii) Series A-1 Warrants to purchase 2,060,800 shares of common stock at an exercise price of US$3.00 per share with a three-year term, and (iii) Series A-2 Warrants to purchase 2,060,800 shares of common stock at an exercise price of US$3.75 with a five-year term.  Net proceeds were approximately US$9,162,000, net of issuance costs of approximately US$1,142,000.  TriPoint Global Equities, LLC acted as placement agent and received (i) a placement fee in the amount equal to 8% of the gross proceeds and (ii) warrants to purchase up to 329,728 shares of common stock at an exercise price of US$2.50, 164,864 shares at an exercise price of US$3.00 and 164,864 shares at an exercise price of US$3.75, respectively, with a five-year term (“Placement Agent Warrants” and together with the Series A-1 Warrant and Series A-2 Warrant, the “Warrants”).

The Warrants have an initial exercise price which is subject to adjustments in certain circumstances for stock splits, combinations, dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents.  The Warrants may not be exercised if it would result in the holder beneficially owning more than 9.99% of the Company’s outstanding common shares. That limitation may be waived by the holders of the Warrants by sending a written notice to the Company not less than 61 days prior to the date that they would like to waive the limitation.

Accounting for warrants

The Company analyzed the Warrants in accordance to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“ASC Topic 815”) to determine whether the Warrants meet the definition of a derivative under ASC Topic 815 and, if so, whether the Warrants meet the scope exception of ASC Topic 815, which is that contracts issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity shall not be considered to be derivative instruments for purposes of ASC Topic 815.  The Company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“ASC Topic 815 subtopic 40”), which applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by ASC Topic 815 and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.  As a result of adopting ASC Topic 815 subtopic 40, the Company concluded that the Warrants issued in the August 2009 financing should be treated as a derivative liability because the Warrants are entitled to a price adjustment provision to allow the exercise price to be reduced in the event the Company issues or sells any additional shares of common stock at a price per share less than the then-applicable exercise price or without consideration, which is typically referred to as a “Down-round protection” or “anti-dilution” provision.  According to ASC Topic 815 subtopic 40, the “Down-round protection” provision is not considered to be an input to the fair value of a fixed-for-fixed option on equity shares which leads the Warrants to fail to be qualified as indexed to the Company’s own stock and then to fail to meet the scope exceptions of ASC Topic 815. Therefore, the Company accounted for the Warrants as derivative liabilities under ASC Topic 815.  Pursuant to ASC Topic 815, derivatives should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

Fair value of the warrants

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

Allocation of the proceeds at commitment date and re-measurement as of September 30, 2009

As described in Note 16 below, the total proceeds allocated to the Series A-1 Warrants and Series A-2 Warrants were approximately US$4,406,000 as of August 21, 2009, and the re-measured fair value of the warrants as of September 30, 2009 was approximately US$5,503,000.  The changes in fair value of the Series A-1 Warrants and Series A-2 Warrants which are approximately US$1,097,000 were recorded in earnings for the nine and three month period ended September 30, 2009.

Placement Agent Warrants

In accordance with Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering” (“ASC Topic 340 subtopic 10 section S99-1”), “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering.”  In accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued.”  Accordingly, the Company concluded that the warrants issued to the placement agents are directly attributable to the August 2009 financing.  If the Company had not issued the warrants to the placement agent, the Company would have had to pay the same amount of cash as the fair value.  Therefore, the Company deducted the total fair value of the Placement Agent Warrants as of the Commitment Date which was approximately US$733,000 as a deduction of the fair value assigned to the Series A preferred stock.

Since they contain the same terms as the Series A-1 and Series A-2 Warrants, the Placement Agent Warrants are also entitled to the benefits of the “Down-round protection” provisions, which means that the Placement Agent Warrants will also need to be accounted for as a derivative under SFAS 133 (“ASC Topic 815”) with changes in fair value recorded in earnings at each reporting period. As of September 30, 2009, the total fair value of the Placement Agent Warrants were approximately US$925,000, therefore, the changes of the total fair value of the Placement Agent Warrants which were approximately US$192,000 were recorded in earnings for the nine and three month periods ended September 30, 2009.

The following table summarized the above transactions:

	As of September 30, 2009	As of August 21, 2009	Changes in Fair Value
	US$’000	US$’000	US$’000
Fair value of the Warrants:
Series A-1 warrant	2,962	2,236	726
Series A-2 warrant	2,541	2,170	371
Placement Agent Warrants	925	733	192
	6,428	5,139	1,289

16.	Series A Convertible Preferred Shares

Key terms of the Series A preferred stock sold by the Company in the August 2009 financing are summarized as follows:

Dividends

Dividends on the Series A preferred stock shall accrue and be cumulative from and after the issuance date.  For each outstanding share of Series A preferred stock, dividends are payable at the per annum rate of 10% of the Liquidation Preference Amount of the Series A preferred stock.  Dividends are payable quarterly within thirty (30) days following the last Business Day of each August, November, February and May of each year (each, a “Dividend Payment Date”), and continuing until such stock is fully converted. The Company shall have the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each Dividend Payment Date, either (i) in cash, or (ii) by issuing to the holder of Series A preferred stock such number of additional Conversion Shares which, when multiplied by US$2.50 would equal the amount of such quarterly dividend not paid in cash.

Voting Rights

The Series A preferred stock holders are entitled to vote separately as a class on matters affecting the Series A preferred stock and with regard to certain corporate matters set forth in the Series A Certificate of Designation, so long as any shares of the Series A preferred stock remain outstanding. Holders of the Series A preferred stock are not, however, entitled to vote on general matters along with holders of common stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each, a “Liquidation”), the holders of the Series A preferred stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to US$2.50 per share of the Series A preferred stock, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, as of the date of Liquidation (collectively, the “Series A Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If upon the occurrence of Liquidation, the assets thus distributed among the holders of the Series A shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A preferred stock.

Conversion Rights

Voluntary Conversion:

At any time on or after the date of the initial issuance of the Series A preferred stock, the holder of any such shares of Series A preferred stock may, at such holder’s option, subject to the limitations described below in “Conversion Restriction”, elect to convert all or portion of the shares of Series A preferred stock held by such person into a number of fully paid and non-assessable shares of common stock equal to the quotient of Liquidation preference amount of the Series A preferred stock divided by the initial conversion price of US$2.5. The initial conversion price may be adjusted for stock splits and combinations, dividend and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents with lower price or without considerations etc, as stimulated in the Certification of Designations.

Mandatory Conversion:

All outstanding shares of the Series A preferred stock shall automatically convert into shares of common stock, subject to the limitations described below in “Conversion Restriction”, at the earlier to occur of (i) twenty-four month anniversary of the Closing Date, and (ii) at such time that the Volume Weighted Average Price of the Company’s common stock is no less than US$5.00 for a period of ten (10) consecutive trading days with the daily volume of the common stock of at least 50,000 shares per day.

Conversion Restriction

Holders of the Series A preferred stock may not convert the preferred stock to common shares if the conversion would result in the holder beneficially owning more than 9.99% of the Company’s outstanding shares of common stock. That limitation may be waived by a holder of the Series A preferred stock by sending a written notice to the Company on not less than 61 days prior to the date that they would like to waive the limitation.

Registration Rights Agreement

In connection with the Financing, the Company entered into a registration rights agreement (the “RRA”) with the Investors in which the Company agreed to file a registration statement (the “Registration Statement”) with the SEC to register the shares of common stock underlying the Series A preferred stock (the “Conversion Shares”) and the Warrants (the “Warrant Shares”), thirty (30) days after the closing of the Financing.  The Company has agreed to use its best efforts to have the Registration Statement declared effective within 150 calendar days after filing, or 180 calendar days after filing in the event the Registration Statement is subject to a “full review” by the SEC.

The Company is required to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  The Company will pay liquidated damages of 2% of each holder’s initial investment in the Units sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid with respect to any securities being registered that the Company are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415.

The Company evaluated the contingent obligation related to the RRA liquidated damages in accordance to Financial Accounting Standards Board Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“ASC Topic 825 subtopic 20”), which required the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies” (“ASC Topic 450”).  The Company concluded that such obligation was not probable to incur based on the best information and facts available as of September 30, 2009.  Therefore, no contingent obligation related to the RRA liquidated damages was recognized as of September 30, 2009.

Security Escrow Agreement

The Company entered into a securities escrow agreement with the Investors (the “Escrow Agreement”), pursuant to which Rise King Investment Limited, a British Virgin Islands company (the “Principal Stockholder”), initially placed 2,558,160 shares of Common Stock (the “Escrow Shares”) into an escrow account.  Of the Escrow Shares, 1,279,080 shares (equivalent to 50% of the Escrow Shares) are being held as security for the achievement of audited net income equal to or greater than $7.7 million for the fiscal year 2009 (the “2009 Performance Threshold”) and the remaining 1,279,080 of the Escrow Shares are being held as security for the achievement of audited net income equal to or greater than $14 million for the fiscal year 2010 (the “2010 Performance Threshold”).

If the Company achieves at least 95% of the applicable Performance Threshold, all of the Escrow Shares for the corresponding fiscal year shall be returned to the Principal Stockholder. If the Company achieves less than 95% of the applicable Performance Threshold, the Investors shall receive in the aggregate, on a pro rata basis (based upon the number of shares of Series A preferred stock or conversion shares owned by each such Investor as of the date of distribution of the Escrow Shares), 63,954 shares of the Escrow Shares for each percentage by which the applicable Performance Threshold was not achieved up to the total number of Escrow Shares for the applicable fiscal year.  Any Escrow Shares not delivered to any investor because such investor no longer holds shares of Series A preferred stock or conversion shares shall be returned to the Principal Stockholder.

For the purposes of the Escrow Agreement, net income is defined in accordance with US GAAP and reported by the Company in its audited financial statements for each of the fiscal years ended 2009 and 2010; provided, however, that net income for each of fiscal years ended 2009 and 2010 shall be increased by any non-cash charges incurred (i) as a result of the Financing , including without limitation, as a result of the issuance and/or conversion of the Series A preferred stock, and the issuance and/or exercise of the Warrants, (ii) as a result of the release of the Escrow Shares to the Principal Stockholder and/or the investors, as applicable, pursuant to the terms of the Escrow Agreement, (iii) as a result of the issuance of ordinary shares of the Principal Stockholder to Messrs. Handong Cheng and Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”), upon the exercise of options granted to the PRC Shareholders by the Principal Stockholder, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the Financing, (v) the exercise of any warrants to purchase common stock outstanding and (vi) the issuance under any performance based equity incentive plan that the Company adopts.

Fair Value of the Series A preferred stock:

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

Accounting for the Series A preferred stock

The Series A preferred stock has been classified as permanent equity as there was no redemption provision at the option of the holders that is not within the control the Company on or after an agreed upon date. The Company evaluated the embedded conversion feature in its Series A preferred stock to determine if there was an embedded derivative requiring bifurcation.  The Company concluded that the embedded conversion feature of the Series A preferred stock does not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument.

Allocation of the proceeds at commitment date and calculation of beneficial conversion feature

The following table summarized the allocation of proceeds to the Series A preferred stock and the Warrants:

	Gross proceeds Allocated	Number of Instruments	Allocated value per instrument
	US$ (‘000)		US$

Series A-1 Warrant	2,236	2,060,800	1.08
Series A-2 Warrant	2,170	2,060,800	1.05
Series A preferred stock	5,898	4,121,600	1.43
Total	10,304

In accordance to the schedule above, the unit price is: [1.08*50%+1.05*50%+1.43] = US$2.50 per unit.

The Company then evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series A preferred stock with the fair value of the common stock at the commitment date.  The Company concluded that the fair value of common stock was greater than the operable conversion price of Series A preferred stock at the commitment date and the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock.  In accordance to ASC Topic 470, subtopic 20, if the intrinsic value of beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series A preferred stock.  Accordingly, the total proceeds allocated to Series A preferred stock were allocated to the beneficial conversion feature with a credit to Additional paid-in capital upon the issuance of the Series A preferred stock.  Since the Series A preferred stock may convert to the Company’s common stock at any time on or after the initial issue date, all discount was immediately recognized as a deemed dividend and a reduction to net income attributable to common shareholders.

According to Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering” (“ASC Topic 340 subtopic 10 section S99-1”), “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering”.  And in accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued”.  Accordingly, the Company deducted the direct issuing cost paid in cash which were approximately US$1,142,000 from the assigned fair value to the Series A preferred stock.

The movement of balance of the Series A preferred stock presented on the consolidated balance sheet is as follows:

	Par Value	Additional paid in capital
	US$ (‘000)	US$ (‘000)

Series A preferred stock-Balance as of July 1, 2009	-	-
Proceeds allocated to Series A preferred stock as of August 21, 2009	4	5,894
Allocation of proceeds to beneficial conversion feature	(4)	(5,894)
Recognize the beneficial conversion feature as deemed dividend	4	5,894
Deduction of issuing cost paid in cash	-	(1,142)
Deduction of fair value of the Placement Agent Warrant	-	(733)
Series A preferred stock-Balance as of September 30, 2009	4	4,019

17.	Reverse merger and common stock (reclassification of stockholders’ equity)

In a reverse acquisition the historical shareholder’s equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.

Pursuant to the terms of Share Exchange Agreement, the China Net BVI shareholders transferred to the Company all of the China Net BVI shares in exchange for the issuance of 13,790,800 shares of the Company’s common stock. Accordingly, the Company reclassified its common stock and additional paid-in-capital accounts for the year ended December 31, 2008.

Immediately prior to the Share Exchange, 4,400,000 shares of the Company’s outstanding common stock were cancelled and retired.  China Net BVI also deposited $300,000 into an escrow account, which amount was paid to Emazing’s principal stockholder, who owned the 4,400,000 shares as a result of the Share Exchange having been consummated.

18.	Additional paid-in capital

The movement of balance of the Series A preferred stock presented on the consolidated balance sheet is as follows:

Additional paid-in capital
US$(‘000)

Balance as of July 1, 2009	447
Share-based payment	40
Total movement of Series A preferred stock in additional paid-in capital (note 16)	4,019
Allocation of proceeds to beneficial conversion feature	5,898
Series A preferred stock-balance as of September 30, 2009	10,404

19.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC operating entities. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC operating entities only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC operating entities.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Rising King WFOE was established as a wholly-owned foreign invested enterprise and therefore is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. China Net Beijing and Business Opportunity Online were established as a domestic invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC operating entities  are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC operating entities as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$ 1,035,000 as of September 30, 2009.

20.	Related party transactions

	Nine months ended September 30,
	2009	2008
	US$(‘000)	US$(‘000)

Advertising revenue from related parties:
-Beijing Saimeiwei Food Equipment Technology Co., Ltd,	1,232	187
-Beijing Zujianwu Technology Co., Ltd.	-	33
-Beijing Fengshangyinli Technology Co., Ltd.	72	95
-Soyilianmei Advertising Co., Ltd.	539	247
-Shiji Huigu Technology Investment Co., Ltd	-	1
-Beijing Telijie Cleaning Technology Co., Ltd.	15	53
-Beijing Telijie Century Environmental Technology Co., Ltd.	127	29
-Beijing Rongde Information Technology Co., Ltd.	-	214
	1,985	859

	Three months ended September 30,
	2009	2008
	US$(‘000)	US$(‘000)

Advertising revenue from related parties:
-Beijing Saimeiwei Food Equipment Technology Co., Ltd,	345	107
-Beijing Zujianwu Technology Co., Ltd.	-	11
-Beijing Fengshangyinli Technology Co., Ltd.	11	47
-Soyilianmei Advertising Co., Ltd.	111	122
-Shiji Huigu Technology Investment Co., Ltd	-	-
-Beijing Telijie Cleaning Technology Co., Ltd.	-	21
-Beijing Telijie Century Environmental Technology Co., Ltd.	55	20
-Beijing Rongde Information Technology Co., Ltd.	-	146
	522	474

21.	Employee defined contribution plan

Full time employees of the Company in the PRC participate in a government  mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$ 118,000 and US$ 77,000 for the nine months ended September 30, 2009 and 2008, respectively.

22.	Commitments

The following table sets forth the Company’s contractual obligations as of September 30, 2009:

	Rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(‘000)	US$(‘000)	US$(‘000)	US$(‘000)

Three months ended December 31, 2009	-	33	4,483	4,516
Year ended December 31,
-2010	260	-	244	504
-2011	260	-	-	260
Total	520	33	4,727	5,280

23.	Segment reporting

Based on the criteria established by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“ASC Topic 280”), as of September 30, 2009, the Company mainly operated in five principal segments: TV advertising, internet advertising, bank kiosk advertising, internet advertising resources resell and internet information management. Internet information management is a new product and business segment of the Company, which was officially launched in August 2009. It is an intelligence software that is based on our proprietary search engine optimization technology which helps our clients gain an early warning in order to identify and respond to potential negative exposure on the internet. The following tables present summarized information by segments.

	Nine months ended September 30, 2009
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	IIM	Others	Intersegment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	12,601	14,299	21	1,088	38	713	(1,455)	27,305
Cost of sales	3,396	12,218	2	1,008	2	34	(742)	15,918
Total operating expenses	4,175	485	99	-	-	*992	(621)	5,130
Including: Depreciation and amortization expense	31	36	62	-	-	5	-	134
Operating income(loss)	5,030	1,596	(80)	80	36	(313)	(92)	6,257

Changes in fair value of warrants (See note 15)	-	-	-	-	-	(1,289)	-	(1,289)

Expenditure for long-term assets	169	135	-	-	-	136	(92)	348
Net income (loss)	3,333	1,557	(80)	80	36	(1,602)	(92)	3,232

*Including US$190,000 share-based compensation expenses (See note 25).

	Three months ended September 30, 2009
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	IIM	Others	Intersegment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	4,730	3,114	1	243	38	421	(421)	8,126
Cost of sales	1,241	2,534	2	232	2	18	-	4,029
Total operating expenses	1,063	177	21	-	-	*439	(329)	1,371
Including: Depreciation and amortization expense	12	12	21	-	-	4	-	49
Operating income(loss)	2,426	403	(22)	11	36	(36)	(92)	2,726

Changes in fair value of warrants (See note 15)	-	-	-	-	-	(1,289)	-	(1,289)

Expenditure for long-term assets	133	118	-	-	-	88	(92)	247
Net income (loss)	1,654	386	(22)	11	36	(1,325)	(92)	648
Total assets at 9/30/2009	10,359	5,985	355	-	-	9,868	(4,096)	22,471

*Including US$40,000 share-based compensation expenses (See note 25).

	Nine months ended September 30, 2008
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	IIM	Others	Intersegment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	7,317	3,882	-	2,115	-	-	-	13,314
Cost of sales	2,853	3,272	-	2,538	-	-	-	8,663
Total operating expenses	1,139	643	-	-	-	1	-	1,783
Including: Depreciation and amortization expense	15	21	-	-	-	-	-	36
Operating income(loss)	3,325	(33)	-	(423)	-	(1)	-	2,868

Expenditure for long-term assets	29	112	-	-	-	1	-	142
Net income (loss)	2,546	(68)	-	(423)	-	(1)	-	2,054

	Three months ended September 30, 2008
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	IIM	Others	Intersegment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	2,963	2,223	-	1,493	-	-	-	6,679
Cost of sales	658	1,862	-	1,180	-	-	-	3,700
Total operating expenses	549	236	-	-	-	1	-	786
Including: Depreciation and amortization expense	4	10	-	-	-	-	-	14
Operating income(loss)	1,756	125	-	313	-	(1)	-	2,193

Expenditure for long-term assets	8	111	-	-	-	1	-	120
Net income (loss)	1,214	89	-	313	-	(1)	-	1,615
Total assets at 9/30/2008	5,230	3,159	-	-	-	137	(1,623)	6,903

Due to the exchange rates used to convert RMB to US dollar for the nine months and three months ended September 30, 2009 and 2008 are the respective average exchange rates prevailing during each reporting period which are differ from each other, the converted US dollars amount in the above tables contains exchange rate effects for each reporting period.

24.	Earnings (Loss) per share

Basic and diluted earnings (loss) per share for each of the periods presented are calculated as follows:

	Nine months ended September 30,		Three months ended September 30,
	2009	2008	2009	2008
	US$(‘000)	US$(‘000)	US$(‘000)	US$(‘000)
	(Unaudited)		(Unaudited)
	(Amount in thousands except for the number of shares and per share data)		(Amount in thousands except for the number of shares and per share data)
Numerator:
Net income (loss) attributable to common shareholders-basic and diluted	(2,666)	2,054	(5,250)	1,615
Denominator:
Weighted average number of common shares outstanding-basic and diluted	14,495,560	13,790,800	15,774,300	13,790,800

Basic and diluted earnings (loss) per share	$(0.18)	$0.15	$(0.33)	$0.12

All share and per share data have been retroactively adjusted to reflect the recapitalization of the Company after the Share Exchange Agreement.

As of September 30, 2009, a total of 4,121,600 convertible preferred shares and a total of 4,781,056 outstanding warrants have not been included in the calculation of diluted earnings (loss) per share in order to avoid any anti-dilutive effect.

25.	Share-based compensation expenses

On June 26, 2009, the Company issued 300,000 shares of common stock to TriPoint Capital Advisors, LLC, and 300,000 shares of common stock to Richever Limited, respectively, that the Company’s board of directors previously approved for the financial consulting and corporate development services that they provided.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 600,000 shares issued were valued at $0.25 per share, the closing bid of the Company’s common stock on the date of issue.  Therefore, total aggregate value of the transaction that we recognized was US$150,000, which was recorded in general and administrative expenses as share-based compensation expenses.

On June 17, 2009, the Company engaged J and M Group, LLC (“J&M”) to provide investor relations services. The initial term of the agreement is for one year.  As additional compensation, the Company agreed to issue J&M 120,000 shares of the Company’s common stock that vest 10,000 shares every 30 days. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 120,000 shares issued on June 17, 2009 were valued at $0.15 per share, the closing bid of the Company’s common stock on the date of issue.  Therefore, total aggregate number of shares granted to J&M vested as of September 30, 2009 was 30,000 shares.  Total aggregate value of the transaction that the Company recognized in the nine and three months ended September 30, 2009 were US$4,500, which were recorded in general and administrative expenses as share-based compensation expenses. Going forward the cost of these shares will be expensed as they vest.

On July 1, 2009, the Company engaged Hayden Communications International, Inc. (“HC”) to provide investor relations services. The initial term of the agreement is for one year.  As additional compensation, the Company agreed to issue HC 80,000 shares of the Company’s common stock that vest on a straight line basis over the contract period. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 80,000 shares issued on July 1, 2009 were valued at $1.75 per share, the closing bid of the Company’s common stock on the date of issue.  Therefore, total aggregated number of shares granted to HC vested as of September 30, 2009 was 20,000 shares.  Total aggregate value of the transaction that the Company recognized in the nine and three months ended September 30, 2009 were US$35,000, which were recorded in general and administrative expenses as share-based compensation expenses. Going forward the cost of these shares will be expensed as they vest.

26.	Subsequent events

The Company did not have any significant subsequent events as of September 30, 2009.

CHINA NET ONLINE MEDIA GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Pages

Report of independent registered public accounting firm	F-1

Consolidated balance sheets as at December 31, 2008 and 2007	F-2

Consolidated statements of operations and comprehensive income for the years ended
December 31, 2008 and 2007	F-3

Consolidated statements of cash flows for the years ended December 31, 2008 and 2007	F-4

Consolidated statements of changes in stockholders’ equity for the years ended
December 31, 3008 and 2007	F-5

Notes to the consolidated financial statements	F-6

B&P

Bernstein & Pinchuk

ACCOUNTANTS AND CONSULTANTS

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors and Stockholders of
China Net Online Media Group Limited

We have audited the accompanying consolidated balance sheets of China Net Online Media Group Limited, ("the Company") as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income, stockholders' equity, and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Bernstein & Pinchuk LLP

New York, NY
May 25, 2009

Bernstein & Pinchuk LLP
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CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As at December 31,
	2008	2007
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	2,679	317
Accounts receivable	978	211
Other receivables	-	190
Prepayment and deposit to suppliers	4,072	419
Due from related parties	109	-
Due from Control Group (see Note 1)	2 4 3	416
Due from director s	-	513
Inventories	1	4
Other current assets	4 6	7
Total current assets	8,128	2,077

Property and e quipment, net	678	164
Intangible asset, net	-	1
Other long - term assets , net	7	-
	8,813	2,242
Liabilities and Stockholders ’ Equity
Current liabilities:
Accounts payable	37	302
Advances from customers	608	122
Other payables	1, 333	4
Accrued p ayroll and other accruals	66	42
Due to related parties	346	22
Due to Control G roup (See Note 1)	1,149	561
Due to director	10	-
Taxes payable	1,746	768
Total current liabilities	5,295	1, 821

Long-term borrowing from director	128	-

Stockholders ’ equity:

Common stock ( $ 1 par value at December 31, 2008 ; Authorized-50,000 shares at December 31, 2008 ; Issued and outstanding-10,000 shares at December 31, 2008 )	10	-
Additional paid-in cap ital	603	515
Appropriated retained earnings	304	67
Unappropriate d retained earnings (deficit)	2,370	(193)
Accumulated other comprehensive income	103	32
Total stockholders ’ equity	3,390	421

	8,813	2,242

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)

	For the Year s Ended December 31,
	2008	2007
	(US $)	(US $)

Sales	21,508	7,570
Cost of sales	13,786	4,674
Gross m argin	7,722	2,896

Operating expenses
Selling expenses	2,705	2,1 3 2
General and administrative expenses	1,041	410
Research and development expenses	202	106
	3,948	2,648
Income from operations	3,774	248

Other income (ex pense):
Interest income	8	2
Other income	-	-
Other expense	(20)	(61)
	(12)	(59)
Income before income tax expense	3,762	189
Income tax expense	962	4 05

Net income (loss)	2,800	(216)

Other comprehensive income
Foreign currency translation gain	71	15
Comprehensive income (loss)	2,871	(201)

Earnings (loss) per share
Earnings (loss) per share
Basic and diluted	280	(22)

Weighted average number of common shares outstanding
Basic and diluted	10,000	10,000

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year s ended December 31,
	2008	2007
	(US $)	(US $)
Cash flows from operating activities
Net income ( loss )	2,800	(216)
Adjustments to reconcile net income (loss) to net cash provide d by operating activities
Depreciation and Amortization	77	25
Disposal of fixed assets	6	61
Changes in operating assets and liabilities
Accounts r eceivable	(741)	(186)
Other receivables	200	63
Prepayment and deposit to suppliers	(3,570)	(292)
Due from related parties	(107)	-
Due from/(to) Control G roup	749	122
Other current assets	(33)	(11)
Accounts payables	(281)	159
Advances from customers	471	114
Accrued payroll and other accr uals	21	21
Due to related parties	317	21
Taxes payable	912	676
Net cash provided by operating activities	821	557

Cash flows from investing activities
Purchases of vehicles and office equipment	(490)	(102)
Purchases of Intangible and other long-term assets	(7)	(1)
Net cash used in investing activities	(497)	(103)

Cash flows from financing activities
Increase of long term borrowing from director	126	-
Increase of paid-in capital in VIEs	-	263
( Increase )/decrease in due from d irector s	548	(492)
Increase/(decrease) in other payables	1,307	(9)
Net cash provided by (used in) financing activities	1, 981	(238)

Effect of exchange rate fluctuation on cash and cash equivalents	57	14

Net increase in cash and cash equivalents	2,362	230
Cash and cash equivalents at beginning of year	317	87
Cash and cash equivalents at end of year	2,679	317

Supplemental disclosure of cash flow information

Interest paid	-	-
Income taxes paid	673	13

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except for number of shares)

	Number of common stock	Common stock	Additional paid-in Capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Total shareholder s ’ equity

		US $	US $	US $	US $	US $	US $

Balance at January 1, 2007	-	-	241	4	86	17	348

Increase of paid-in capital of VIE	-	-	274	-	-	-	274

Net loss for the year	-	-	-	-	(216)	-	(216)

Statutory surplus reserve appropriated	-	-	-	63	(63)	-	-

Foreign currency translation adjustment	-	-	-	-	-	1 5	15

Balance at December 31, 2007	-	-	515	67	(193)	32	421

Balance at January 1, 2008	-	-	515	67	(193)	32	421

Issue of common stock	10,000	10	-	-	-	-	10

Increase of paid-in capital of VIE	-	-	88	-	-	-	88

Net income for the year	-	-	-	-	2,800	-	2,800

Statutory surplus reserve appropriated	-	-	-	237	(237)	-	-

Foreign currency translation adjustment	-	-	-	-	-	71	71

Balance at December 31, 2008	10,000	10	603	304	2,370	103	3,390

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

The accompanying consolidated financial statements include the accounts of China Net Online Media Group Limited (the “Company”), and its subsidiaries and Variable Interest Entities (“VIEs”), CNET Online Technology Co., Ltd. (“CNET Online Hong Kong”), Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”), Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”), Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“28.com”).  The Company and its subsidiaries and VIEs are collectively referred to as the “Group”.  Details of the Company’s subsidiaries and VIEs are as follows:

China Net Online Media Group Limited (the “Company”) was established in the British Virgin Islands (“BVI”) on August 13, 2007. The Company itself has no significant business operations and assets other than holds equity interests in its subsidiaries and VIEs through a series of reorganization activities described below (the “Reorganization”).

CNET Online Technology Co., Ltd. (“CNET Online Hong Kong) was established as an Investment Holding Company by the Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on September 4, 2007.

Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”) was established as a wholly foreign owned enterprise on January 17, 2008 in Beijing, the PRC by CNET Online Hong Kong.  The registered capital of Rise King Century is HK$ 1,000,000 (equal to USD127,674). Rise King Century is principally engaged in developing and selling of computer software and providing related technical supports and business consulting services to its VIEs.

Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”) was established as a limited liability company on January 27, 2003 in Beijing, the PRC. The registered capital of CNET Online is RMB1,000,000 (equal to USD 120,675). CNET Online is principally engaged in reselling of TV advertising time purchased from TV stations to small & medium franchisors in the franchise industry.

CNET Online Beijing signed a cooperation agreement in June 2008 and followed up with a supplementary agreement in December 2008 with Shanghai Borongdingsi Computer Technology Co., Ltd. (“Borongdingsi”) to conducting bank kiosk advertisement business. The business is based on a franchise agreement between Borongdingsi and Henan provincial branch of China Construction Bank which allows Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets across its business outlets throughout Henan province. The franchise agreement was termed eight years starting August 2008.

However, Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of advertisement business license and supporting financial resources. Pursuant to the agreements signed between CNET Online Beijing and Borongdingsi, CNET Online Beijing committed to purchasing equipment, providing working capital, technical and other related supports to this business.  CNET Online Beijing owns the equipment and is entitled to signing contracts in its name, collecting the advertisement revenue generated from this business exclusively until the recovery of the purchase cost of the equipment. The succeeding net profit generated from the business, if any, will be distributed to CNET Online Beijing and three individual shareholders of Borongdingsi at a proportion of 51% and 49% respectively. Acc ording to the above agreements and facts, although CNET Online Beijing legally owns 51% of Borongdingsi ’ s interests, CNET Online Beijing only controls the assets and liabilities related to the bank kiosk business, which has been all included in CNET Online  Beijing ’ s financial statements , but not control s  other assets of Borongdingsi ’ s, thus, Boro ngdingsi ’ s financial statements w ere  not consolidated by the Company.

Business Opportunity Online (Beijing) Network Technology Co., Ltd (“28.com”) was established as a limited liability company on December 8, 2004 in Beijing, the PRC. The original registered capital of 28.com is RMB 1,000,000 (equal to USD 120,678) and was increased to RMB 3,000,000 (equal to USD394,123) in July, 2007. 28.com is principally engaged in providing internet advertising services and related technical support services on its portal website www.28.com and reselling of internet advertisement resources purchased from other portal websites in bulk to small & medium franchisors in the franchise industry.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CNET Online Beijing and 28.com were commonly controlled by the same three shareholders, with ownership of 46% by Mr. Handong CHENG, 36% by Mr. Xuanfu LIU and 18% by Ms. Li SUN respectively (collectively “the Control Group”) prior to a reorganization (“the Reorganization”) in October, 2008.

In order to comply with PRC laws and regulations which prohibit foreign control of companies in certain industries and in contemplation of a reverse acquisition (“Acquisition”) with a public shell company in the United States by the Company, effective control over CNET Online Beijing and 28.com was transferred to Rise King Century (the wholly-owned subsidiary of the Company) through a series of contractual arrangements without transferring legal ownership in CNET Online Beijing and 28.com (see Note 2). As a result of these contractual arrangements, Rise King Century maintained the ability to approve decision made by CNET Online Beijing and 28.com and was entitled to substantially all of the economic benefits of CNET Online Beijing and 28.com.  Therefore, the Company consolidates CNET Online Beijing and 28.com in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and its related interpretations (including but not limited to Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority—Owned Subsidiaries”, and FASB Interpretation No. 46R., “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”)) and Regulation S-X 3A-02.  Immediately before and after the Reorganization, the Control Group controlled CNET Online Beijing and 28.com, therefore the Reorganization is accounted for as a transaction between entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the period presented.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries and VIEs. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.  From January 1, 2007 through October 31, 2008, the financial statements are under combined basis, because CNET online and 28.com was under the same management of the Control Group and from October 31, 2008 through December 31, 2008, the financial statements are under consolidated basis.

PRC laws and regulations restrict foreign ownership of companies that provide internet content or information services. To comply with these foreign ownership restrictions, the Company operates its internet advertising services in the PRC through CNET Online Beijing and 28.com, which are entities legally owned by the Control Group, and hold the license and approvals to provide internet content and information services in the PRC. In October 2008, a series of agreements were entered into amongst Rise King Century (a wholly-owned subsidiary of the Company), CNET Online Beijing, 28.com and the Control Group, providing Rise King Century the ability to control CNET Online Beijing and 28.com, including its financial interest as described below.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CNET Online Beijing and 28.com entered into a ten year “Exclusive Business Cooperation Agreement” with Rise King Century to appoint Rise King Century as its exclusive services provider to provide comprehensive technical support, business support and related consulting services. CNET Online Beijing and 28.com pay the consulting and service fees which equal to 100% of the net profit, respectively to Rise King Century within the effective period of the “Exclusive Business Cooperation Agreement.

To ensure CNET Online Beijing and 28.com to fully fulfill their obligations under the “Exclusive Business Cooperation Agreement”, the Control Group signed the “Equity Interest Pledge Agreement” and the “Power of Attorney” with Rise King Century to pledge all of its interests in both CNET Online Beijing and 28.com to Rise King Century respectively, and irrevocably authorized Rise King Century as sole exclusive agent to act on their behalf to exercise the rights relating to its shareholding, including but not limited to voting rights, within the effective period of the “Exclusive Business Cooperation Agreement”.  CNET Online Beijing and 28.com as parties of this agreement agreed to the grant by the Control Group of the Equity Interest Pledge and exercising shareholding rights to Rise King Century.

The Control Group also signed an “Exclusive Interest Purchase Option Agreement” with Rise King Century respectively to ensure that the Control Group irrevocably agreed that, on the condition that it is permitted by the PRC laws, Rise King Century has the right to purchase, or designate one or more persons to purchase the Control Group’s equity interests in CNET Online Beijing and 28. com once or at multiple times at any time in part or in whole at Rise King Century’s sole and absolute discretion and at the agreed price stipulated in the agreement.  CNET Online Beijing and 28.com as a party of this agreement respectively agreed to the grant by the Control Group of the Exclusive Equity Interest Purchase Option to Rise King Century.

The controlling shareholder of the Company is Rise King Investments Limited, a company registered in BVI, (“Rise King BVI”), who holds 55% of the Company’s common stock. The sole registered shareholder of Rise King BVI, Mr. Yang LI, who owns 10,000 common stock of Rising King BVI, entered into slow-walk agreements with the Control Group individuals respectively, pursuant to which, upon the satisfaction of certain conditions, the Control Group individuals have the option to purchase up the 10,000 shares of Rise King BVI, (4,600 by Mr. Handong CHENG, 3,600 by Mr. Xuanfu Liu and 1,800 by Ms. Li SUN) owned by Mr. Yang LI, at a purchase price of US$ 1 per share (the par value of Rise King BVI’s common stock).  Under the terms of the slow-walk agreement, the Control Group will have the right to purchase the shares as follows: (1) one-third of the shares when the Group will generate at least RMB 100,000,000 of the gross revenue for twelve months commencing from January 1, 2009 to December 31, 2009 (the “Performance Period I”);  (2) one-third of the shares when the Group will generate at least RMB 60,000,000 of the gross revenue for six months commencing from January 1, 2010 to June 30, 2010 (the “Performance Period II); (3) one-third of the shares when the Group generates at least RMB 60,000,000 of the gross revenue for six months commencing from July 1, 2010 to December 31, 2010 (the “Performance Period III”).  In the event that the Group does not achieve the performance targets specified above, then the Control Group individuals may exercise the Option at the Alternative Exercise Price (which is US$ 2 per share), on the date that the Acquisition has been completed or abandoned.  Each Control Group individual may purchase one-third of the total number of shares that he or she is eligible to purchase under the slow-walk agreement upon the satisfaction of each condition described above. If the Control Group individuals purchase all shares eligible for purchase under the slow-walk agreement, the Control Group will become the Company’s controlling shareholders.

The Control Group individuals also entered an Entrustment Agreement with Rise King BVI collectively, pursuant to which, based on the 55% equity interest held in the Group directly or indirectly, Rise King BVI entrusts the Control Group to manage the Group companies to the extent provided below:

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Rise King BVI irrevocably authorizes the Control Group act on behalf of Rise King BVI, as the exclusive agents and attorneys with respect to all matters concerning Rise King BVI’s Shareholding, during the validity period of this Agreement, including the rights as below:

●	Attending the shareholders’ meeting;

●
Exercising all the shareholder’s rights and shareholder’s voting rights enjoyed by Rise King BVI under the laws and the articles of associations of the Company and each Group Companies, (collectively “the Group”) including without limitation voting for and making decisions on the increase or reduction of the authorized capital/registered capital, issuing company bonds, merger, division, dissolution, liquidation of the Group or change of Group’ type, amendment to the articles of association of the Group.

●	Designating and appointing the legal representatives (the chairman of the Board), directors, supervisors, general managers and other senior officers of the Group.

The Control Group also agrees and confirms that each of them shall act in concert with one another when exercising all of their rights (including but not limited to the voting rights) authorized to them in this Agreement.

The Entrustment Period commences on the execution date of this agreement and shall be effective within a period of 10 years.  During the Entrustment period, this agreement shall not be rescinded or terminated by any party unless unanimously agreed by all parties.

With the above agreements, The Company demonstrated its ability to control CNET Online Beijing and 28.com, which are under the common control and management of the Control Group after the Reorganization.

Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of CNET Online Hong Kong is Hong Kong dollars (“HK$”).  The functional currency of the Company’s PRC VIEs is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC VIEs, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar (“U.S. dollar”). A ssets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using aver age rates prevailing during e ach reporting period , and shareholder s ' equity is translated at historical exchange rates.   Adjustments resulting from the translation are recorded as a separate component of accumulate d other comprehensive income in shareholder s ’   equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

                                  The exchange rates applied are as follows:

	2008	2007
Year end RMB exchange rate	6.8542	7.3141
Average RMB exchange rate	6.962 3	7.6172

No representa tion is made that the RMB amounts could have been, or could be, converted into U.S. dollars at   the rates used in translation ..

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

e)	Accounts receivable

Acc ounts receivable are recorded at net realizable value consisting of the carrying amount   less an allowance for uncollectible accounts   as needed . The allowance for doubtful accounts is the Group ’ s best estimate of the amount of proba ble credit losses in the Group ’ s existing accounts receivable.   The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of colle ction have been exhausted and the potential for recovery is considered remote.   The Group d id not have any off-balance-sheet credit exposure relating   to its customers , suppliers or others . As of December 31, 2008 and 2007 , management has determined that no   allowance for doubtful accounts is required.

f)	Inventories

Inventories, consisting mainly of low value consumable articles are stated at the lower of cost or market value. Inventories are charged to expense when being withdrawn.

g)	Property and equipment

Veh icle ,   office E quipment and electronic devices

Vehicles ,   office equipment and electronic devices are recorded at cost less accumulated depreciation .   Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Vehicles	5 years
Office equipment	3- 5 years
Electronic devices	5 years

Depreciation expense is included in selling expenses, research and development expenses and general and administrative ex penses.

When vehicles , office equipment   and electronic devices are   retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received th ereon.   M aintenance and repairs which do not improve or exten d the expected useful lives of the assets are charged to expense s as incurred.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumst ances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. There were no impairment losses in the years ended December 31, 2008 and 2007 .

h)	Fair value of financial instruments

The carrying amounts of cash and cash equivalent s , accounts receivables from third and related parties ,   other receivables, amount due from Control Group and director, other current assets, accounts payable, other payables and amount due to related parties, Control Group and director approximate their fair values due to their short term nature.

The fair value   is estimated by discounting the future cash flow using an int erest rate which approximated the rate for which the financial institution would charge borrowers with similar credit ratings and remaining maturities.

i)	Revenue recognition

The Group's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition”. (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Advertising Revenue

Advertising revenues include revenues from reselling of advertising time purchased from TV stations and internet advertising, reselling of internet advertising spaces and sponsored search services. No revenue from advertising-for-advertising barter transactions was recognized because the transactions did not meet the criteria for recognition in EITF abstract issue no 99-17.  Advertising contracts establish the fixed price and advertising services to be provided.  Pursuant to advertising contracts, the Group provides advertisement placements in different formats, including but not limited to banners, links, logos, buttons, rich media and content integration. Revenue is recognized ratably over the period the advertising is provided and, as such, the Group considers the services to have been delivered. The Group treats all elements of advertising contracts as a single unit of accounting for revenue recognition purposes.  Based upon the Group’s credit assessments of its customers prior to entering into contracts, the Group determines if collectability is reasonably assured.  In situations where collectability is not deemed to be reasonably assured, the Group recognizes revenue upon receipt of cash from customers, only after services have been provided and all other criteria for revenue recognition have been met.

j)	Cost of revenue

Cost of sales primarily includes services and media resources purchased from third parties, labor cost and benefits and PRC business tax.

k)	Advertising cost

Advertising costs are expensed when incurred and are included in “selling expenses” in the statement of operations. For the years ended December 31, 2008 and 2007, advertising expenses were approximately US$1,937,000 and US$1,790,000 respectively.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

l)	Resear ch and development expenses

Research and development expenses, related to both present and future service offerings are charged to operations as incurred.  Expenses for research and development for the years ended December 31, 2008 and 2007 were approximately US$202,000 and US$106,000 respectively.

m)	Lease

Leases are classified at the inception date as either a capital lease or an operating lease.  For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lesser at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital lease for any of the periods stated herein.

n)	Income taxes

The Group follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the periods stated herein.

o)	Uncertain tax positions

The Group adopted Financial Accounting Standards Board I nterpretation No.  48, Accounting for Uncertainty in Income Taxes (“ FIN 48” ), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a ta x return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, account i ng for income taxes in interim period s, and income tax disclosures. For the year ended December 31, 2008 and 2007 , the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncer tain tax positions.

p)	Earning per share

Earning per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

q)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompany ing consolidated balance sheets   are the cumulative foreign currency translation adjustment s ..

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

r)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedin gs and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standards (“ SFAS” ) No.  5, “ Accounting for Contingencies” , the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably esti mated. Historically, the Group has not experienced any materi al service   liability claims.

s)	Recently issued accounting pronouncements

FASB Statement No. 157 (“ SFAS No. 157” )

In September 2006, the FASB issued SFAS No. 157 , Fair Value Measurements , which defines fair value, provides a framework for measuring fair v alue, and expands the disclosures required for fair value measurements.   SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Although management will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 159 (“ SFAS No. 159” )

In February 2007, the FASB issued SFAS No. 159 , Fair Value Option for Financial Assets and Financial Liabilities .  SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for the Group on January 1, 2008, although earlier adoption is permitted.   Although management will continue to evaluate the application of SFAS No. 159, management does not currently believe the adoption of SFAS No. 159 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 1 60 (“ SFAS No. 1 60 ” )

On December 4, 2007 the FASB issued SFAS No. 160 , “ Non-controlling Interests in Consolidated Financial Statements – An   Amendment of ARB No. 51 ” ( “ SFAS160 ” ). SFAS 160 establishes new accounting and reporting standards for the non - controlling   interest in a subsidiary and for the deconsolidation of a subsi diary. Specifically, this statement requires the   recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from   the parent ’ s equity. The amount of net income attributable to the non-contro lling interest will be included in consolidated net   income on the face of the income statement. SFAS 160 clarifies that changes in a parent ’ s ownership interest in a subsidiary that   do not result in deconsolidation are equity transactions if the parent ret ains its controlling financial interest. In addition, this   statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss   will be measured using the fair value of the non-controlling equity in vestment on the deconsolidation date. SFAS 160 also   includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is   effective for fiscal years, and interim periods within those fiscal years, beg inning on or after December 15, 2008. Earlier   adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 160, management does not currently believe the adoption of SFAS No. 160 will have a material impact on the Group’s results of operations or financial position.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FASB   statement No. 1 41R (“ SFAS No. 1 41(R) ” )

On December 4, 2007 the FASB issued SFAS No. 141 (Revised 2007), “ Business Combinations ” (SFAS 141(R)). SFAS 141(R)   will significantly change the accounting for b usiness combinations. Under SFAS 141(R) an acquiring entity will be required to   recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.   SFAS 141(R) will change the accounting tr eatment for certain specific item, including:

• Acquisition costs will be generally expensed as incurred;
• Non-controlling interests (formerly known as “ minority interests ” ) will be valued at fair value at the acquisition date;
• Acquired contingent liab ilities will be recorded at fair value at the acquisition date and subs equently measured at either the   higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
• In process research and development will be reco rded at fair value as an indefinite-lived intangible asset at the acquisition   date;
• Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date;
• Changes in deferred tax asset valuation allowa nces and income tax uncertainties after the acquisition date generally will   affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. The statement applies prospectively to   business combinations for which th e acquisition date is on or after the beginning of the first annual reporting period beginning   on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 141(R), management does not currently believe the adoption of SFAS No. 141R will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 1 61 (“ SFAS No. 1 61 ” )

In March 2008, the FASB issued SFAS No. 161, “ Disclosures About Derivative Instruments and Hedging Activities ” ( “ SFAS161 ” ), an amendment of FASB Statement No.133. The new standard requires enhanced disclosures to help investors better   understand the effect of an entity ’ s derivative instruments and related hedging activities on i ts financial position, financial   performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods   beginning after November 15, 2008, with early application encouraged. Although management will continue to evaluate the application of SFAS No. 161, management does not currently believe the adoption of SFAS No. 161 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 1 62 (“ SFAS No. 1 62 ” )

In May 2008, the FASB issued SFAS No. 162, “ The Hierarchy of Generally Accepted Accounting Principles ” ( “ SFAS 162 ” ) .   SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation   of financial statement s of nongovernmental entities that are presented in conformity with generally accepted accounting   principles in the United States. This new standard shall be effective 60 days following the Securities and Exchange   Commission ’ s approval of the Public Compan y Accounting Oversight Board amendments to AU Section 411, “ The Meaning of   Present Fairly in Conformity With General Accepted Accounting Principles ” . Although management will continue to evaluate the application of SFAS No. 162, management does not currently believe the adoption of SFAS No. 162 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 1 63 (“ SFAS No. 1 63 ” )

In May 2008, the FASB issued SFAS No. 163, “ Accounting for Financial Guarantee Insuran ce Contracts – an interpretation of   FASB Statement No. 60 ” ( “ SFAS 163 ” ). The scope of SFAS163 is limited to financial guarantee insurance (and reinsurance)   contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. Although management will continue to evaluate the application of SFAS No. 163, management does not currently believe the adoption of SFAS No. 163 will have a material impact on the Group’s results of operations or financial position.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

t)	Significant risks

Policy risk

Internet Industry

Internet content providers (ICP) are under strict supervision, and are not opened up to foreign merchants temporarily. As the Company’s PRC VIE, 28.com is not owned by foreign enterprise, ICP certificate of 28.com will not be cancelled.

Bank kiosk advertisement

In June 2008 CNET Online Beijing signed cooperative agreements with Shanghai Borongdingsi Computer Technology Co., Ltd. (“Borongdingsi”) to conduct bank kiosk advertisement business. The business is based on a franchise agreement between Borongdingsi and Henan provincial branch of China Construction Bank which allows Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets across Henan province. If proved successful, the business will be expanded across nation-wide branches. The franchise agreement was for a term of eight years starting August 2008. However, a risk lies in that China Banking Regulatory Commission may introduce polices that it is not allowed to broadcast TV advertisement in banking business outlets.

Revenue risk

According to the Group’s understanding of the internet industry, there is periodicity in this industry, especially periodicity for development of the internet. As we can see from with emergence and application of new technology, existing technology and mode may change.

In accordance to the related Advertisement Law of PRC, the Group, as a publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement.  For commercial franchise business in China, the franchiser needs to file an application with the Ministry of Commence, PRC or its local branches.  When a franchiser needs to issue an advertisement through the Group, the Group shall check the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement.  The Internet information services regulations and anti unfair competition regulations have similar requirements on Internet advertisement publishers.  However, even the Group checked all required documents according to the law and made judgments based on its best knowledge, the Group is still not able to fully detect the facts when its customers made dishonest statements about the contents of the advertisement published or going to be published by the Group and there is no mandatory requirement that the Group shall be responsible for the franchiser’s business activities.  Under this circumstance, although the Group has fully fulfilled the obligations required by the law, the Group may still be censured by the public who do not have the full knowledge of the situation for involving in “falsely advertising to deceive or mislead consumers”. This will cause a negative impact on the Group’s reputation and may lead negative impact on the Group’s performance.

Technical and Safety risk

Prevention of stealing for core technology : The Group applied for protection of property rights to protect its technology to the extent possible.

Safety of the internet: The internet is always attacked by hackers. The Group takes many measures to prevent its internet system from being intruded.

Besides prevention in technology, investment in equipment is also necessary. A perfect safety system and backup system can prevent safety risk in operation. Of course the possibility of invasion of virus always exists. The Group pays great attention to prevent it.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Internet electronic business system: self-help terminal for internet business operation is convenient for customers. At the same time, lawbreakers may intrude into bank business systems or steal customer information. The Group takes measures to avoid technical leaks, so to promote safe operation of the system.

Credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivables and other receivable. The Group places its cash and cash equivalents, amounted to approximately US$ 2,548,000 and US$ 296,000 as at December 31, 2008 and 2007 with financial institutions that management believes is of high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Foreign currency risk

A majority of the Group’s sales and expenses transactions and a significant portion of the Group’s assets and liabilities are denominated in Renminbi (“RMB”). RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

3.	Cash and cash equivalents

At December 31, 2008 and 2007, cash and cash equivalents consists of:

	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Cash	131	21
Deposit s with short-term maturities	2,548	296
Total	2,679	317

4.	Due from related parties

At December 31, 2008 and 2007, Due from related parties consists of:

	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Beijing Saimeiwei Food Equipment Technology Co., Ltd.	4 9	-
Beijing Zujianwu Technology Co., Ltd .	1 5	-
Beijing Xiyue Technology Co., Ltd.	7	-
Beijing Fengshangyinli Technology Co., Ltd	15	-
Soyilianmei Advertising Co., Ltd.	23	-
	109	-

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties. Due from these parties were outstanding payment for advertising services provided.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Due from Control Group

	December 31,
	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Due from Control Group	24 3	41 6

Due from Control Group were short-term, non-interest bearing loan borrowed by the Control Group individuals.

6.	Prepayment and deposit to suppliers

At December 31, 2008 and 2007, prepayment and deposit to suppliers consist of:

	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Performance deposit to TV advertisement providers	2,268	-
Prepayment to TV advertisement and internet resources providers	1,784	359
Other deposits and prepayments	20	60
	4,072	419

Performance guarantee to TV advertisement providers is paid as a contractual deposit to the TV advertisement service providers.  These amounts will be used to offset the service fee need to be paid to the service providers in the last month of each contract period. Therefore, management believes that there will not be any collectability issue about these balances and no allowance for doubtful accounts is required .

According to the contracts signed between the Group and its suppliers, the Group is normally required to pay the contract amount in advance.  These repayments will be transferred to cost of sales when the related services are provided.

Therefore, management of the Group believes that there will not be any collectability issue about these deposits and prepayments, and no allowance for doubtful accounts is required .

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Property and equipment

                At December 31, 2008 and 2007, Property and equipment   consist of the following:

	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Vehicles	90	75
Office equipment	286	143
Electronic devices	437	-
Total proper t y and equipment	81 3	218
Less: accumulated depreciation	135	54
Total proper t y and equipment , net	678	164

8.	Other payables

At December 31, 2008 and 2007, other payables consist of the following:

	200 8	200 7
	US $( ’ 000)	US $( ’ 000)

Due to third parties	1,255	-
Others	78	4
	1, 333	4

Due to third parties as of December 31, 2008 represents a working capital loan borrowed by the Group which will be paid off in 2009.

9.	Due to related parties

At December 31, 2008 and 2007, due to related parties consist of the fol lowing:

	2008	2007
	US $ ( ’ 000)	US $ ( ’ 000)

Beijing Rongde Information Technology Co., Ltd.	292	-
Beijing Saimeiwei Food Equipments Technology Co., Ltd	54	-
Soyilianmei Advertising Co., Ltd.	-	2 2
	34 6	2 2

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties.  Due to these parties were advance payments paid by these parties to the Group for advertising services that will be provided in the following year.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Due to Control Group

	December 31,
	2008	2007
	US $( ’ 000)	US $( ’ 000)

Due to Control Group	1,149	5 61

Due to Control Group were amount paid by Control Group individuals on behalf of the Group which mainly included staff salary, performance bonus and cost of sales.

11.	Taxation

a)	Income tax

i). The Company is incorporated in the BVI.  Under the current law of the BVI, the Company is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

ii). CNET Online Hong Kong was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax have been made in the financial statements as CNET Online Hong Kong has no assessable profits for the years ended December 31, 2008 and 2007 respectively. Additionally, upon payments of dividends by CNET Online Hong Kong to its shareholders, no Hong Kong withholding tax will be imposed.

iii).  The Company’s PRC subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

●
Rise King Century is a newly established software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years. Rise King Century is exempt from EIT in 2008.

●
28.com was qualified as a High and New Technology Enterprise in Beijing High-Tech Zone and was entitled to a preferential tax rate of 15% and is further entitled to a three year EIT exemption for its first three years of operations and a 50% reduction of its applicable EIT rate for the exceeding three years.  The exemption tax holiday for 28.com was from fiscal year 2005 to 2007.

In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which was effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%. 28.com has not obtained the approval of its reassessment of the qualification as a “High and New Technology enterprise” as of December 31, 2008.  Therefore, 28.com accounted for its current income tax using a tax rate of 25% for the year ended December 31, 2008.

●	The applicable income tax rate for CNET Online Beijing was 25% and 33% for the years ended December 31, 2008 and 2007 respectively.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	The applicable income tax rate for CNET Online Beijing was 25% and 33% for the years ended December 31, 2008 and 2007 respectively.

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the year ended December 31, 2008 and 2007 respectively:

	2008	2007
	US$(’000)	US$(’000)

PRC federal statutory tax rate	25%	33%
Taxable income	3,762	189
Computed expected income tax expense	941	62
Non-deductible expenses	21	550
Effect of tax holidays	-	(207)
	962	405

b)	Business tax and relevant surcharges

Revenue of advertisement services are subject to 5.5% business tax and 3% cultural industry development surcharge of the gross service income, revenue from reselling of TV advertisement time is subject to 5.5% business tax and 3% cultural industry development surcharge of the net service income after deducting amount paid to ending media promulgators. Revenue of internet technical support services is subjected to 5.5% business tax.  Business tax charged was included in cost of sales.

At December 31, 2008 and 2007, taxes payable consists of:

	2008	2007
	US$(’000)	US$(’000)

Business tax payable	556	258
Culture industry development surcharge payable	4	32
Enterprise Income tax payable	1,132	467
Individual Income tax payable	54	11
	1,746	768

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Long-term borrowing from director

	December 31,
	2008	2007
	US$(’000)	US$(’000)

Long-term borrowing from director	128	-

Long-term borrowing from director was non-interest bearing loan borrowed from director of the Group in relating to the long-term investment to the Company’s wholly-owned subsidiary CNET Online Hong Kong.

13.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiary and VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiary and VIEs.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Rising King Century was established as a wholly-owned foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. CNET Online Beijing and 28.com were established as a domestic invested enterprise and therefore is subject to the above mandated restrictions on distributable profit

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets to the Company.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$ 907,000 as of December 31, 2008.

14.	Sales and cost of sales

For the years ended December 31, 2008 and 2007, sales and cost of sales consists of:

	2008	2007
	US$(’000)	US$(’000)
Sales
- Internet advertising	11,292	7,570
- TV advertising	7,007	-
- Internet advertising resources resell	3,081	-
- Bank kiosk advertisement	128	-
	21,508	7,570
Cost of sales
- Internet advertising	4,671	4,674
- TV advertising	5,939	-
- Internet advertising resources resell	3,154	-
- Bank kiosk advertisement	22	-
	13,786	4,674
Gross margin
- Internet advertising	6,621	2,896
- TV advertising	1,068	-
- Internet advertising resources resell	(73)	-
- Bank kiosk advertisement	106	-
	7,722	2,896

15.	Related party transactions

At December 31, 2008 and 2007, related party transactions consist of:

	2008	2007
	US$(’000)	US$(’000)
Advertising revenue from related parties:
-Beijing Saimeiwei Food Equipment Technology Co., Ltd,	423	65
-Beijing Zujianwu Technology Co., Ltd.	34
-Beijing Fengshangyinli Technology Co., Ltd.	159	-
-Soyilianmei Advertising Co., Ltd.	449	105
-Beijing Telijie Cleaning Technology Co., Ltd.	53	65
-Shiji Huigu Technology Investment Co., Ltd	-	11
-Beijing Telijie Century Environmental Technology Co., Ltd.	53	65
-Beijing Rongde Information Technology Co., Ltd.	276	-
	1,447	311

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Employee defined contribution plan

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$ 106,000 and US$ 69,000 for the years ended December 31, 2008 and 2007 respectively.

17.	Commitments

The following table sets forth the Group’s contractual obligations as of December 31, 2008:

	Rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(’000)	US$(’000)	US$(’000)	US$(’000)

For the year ended December 31,
-2009	260	133	17,903	18,296
-2010	260	-	1,459	1,719
-2011	260	-	1,459	1,719
Total	780	133	20,821	21,734

18.	Segment reporting

Based on the criteria established by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Group mainly operated in four principal segments: TV advertising, internet advertising, internet advertising resources resell and bank kiosk advertising. The following tables present summarized information by segments.

	Year ended December 31, 2008
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	11,292	7,007	128	3,081	-	-	21,508
Cost of sales	4,671	5,939	22	3,154	-	-	13,786
Total operating expenses	2,923	1,006	9	-	10	-	3,948
Including:
Depreciation and amortization expense	21	34	22	-	-	-	77
Operating income(loss)	3,698	62	97	(73)	(10)	-	3,774

Expenditure for long-term assests	41	23	431	-	2	-	497
Net income (loss)	2,068	669	73	-	(10)	-	2,800
Total assets	6,794	5,037	414	-	128	(3,560)	8,813

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2007
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	7,570	-	-	-	-	-	7,570
Cost of sales	4,674	-	-	-	-	-	4,674
Total operating expenses	2,648	-	-	-	-	-	2,648
Including:
Depreciation and amortization expense	25	-	-	-	-	-	25
Operating income	248	-	-	-	-	-	248

Expenditure for long-term assests	103	-	-	-	-	-	103
Net loss	(216)	-	-	-	-	-	(216)
Total assets	2,242	-	-	-	-	-	2,242

19.  Subsequent event

(a)
The Group signed new contracts with the internet resources providers and TV advertisement providers in 2009, which engaged the Group contractual obligations of US$5,880,000 and US$243,000 in year 2009 and 2010 respectively.

(b)
In April 19 2009, some franchisors were reported by China Central Television (“CCTV”) to engage in fraudulent franchise business and the report also mentioned that the Company’s PRC VIE, 28.com was suspected of being an accomplice in such frauds by posting franchisors' advertisement on its internet advertisement platform.

As for this matter, per the PRC Advertising Law, the Group as the publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement. For commercial franchise business in China, the franchiser needs to file an application with the Ministry of Commerce PRC or its local branches through the system http://txjy.syggs.mofcom.gov.cn/. When a franchiser issues an advertisement through the Group, the Group shall check the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement. The internet information services regulations and anti unfair competition regulations have similar requirements for internet advertisement publishers. Based on the laws and regulations above, there is no mandatory requirement that the company shall be responsible for the franchiser’s business activities. But it is still possible that 28.com is required to assume civil and administrative responsibilities per Articles 37 and 38 of the PRC Advertising Law, subject to further investigation of competent authorities.

Under Article 37 of PRC Advertising Law in the case of fraudulent advertisement should advertisement publisher have been convicted guilty, the publisher’s proceeds would be confiscated and it would be subject to an additional fine within one to five times of the proceeds. Should there be a serious violation, the competent authorities shall order the advertisement publisher to shut down business; once the violation constitutes a crime, the publisher may even assume certain criminal responsibilities ..

Under Article 38 of PRC Advertising Law in the case of fraudulent advertisement that is misleading to the extent that the consumers' interests are infringed, the advertiser shall assume certain civil responsibilities. The advertisement publisher who has designed, made or published the advertisement, and is aware of, or is presumed to be aware of, the frauds in the advertisement, shall assume joint civil responsibilities with the advertiser. If the advertisement publisher could not provide the genuine name and address of the advertiser, it shall assume all of the civil responsibilities.

The Group and its majority owned subsidiaries are not aware of any significant potential liabilities regarding this matter.

Thus far 28.com has not concluded whether any laws were violated, which is subject to further investigation of competent authorities.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

8,363,200 Shares

Common Stock

CHINANET ONLINE HOLDINGS, INC.

Prospectus